UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Newmark Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 5, 2021

Dear Stockholder:

It is my pleasure to inform you that our 2021 Annual Meeting of Stockholders (the “Annual Meeting”) will be conducted online on Friday, December 17, 2021, commencing at 11:00 a.m. (local time). Our Board of Directors will once again conduct the Annual Meeting as a virtual meeting in light of the COVID-19 pandemic and because it believes that a virtual meeting will enable increased stockholder accessibility, while improving meeting efficiency and reducing costs. Stockholders will be able to listen, vote, and submit questions from their home or any remote location with Internet connectivity. Information on how to participate in the Annual Meeting can be found on page 3 of the Proxy Statement.

This year, we are once again taking advantage of the Securities and Exchange Commission rule that allows companies to provide their stockholders with access to proxy materials on the Internet. On or about November 5, 2021, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders informing them that our Proxy Statement, Annual Report for the fiscal year ended December 31, 2020 and voting instructions are available online. As more fully described in that Notice, all stockholders may choose to access our proxy materials on the Internet or may request to receive paper copies of the proxy materials. This allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials, while providing our stockholders with access to the proxy materials in a fast and efficient manner.

During the Annual Meeting, you will be asked to consider and vote upon (i) the election of four directors; (ii) a vote on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021; (iii) an advisory vote on executive compensation; and (iv) such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Whether or not you are able to participate in the Annual Meeting, it is important that your shares be represented. Please vote your shares using the Internet or the designated toll-free telephone number, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy or voting instruction card you will receive in response to your request. Please refer to the section entitled “Voting Via the Internet, by Telephone, or by Mail” on page 2 of the Proxy Statement for a description of these voting methods.

Sincerely,

Howard W. Lutnick
Chairman of the Board of Directors

Newmark Group, Inc.

125 Park Avenue

New York, New York 10017

Notice of 2021 Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that our 2021 Annual Meeting of Stockholders will be held on Friday, December 17, 2021, commencing at 11:00 a.m. (local time), for the following purposes:

(1)	To elect four (4) directors to hold office until the next Annual Meeting and until their successors are duly elected and qualified;

(2)	To hold a vote on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021;

(3)	To hold an advisory vote on executive compensation; and

(4)	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only holders of record of our Class A common stock or our Class B common stock at the close of business on October 18, 2021 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. If you plan to participate in the Annual Meeting, please see the instructions under “Participating in the Annual Meeting” beginning on page 3 of the accompanying Proxy Statement. Stockholders will be able to listen, vote, and submit questions from their home or from any remote location that has Internet connectivity. Please see the instructions for voting under “Voting Via the Internet, by Telephone, or by Mail” beginning on page 2 of the accompanying Proxy Statement. There will be no physical location for stockholders to attend. Stockholders may only participate online by logging in at www.virtualshareholdermeeting.com/nmrk2021.

By Order of the Board of Directors,

CAROLINE A. KOSTER

Corporate Secretary

November 5, 2021

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO PARTICIPATE IN

THE ANNUAL MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE USING THE

INTERNET OR THE DESIGNATED TOLL-FREE TELEPHONE NUMBER

OR BY REQUESTING A PAPER OR E-MAIL COPY OF THE PROXY MATERIALS AND

COMPLETING AND RETURNING BY MAIL THE PROXY OR VOTING INSTRUCTION CARD

YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST.

Newmark Group, Inc.

125 Park Avenue

New York, New York 10017

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of our Board of Directors for use at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Newmark Group, Inc. (the “Company,” “Newmark,” “we,” “us,” or “our”) to be held on December 17, 2021, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of 2021 Annual Meeting of Stockholders. There will be no physical location for stockholders to attend. Stockholders may only participate online by logging in at www.virtualshareholdermeeting.com/nmrk2021. Our Annual Report for the fiscal year ended December 31, 2020 (the “2020 Annual Report”), accompanies this Proxy Statement. The Notice of Internet Availability of Proxy Materials is expected to be mailed to stockholders on or about November 5, 2021.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 17, 2021:

On or about November 5, 2021, we will begin mailing a notice, called the Notice of Internet Availability of Proxy Materials (the “Notice”), to our stockholders advising them that this Proxy Statement, the 2020 Annual Report and voting instructions can be accessed over the Internet at www.proxyvote.com. You may then access these proxy materials over the Internet, or you may request that a printed copy of the proxy materials be sent to you. If you want to receive a paper or e-mail copy of these proxy materials, you must request one over the Internet at www.proxyvote.com, by calling toll free 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com. There is no charge to you for requesting a copy. Please make your request for a copy on or before December 3, 2021 to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via e-mail unless you change your election.

If you have not done so already, please help us protect the environment by signing up for electronic delivery for all future proxies and related materials. It takes just five easy steps:

1.	Go to www.proxyvote.com.
2.

Type in the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials and click “Submit.”

3.	On the right side, click “Sign up for E-delivery” under “Go Paperless.”
4.	Fill out your email address, create a PIN, and click “Next.”
5.	Review the Description of Service and click “Enroll in E-Delivery.”

INFORMATION ABOUT VOTING

Who Can Vote

The close of business on October 18, 2021 has been fixed as the record date (the “Record Date”) for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Only holders of record as of that date of shares of our Class A common stock, $0.01 par value per share (the “Class A common stock”), or of our Class B common stock, $0.01 par value per share (the “Class B common stock”), are entitled to notice of and to vote at the Annual Meeting. Our Class A common stock and our Class B common stock will vote together as a single class on all matters to come before the Annual Meeting and are sometimes collectively referred to herein as our “Common Equity.”

Each share of our Class A common stock entitles the holder thereof to one vote per share on each matter presented to stockholders for approval at the Annual Meeting. Each share of our Class B common stock entitles the holder thereof to 10 votes per share on each matter presented to stockholders for approval at the Annual Meeting. The collective voting power represented by the shares of our Class A common stock and our Class B common stock issued and outstanding on the Record Date is referred to as the “Total Voting Power.” On the Record Date, there were 190,891,277 shares of our Class A common stock and 21,285,533 shares of our Class B common stock, for a total of 212,176,810 Class A and Class B shares of our Common Equity, outstanding and entitled to vote, with a Total Voting Power of 403,746,607 votes.

Voting Via the Internet, by Telephone, or by Mail

Stockholders of Record

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record” of those shares, and the Notice of Internet Availability of Proxy Materials is being sent directly to you by the Company. If you are a stockholder of record, you can vote your shares in one of two ways: either by proxy or online during the Annual Meeting. If you choose to vote by proxy, you may do so by using the Internet (please visit www.proxyvote.com and follow the instructions), or by calling the designated toll-free number (1-800-690-6903), or by requesting a printed copy of our proxy materials and completing and returning by mail the proxy or voting instruction card you will receive in response to your request. Whichever method you use, each valid proxy received in time will be voted during the Annual Meeting in accordance with your instructions.

Beneficial Owners of Shares Held in Street Name

If your shares are held in a securities brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and the Notice is being forwarded to you by your broker, bank or nominee, who is considered the stockholder of record of those shares. As a beneficial owner, you have the right to direct your broker, bank or nominee on how to vote the shares held in your account. You may also vote using the Internet. Please visit www.proxyvote.com and follow the instructions, or, if you request printed proxy materials, you will receive voting instructions from your broker, bank or nominee describing the available processes for voting your stock.

Revocation of Proxies

A stockholder’s voting on the Internet or by telephone or by completing and returning a proxy or voting instruction card will not affect such stockholder’s right to participate in the Annual Meeting and to vote during such time. Any stockholder who votes on the Internet or by telephone or submits an executed proxy or voting instruction card has a right to revoke the proxy at any time before it is voted by taking any of the following actions:

•	advising Caroline A. Koster, our Corporate Secretary, in writing of such revocation;

•	changing the stockholder’s vote on the Internet or by telephone;

•	executing a later-dated proxy or voting instruction card which is delivered prior to the Annual Meeting; or

•	participating in the Annual Meeting online and voting during such time.

Participation in the Annual Meeting will not in and of itself constitute revocation of a proxy.

Quorum

The required quorum for the transaction of business at the Annual Meeting is a majority of the Total Voting Power, which shares must be present online or represented by proxy during the Annual Meeting.

Broker Non-Votes

If you are a beneficial owner whose shares are held by a broker, bank or other nominee, you must instruct the broker, bank or nominee how to vote your shares. If you do not provide voting instructions, your shares will not be voted on proposals on which brokers do not have discretionary authority. This is called a “broker non-vote.”

Required Vote

With respect to Proposal 1, directors are elected by a plurality of the votes cast. With respect to Proposals 2 and 3, the affirmative vote of the holders of a majority of the Total Voting Power present online or represented by proxy at the Annual Meeting and entitled to vote on the proposals is required. Withheld votes will have no effect on the vote on Proposal 1, and abstentions will have the same effect on the votes as votes against on Proposals 2 and 3. Broker non-votes will have no effect on the votes on Proposals 1 and 3. Additionally, there will not be broker non-votes with regard to Proposal No. 2 as it is a routine matter pursuant to which brokers may exercise discretionary voting authority. Thus, your broker or nominee may vote on your behalf with regard to Proposal No. 2, whether or not you provide voting instructions. Shares not voted in the discretion of your broker or nominee will have the same effect as votes against this proposal.

Participating in the Annual Meeting

You are entitled to participate in the Annual Meeting only if you were a Newmark stockholder of record or a beneficial owner of shares of our Class A common stock or our Class B common stock as of the close of business on the Record Date, October 18, 2021, or you hold a valid proxy for the Annual Meeting. Our Annual Meeting will be a completely virtual meeting. There will be no physical meeting location. The meeting will be conducted only via live webcast.

To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/nmrk2021 and enter the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the voting instruction card that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 10:45 a.m. (local time) on December 17, 2021. The meeting will begin promptly at 11:00 a.m. (local time) on December 17, 2021.

The virtual meeting platform is fully supported across browsers (Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

If you want to submit your question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/nmrk2021, type your question into the “Ask a Question” field, and click “Submit.” Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, individual transactions, product or service issues, or other matters not relevant to investors generally, are not pertinent to meeting matters and therefore will not be answered.

Voting Procedures for Newmark 401(k) Plan Participants

Pursuant to the trust agreement governing our Newmark 401(k) Plan (the “401(k) Plan”), the trustee of our 401(k) Plan will not, except as otherwise required by law, vote shares of our Class A common stock held in the trust as to which the trustee has not received voting instructions from 401(k) Plan participants.

Other Information

Unless specified otherwise, the proxies will be voted FOR the election of all the nominees to serve as our directors, FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, and FOR the approval, on an advisory basis, of the resolution on executive compensation. In the discretion of the proxy holders, the proxies will also be voted for or against such other matters as may properly come before the Annual Meeting. Management is not aware of any other matters to be presented for action at the Annual Meeting.

Our principal executive offices are located at 125 Park Avenue New York, New York 10017, and our telephone number is (212) 372-2000.

This Proxy Statement is accompanied by the 2020 Annual Report, which includes the Company’s Form 10-K for the year ended December 31, 2020 that we have previously filed with the Securities and Exchange Commission (the “SEC”) and that includes our audited financial statements. We file reports, proxy statements and other information with the SEC. These filings are available to the public on the SEC website at www.sec.gov. In addition, our website at www.ir.nmrk.com provides ongoing information about the Company, including documents filed by us with the SEC. To obtain documents from us, please direct requests in writing or by telephone to Newmark Group, Inc., 125 Park Avenue New York, New York 10017, phone: (212) 372-2000, Attention: Corporate Secretary. We will send you the requested documents without charge; however, a reasonable fee will be charged for exhibits that you request. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Proxy Statement.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) is currently composed of four members. Our Board, upon recommendation of our independent directors, has nominated four persons for election as directors at the Annual Meeting. All of the nominees are currently members of our Board. Information with respect to the four nominees for election as directors is set forth below. All of the nominees are to be elected at the Annual Meeting and to serve until their successors are duly elected and qualified. All of the nominees listed below are expected to serve as directors if they are elected. If any nominee should decline or be unable to accept such nomination or to serve as a director (an event which our Board does not now expect), our Board reserves the right to nominate another person or to vote to reduce the size of our Board. In the event another person is nominated, the proxy holders intend to vote the shares to which the proxy relates for the election of the person nominated by our Board. There is no cumulative voting for directors.

Information About Our Directors

Name	Age	Director Since	Biographies
Howard W. Lutnick	60	2017	Mr. Lutnick has served as our Chairman since 2016. As Chairman, Mr. Lutnick serves as the Chairman of our Board of Directors and as our principal executive officer. Mr. Lutnick is the Chairman of the Board of Directors and Chief Executive Officer of BGC Partners, Inc., a leading global brokerage and financial technology company (“BGC Partners” or “BGC”), positions in which he has served since 1999. Mr. Lutnick joined Cantor Fitzgerald, L.P. (“Cantor”) in 1983 and has served as President and Chief Executive Officer of Cantor since 1992 and as Chairman since 1996. Mr. Lutnick also served as President of Cantor from 1991 until 2017. Mr. Lutnick also served as the Chairman and Chief Executive Officer of CF Finance Acquisition Corp, a special purpose acquisition company (“SPAC”), from October 2015 until consummation of its business combination with GCM Grosvenor in November 2020, as the Chairman and Chief Executive Officer of CF Finance Acquisition Corp. II, a SPAC, from September 2019 until consummation of its business combination with View, Inc. in March 2021, and as the Chairman and Chief Executive Officer of CF Finance Acquisition Corp. III, a SPAC, from March 2016 until consummation of its business combination with AEye in August 2021. Mr. Lutnick also has served as the Chairman and Chief Executive Officer of CF Acquisition Corp. IV since January 2020, CF Acquisition Corp. V since April 2020, which has entered into a merger agreement in connection with the proposed business combination with Satellogic, CF Acquisition Corp. VI since April 2020, CF Acquisition Corp. VII since July 2020 and CF Acquisition Corp. VIII since July 2020, all of which are SPACS. Additionally, Mr. Lutnick has served as Chairman and Chief Executive Officer of each of Cantor Fitzgerald Income Trust, Inc. (formerly known as Rodin Global Property Trust, Inc.) and Rodin Income Trust, Inc. since February 2017 and as President of Rodin Income Trust, Inc. since January 2018, all of which are non-traded real estate investment trusts, or REITs. In addition, Mr. Lutnick also holds offices at and provides services to various other affiliates of Cantor and provides services to our and BGC’s operating partnerships and subsidiaries, including Newmark Partners, L.P. (“Newmark OpCo”), BGC Partners, L.P. (“BGC U.S. OpCo”) and BGC Global Holdings, L.P. (“BGC Global OpCo”). Mr. Lutnick’s company, CF Group Management, Inc. (“CFGM”), is the managing general partner of Cantor. Mr. Lutnick is a member of the Board of Directors of the Horace Mann School, the

Name	Age	Director Since	Biographies
			Board of Directors of the National September 11 Memorial & Museum, the Board of Directors of the Partnership for New York City and the Board of Overseers of The Hoover Institution.

Michael Snow	73	2017	Mr. Snow has been a director of our Company since December 2017. Mr. Snow was the Managing Member of Snow Fund One, LLC, a short volatility fund trading in S&P options, from October 2005 to March 2020. Mr. Snow is a Registered Investment Advisor and founded Snow Financial Management, LLC in 1997. Prior to establishing this company, he was employed in the banking industry for over 25 years. At the Union Bank of Switzerland, Mr. Snow was Second in Charge of the North American Region. He achieved the rank of Senior Managing Director and was Head of Fixed Income, where he was responsible for Treasury, Money Markets, Precious Metals, Foreign Exchange, Mortgage-Backed Securities, Government Securities, Derivatives, Corporate Bonds, Emerging Markets, High-Yield Securities, and Capital Markets. In addition, since August 2013, he has served as an independent director of BGC Derivative Markets, L.P., a subsidiary of BGC Partners, and, since March 2014, he has served as an independent director of Remate Lince, S.A.P.I. de C.V., a BGC affiliate and one of Mexico’s top inter-dealer brokers. BGC Derivative Markets, L.P. conducts operations as a Swap Execution Facility, which offers trading in swaps products subject to mandatory clearing, as well as swaps classified as permitted transactions. He has also served as an independent member of Cantor Clearinghouse Holdings, LLC and Cantor Futures Exchange Holdings, LLC, in each case since August 2016.

Virginia S. Bauer	65	2018	Ms. Bauer has been a director of our Company since June 2018. Ms. Bauer has served as Chief Executive Officer of GTBM, Inc., a security technology company that develops and markets proprietary software solutions, since 2010. Prior thereto, Ms. Bauer served as Senior Vice President of Covenant House International from 2009 to 2010, as the Secretary of Commerce for the State of New Jersey from 2004 to 2008, and as Director of the New Jersey Lottery Commission from 2003 to 2004. In addition, Ms. Bauer has served on the Board of the New Jersey Economic Development Authority since January 2020, on the Foundation Board of Monmouth Medical Center since 2009 and on the Board of Directors of the National September 11 Memorial & Museum since 2008. She previously served on the Board of Commissioners of The Port Authority of New York and New Jersey from 2008 to 2012 and on the Advisory Board of the Lower Manhattan Development Corporation from 2001 to 2004.

Kenneth A. McIntyre	61	2020	Mr. McIntyre has been a director of our Company since January 2020. Mr. McIntyre has over 25 years of experience in the commercial real estate industry. Since February 2020, Mr. McIntyre has been the Chief Executive Officer of the Real Estate Executive Council (“REEC”), having served as a founding member of the Board of Directors of the organization since 2003. REEC is a preeminent trade association in the

Name	Age	Director Since	Biographies
U.S. for minority commercial real estate professionals. Since 2012, Mr. McIntyre has been the Founder and Managing Principal of PassPort Real Estate, LLC, a New York based consulting firm focused on advising developers and institutions on commercial real estate deal and platform structuring. His clients have included REAP, a non-profit that is focused on increasing the diversity of talent in the commercial real estate industry, where he served as the Executive Director, and the Port Authority of New York and New Jersey, where he served as Executive Advisor to the Office of Diversity & Inclusion. Mr. McIntyre was a former Senior Vice President and Head of Commercial Real Estate at Hudson City Savings Bank from May 2014 to May 2016. Prior to joining Hudson City Saving Bank, Mr. McIntyre was a Managing Director in MetLife’s Real Estate Investments Group with various responsibilities across both the debt and equity portfolios, including: Head of Equity Acquisitions; Head of Strategic Initiatives; Head of Real Estate Capital Markets; and Head of Commercial Mortgage Production and Pricing. Prior to joining MetLife, Mr. McIntyre held senior origination and relationship management roles at KeyBank, GE Capital Real Estate, UBS and Chase. Since March 2021, Mr. McIntyre has served on the Board of Trustees of Acadia Realty Trust. In addition, he is on the Board of Directors of The Real Estate Roundtable, where he serves on the Equity, Diversity and Inclusion Committee. Mr. McIntyre is also a Member of the Board of Governors for the Real Estate Board of New York and serves on the Boards of the National Jazz Museum of Harlem, the Yorkville Youth Athletic Association, and R*E*N*T, and is a member of the Advisory Board for Council of Urban Real Estate (CURE, f/k/a African American Real Estate Professionals of New York).

VOTE REQUIRED FOR APPROVAL

The four nominees receiving a plurality of the votes cast via the internet, by telephone or by mail or represented by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected as directors. Withheld votes and broker non-votes will have no effect on the election of directors.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS RECOMMENDS THAT ALL STOCKHOLDERS VOTE “FOR” THE

ELECTION OF EACH OF THE FOUR NOMINEES FOR DIRECTOR.

Independence of Directors

Our Board has determined that each of Ms. Bauer and Messrs. Snow and McIntyre qualifies as an “independent director” in accordance with the published listing requirements of the Nasdaq Stock Market, Inc. (“Nasdaq”). The Nasdaq independence definition consists of a series of objective tests, including that the director is not an officer or employee of ours and has not engaged in various types of business dealings with us. In addition, as further required by Nasdaq rules, our Board has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of a director. In making these determinations, our Board has reviewed and discussed information provided by the individual directors and us with regard to each director’s business and personal activities as they may relate to us and our management, including participation on any boards of other organizations in which other members of our Board are members. In evaluating Ms. Bauer’s independence, the Board took into consideration her service on the Board of Directors of the National September 11 Memorial & Museum since 2008, an organization where Mr. Lutnick also is a member of the Board of Directors, as well as the fact that Ms. Bauer’s husband was employed by an affiliate of Cantor and subsequent to his death on September 11, 2001, her family received the payments and health care coverage distributed to all affected victims from the Cantor Fitzgerald Relief Fund. In evaluating Mr. McIntyre’s independence, the Board took into consideration his service as an independent director at a public company for which the Company provides an immaterial amount of ordinary course real estate services.

Meetings and Committees of Our Board of Directors

Our Board held 9 meetings during the year ended December 31, 2020. In addition to meetings, our Board and its committees reviewed and acted upon matters by unanimous written consent from time to time. Our Audit Committee consisted of Ms. Bauer and Messrs. Peter F. Cervinka, Snow, and McIntyre with Mr. Cervinka serving as Chair of the Committee during the year ended December 31, 2020 and until April 29, 2021. Effective as of the close of business on April 29, 2021, Mr. Cervinka resigned from the Board and Mr. Snow became Chair of the Committee as of that date. Each member of the Committee qualifies as “independent” in accordance with the published listing requirements of Nasdaq and under special standards established by the SEC for members of audit committees, and the Committee includes at least one member who is determined by our Board to meet the qualifications of an “audit committee financial expert” in accordance with the SEC rules. Our Board has determined that each of Ms. Bauer and Messrs. Snow and McIntyre meets the qualifications of an “audit committee financial expert.” The Committee operates pursuant to an Audit Committee Charter, which is available at www.nmrk.com/esg/governance under the heading “Independent Audit Committee,” or upon written request from us free of charge.

Our Audit Committee selects our independent registered public accounting firm, consults with our auditors and with management with regard to the adequacy of our financial reporting, internal control over financial reporting and the audit process and considers any permitted non-audit services to be performed by our auditors. The Committee also approves all related party transactions, oversees the management of our enterprise risk management program, oversees compliance with our Code of Business Conduct and Ethics and administers our whistleblower policy, including the establishment of procedures with respect to the receipt, retention and treatment of complaints received by us regarding accounting, internal controls and auditing matters, and the anonymous submission by employees of complaints involving questionable accounting or auditing matters. The Committee pre-approves all audit services, audit-related services and permitted non-audit services to be performed for us by our auditors, subject to certain minimum exceptions set forth in our Audit Committee Charter. The Committee held 11 meetings during the year ended December 31, 2020.

During 2021, our Audit Committee engaged Ernst & Young LLP (“Ernst & Young”) to be our auditors for the year ending December 31, 2021. Ernst & Young was also approved to perform reviews of each of our quarterly financial reports for the year ending December 31, 2021, and certain other audit-related services such as accounting consultations. Pursuant to our Audit Committee Charter, the Committee will pre-approve audit services, internal control-related services and permitted non-audit services to be performed for us by Ernst & Young, as set forth in the Audit Committee Charter. We are submitting such engagement to our stockholders for ratification at the Annual Meeting in Proposal 2.

Our Board of Directors has a Compensation Committee. The Committee consisted of Ms. Bauer and Messrs. Cervinka, Snow, and McIntyre with Mr. Snow serving as Chair of the Committee, during the year ended December 31, 2020 and until April 29, 2021. Mr. Cervinka resigned from the Board and Ms. Bauer became Chair of the Committee as of that date. Each member of the Committee qualifies as “independent” in accordance with the published listing requirements of Nasdaq. The Committee is responsible for reviewing and approving all compensation arrangements for our executive officers and for administering the Newmark Holdings, L.P. Participation Plan, which we refer to as the “Participation Plan,” our Long-Term Incentive Plan, which we refer to as the “Equity Plan” and our Incentive Bonus Compensation Plan, which we refer to as our “Incentive Plan.” The Committee operates pursuant to a Compensation Committee Charter, which is available at www.nmrk.com/esg/governance under the heading “Independent Compensation Committee,” or upon written request from us free of charge. The Committee held 8 meetings during the year ended December 31, 2020.

Our Board of Directors also has an Environmental, Social and Governance (“ESG”) Committee. The members of the Committee are currently Ms. Bauer and Mr. McIntyre, both of whom are independent directors. Mr. McIntyre is the Chair of the ESG Committee. Each member of the Committee qualifies as “independent” in accordance with the published listing requirements of Nasdaq. The Committee is responsible for working with management to review ESG initiatives and procedures appropriate to the Company, to provide periodic review of ESG practices and policies and to review management’s current ESG strategy to ensure the Company engages in appropriate practices and technologies and otherwise make recommendations on these matters to the full Board. The Committee operates pursuant to an Environmental, Social and Governance Committee Charter, which is available at www.nmrk.com/esg/governance under the heading “Independent Environmental, Social and Governance Committee,” or upon written request from us free of charge. The Committee was formed in November 2020 and held no meetings during the year ended December 31, 2020. The Committee has met 4 times in 2021.

During 2020, all directors attended 100% of the total number of meetings of the Board of Directors and the committees of which he or she was a member.

Nominating Process

All directors participate in the consideration of director nominees recommended for selection by a majority of the independent directors as defined by the published listing requirements of Nasdaq. Accordingly, our Board does not have a separate nominating committee or committee performing similar functions and does not have a nominating committee charter. The Board believes that such participation of all directors is appropriate given the size of our Board and the level of participation of all of our independent directors in the nomination process. The Board will also consider qualified director candidates identified by a member of senior management or by a stockholder. However, it is our general policy to re-nominate qualified incumbent directors and, absent special circumstances, the Board will not consider other candidates when a qualified incumbent consents to stand for re-election. A stockholder wishing to submit a recommendation for a director candidate should follow the instructions set forth in this Proxy Statement under the section below entitled “Communications with Our Board of Directors.”

Qualification Criteria and Diversity

Our Board considers the following minimum criteria when reviewing a director nominee: director candidates must (1) have the highest character and integrity, (2) be free of any conflict of interest which would violate applicable laws or regulations or interfere with the proper performance of the responsibilities of a director, (3) possess substantial and significant experience which would be of particular importance in the performance of the duties of a director, (4) have sufficient time available to devote to our affairs in order to carry out the responsibilities of a director and (5) have the capacity and desire to represent the best interests of our stockholders. In addition, the Board considers as one factor among many the diversity of Board candidates, which may include diversity of gender, age and ethnicity. See “Environmental, Social and Governance Policies and Practices (ESG/Sustainability) - Board Diversity.” The Board also considers diversity of skills and experience as well as geographic background. Our Board screens candidates, does reference checks and conducts interviews, as appropriate. Our Board does not evaluate nominees for director any differently because the nominee is or is not recommended by a stockholder.

With respect to qualifications of the members of the Board, the Board generally values broad business experience and independent business judgment in the financial, real estate or in other fields of each member. Specifically, Mr. Snow is qualified based on his experience in the financial services industry and his general business experience. Ms. Bauer is qualified based on her depth of experience in both the technology and government sectors. Mr. McIntyre is qualified as a result of his extensive experience in the commercial real estate industry and general business experience. Each of Ms. Bauer and Messrs. Snow and McIntyre is additionally qualified as a result of his or her status as an “audit committee financial expert.”

The following matrix provides information regarding the members of our Board, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors which our Board believes are relevant to our business and industry. The matrix does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular knowledge, skill, experience or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular knowledge, skill, experience or attribute with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary among the members of the Board.

Skills and Experience	Bauer	Lutnick	McIntyre	Snow
Business Operations	X	X
Finance/Accounting		X	X	X
Risk Management		X	X	X
Global Business		X		X
Other Public Company Board Service and Governance	X	X	X
Real Estate Industry Experience		X	X
Senior Leadership/CEO	X	X		X
Technology/Information Security	X	X

Chairman of the Board

The Board has determined that, in light of Mr. Lutnick’s control of the stockholder vote of the Company through his control of Cantor, having a separate Chairman of the Board and principal executive officer is not efficient or appropriate for us. Additionally, our Board does not have a lead independent director for the same reason.

We believe that we and our stockholders are best served by having Mr. Lutnick serve as Chairman of the Board and as our principal executive officer. Mr. Lutnick’s role as Chairman, which combines the roles of Chairman of the Board and principal executive officer, promotes unified leadership and direction for our Board of Directors and executive management, and it allows for a single, clear focus for the chain of command to execute our strategic initiatives and business plans. Mr. Gosin, who serves as our CEO, and who is not a director, provides strong leadership in strategic initiatives, acquisitions and day-to -day management of the business and industry-leading experience in our markets. Our strong and independent Board effectively oversees our management and provides vigorous oversight of our business and affairs and any proposed related party transactions. Our Board is composed of independent, active and effective directors. Three of our four directors meet the independence qualifications in accordance with the published listing requirements of Nasdaq and the SEC and our Board’s standards for determining director independence. Mr. Lutnick is the only member of executive management who is also a director. Requiring that the Chairman of the Board be an independent director is not necessary to ensure that our Board provides independent and effective oversight of our business and affairs. Such oversight is maintained through the composition of our Board, the strong leadership of our independent directors and Board committees and our highly effective corporate governance structures and processes.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that provide the framework for the governance of the Company. The Guidelines address, among other things, the composition and structure of the Board, including membership criteria, independence standards and limits on other directorships, duties and responsibilities of directors, meeting procedures, committees of the Board, executive officer leadership development and stockholder engagement, including with respect to ESG matters. The Board reviews these principles and other aspects of governance annually. The Guidelines are available at www.nmrk.com/esg/governance under the heading “Corporate Governance Guidelines” or upon written request from the Company free of charge.

Executive Sessions

In order to comply with Nasdaq rules, the Board has resolved that it will continue to schedule and/or provide opportunities during at least two meetings per year in which the independent directors will meet without the presence of Mr. Lutnick.

Annual Meetings

The Corporate Governance Guidelines provide that each member of the Board is expected to attend Annual Meetings of Stockholders of the Company. At the 2020 Annual Meeting of Stockholders, held on September 22, 2020, all of the Company’s directors were in attendance.

Communications with Our Board of Directors

Stockholders may contact any member of our Board, including to recommend a candidate for director, by addressing their correspondence to the director, c/o Newmark Group, Inc., 125 Park Avenue, New York, NY 10017, Attention: Corporate Secretary. Our Corporate Secretary will forward all such correspondence to the named director. If you wish to submit any proposal to be considered at our 2022 annual meeting of stockholders, please follow the instructions set forth in the section below entitled “Stockholder Proposals.”

The Board’s Role in Risk Oversight

Risk oversight is an integral part of Board and Committee deliberations throughout the year. The Audit Committee oversees the management of our enterprise risk management program, and it annually reviews an assessment prepared by management of the critical risks facing us, their relative magnitude and management’s actions to monitor and mitigate these risks.

Our management implemented an enterprise risk management program to enhance our existing processes through an integrated effort to identify, evaluate and manage risks that may affect our ability to execute our corporate strategy and fulfill our business objectives. The activities of the enterprise risk management program entail the identification, prioritization and assessment of a broad range of risks (e.g., strategic, operational, cybersecurity and information security, financial, legal/regulatory, reputational and market) and the formulation of plans to mitigate their effects.

Our Board generally discusses cybersecurity and information security risks annually with the Chief Technology Officer and other relevant technology and security personnel.

Similarly, in designing and implementing our executive compensation program, the Compensation Committee takes into consideration our operating and financial objectives, including our risk profile, and considers executive compensation decisions based in part on incentivizing our executive officers to take appropriate business risk consistent with our overall goals and risk tolerance.

Non-executive brokers, managers and other professionals are generally compensated based upon production or commissions, which may involve committing to certain transactions in certain of our businesses. These transactions may expose the Company to risks by individual employees, who are motivated to increase production. While we have in place management oversight and risk management policies, there is an inevitable conflict of interest between our compensation structure and certain brokerage, transactional, or similar risks on various portions of our businesses.

Succession Planning

From time to time, the Board discusses succession planning, including our consideration of succession strategy, the impact of any potential absence due to illness or leave of any of our key employees, as well as competing demands on the time of certain of our executive officers who also provide services to Cantor, BGC, and various other ventures and investments sponsored by Cantor. Our Board also discusses from time to time, as part of its succession planning, engagement and encouragement of future business leaders and the process of introducing directors to leaders in the Company’s business lines.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE POLICIES AND PRACTICES (ESG / SUSTAINABILITY)

We believe that our environmental, social and governance (“ESG”) policies and practices will create sustainable long-term value for Newmark, our stockholders and other stakeholders, our clients and our employees while also helping us mitigate risks, reduce costs, protect brand value, and identify market opportunities.

In November 2020, we established a Board-level ESG Committee to provide oversight with respect to our ESG policies and practices. The ESG Committee charter may be found on our website at www.nmrk.com/esg/governance under the heading “Independent Environmental, Social and Governance Committee.” With the Board’s and the ESG Committee’s oversight, we are embedding social and human capital, employment, environmental, sustainability, charitable and corporate governance policies and practices into our corporate strategy, compensation, disclosure, and goals to maintain and advance long-term stockholder value.

Set forth below is a discussion of many of our ESG and sustainability policies and practices. These are our values in action.

For more information about these topics, new and evolving initiatives and specific examples of policies and practices, see our website at www.nmrk.com/esg and “Additional ESG/Sustainability Information” below. Unless the context indicates otherwise, references in this ESG section to our “employees” includes our professionals who are independent contractors.

Our Fundamental Values

Newmark is an organization built on strong values, employee engagement and ownership. We believe in hard work, innovation, superior client service, strong ethics and governance, and equal opportunities. Charity is woven into our corporate culture. We believe these values foster sustainable, profitable growth. We strive to be exemplary corporate citizens and honor high ethical principles in our interactions with other businesses, our employees and the communities in which we live and work. We take corporate social responsibility and sustainability seriously: we want to contribute to the common good.

Social and Human Capital Policies and Practices

We are committed to our people, our stakeholders and the community as a whole. We have a variety of programs to incentivize and support our employees, from employee ownership to comprehensive benefits and training. We are also committed to equal opportunity, diversity and other policies and practices designed to fulfill our commitment to social and human capital development. And, we have a passionate commitment to charity. Further information can be found on our website at the following link www.nmrk.com/esg/social.

Attracting and Retaining the Best Talent

Our success depends on our ability to attract and retain talented, productive and skilled brokers, professionals, managers, other employees and independent contractors to transact with our clients in a challenging and regulated environment that is experiencing ever-increasing competition for talent. We are investing in creating a diverse, inclusive and incentivized work environment where our people can deliver their best work every day. In 2021, we were named by GlobeSt.com as one of commercial real estate’s “Best Places to Work.”

Employee Ownership and Equity-Based Incentives

At our core, we are committed to our employees by providing an opportunity to participate in our success by owning our Company. Our employees and independent contractors are incentivized through our commitment to employee equity ownership at every level throughout our Company. Unlike many companies, the vast majority of our employees have the opportunity to be granted equity-based awards in our Company. As of September 30, 2021, our employees and independent contractors, executive officers and directors owned approximately 21% of our equity on a fully diluted basis.

Because of this diverse and significant employee ownership, our entrepreneurial culture allows us to attract and retain key staff in all of our markets. Our people, then, are at the core of all that we do and set the tone for our businesses. This relationship with our people aligns our employees and management with stockholders and encourages a collaborative and entrepreneurial culture that informs every decision.

Compensation and Employee Benefits

We provide comprehensive and competitive compensation and benefits to protect our employees’ health, well-being and financial security. We are proud that our Company is owned by its employees: virtually all of our key executives and producers have equity or partnership stakes in Newmark and our subsidiaries. Generally, they receive deferred equity or limited partnership units or RSU’s as part of their compensation. We issue limited partnership units as well as other forms of equity-based compensation, such as grants of shares of restricted stock, to provide liquidity to our partners and employees over time to align the interests of our partners, employees and management with those of our stockholders, to help motivate and retain key partners and employees, and to encourage a collaborative culture that drives cross-selling and growth.

In addition, our generous total rewards package includes base salary, bonus and other incentive or production-based compensation. All eligible employees may receive healthcare and retirement benefits, paid time off, vacation and holiday benefits, life and disability insurance, flexible work schedules and other benefits available in our various offices. These benefits are offered to full-time employees, with independent contractors and part-time workers receiving many benefits as required by law and local jurisdictions.

Clawbacks and Incentives

The partnership units issued to our executive officers, certain of which, such as PSUs or NPSUs, may be redeemed for zero at any time by the Compensation Committee, as well as partnership obligations under the Newmark Holdings Partnership Agreement, are retentive and provide broad discretion and significant clawback power to the Compensation Committee. Accordingly, we do not have a separate general compensation recovery or “clawback” policy for our executive officers or others. See “Compensation, Discussion and Analysis - Clawback, Forfeiture and Recoupment.”

We also enter into various agreements with certain of our employees, independent contractors and partners. Many of these individuals receive loans which may be either wholly or in part repaid from the earnings distributions that the individual receives on some or all of their LPUs or may be forgiven over time. These loans provide incentives and promote entrepreneurship and long-term engagement.

Employee Diversity, Inclusion and Equal Opportunity

We believe that by cultivating a dynamic mix of people and ideas, we enrich the performance of our businesses, the experience of our increasingly diverse employee base, and the dynamism of our communities. We are committed to equal opportunity, diversity and other policies and practices that seek to further our development of a diverse and inclusive workplace. We consider all qualified applicants for job openings and promotions without regard to race, color, religion, gender, sexual orientation, gender identity, national origin or ancestry, age, disability, service in the armed forces, or any other characteristic that has no bearing on the ability of employees to do their jobs well. We continue to develop initiatives to support these values.

We are dedicated to our efforts to achieve pay equity. Our promotion and compensation processes are designed to enable us to treat employees fairly, and our compensation decisions are differentiated based on performance.

Talent remains at the core of who we are as a company, and we remain committed to having a culture built around inclusion, equality and developing a diverse workforce. In 2020, we launched IDEA (Inclusion, Diversity, Equality and Access), a program designed to enhance our ability to attract, develop and retain top talent with an emphasis on increasing representation of traditionally underrepresented groups at all levels of the organization. Our goal is to build an even more successful organization that more closely reflects the population at large.

Our employee resource groups (“ERGs”) support the recruitment, development and retention of diverse professionals across our organization to advance our businesses and reputation. Our ERGs strive to offer a variety of opportunities and tools to help our employees make new professional contacts, find mentors and develop their careers. These events and activities also allow our employees to support one another through a valuable exchange of experiences, advice, and best practices for career success. More information about our specific ERGs for women, minorities, LGBTQ employees and military veterans is available on our website.

We are helping to shape future leaders from a wide variety of backgrounds. Initiatives include membership and active participation in the Mortgage Bankers Association Path to Diversity Scholarship Program and sponsorship of the Summer Enrichment and Analyst Development Programs run by Artemis Real Estate Partners – a female-owned financial firm with a strong track record in fostering diversity. We are also a Platinum Level Sponsor of the virtual internship program, run by the Real Estate Board of New York (REBNY) in partnership with the City University of New York (CUNY) and Project Destined. We further participate in job fairs and job boards that are focused on reaching a diverse applicant pool. We are also an investor in a commercial real estate services firm that operates as E Smith Advisors, which is a certified minority-owned business enterprise offering a wide variety of real estate services in the U.S.

For information on specific policies and practices, please see our website at www.nmrk.com/esg/social.

Employee Engagement, Communication, Management and Leadership Training and Development

We are investing in our employees’ long-term development and engagement by delivering training and development programs and a culture where our people can thrive and maximize their potential. We require annual training in workplace respect and inclusion, anti-money laundering and anti-crime and cyber-security among other topics. We also provide or support periodic job-specific and other developmental training and support for our employees so they can maximize their potential, as well as tuition reimbursement program to eligible employees.

We provide leadership training to managers on topics including management effectiveness, writing and delivering effective performance evaluations, unconscious bias and various other topics. This training is supplemented by a comprehensive library of on-line training courses that managers and employees may access. Finally, our individual business lines offer ongoing learning and development opportunities tied to deepening the subject matter expertise of their professionals.

Communication and Employee Engagement

Our success depends on employees understanding how their work contributes to our strategy, culture, values and regulatory environment. We use various channels to facilitate open and direct communication, including internal calls and meetings with employees, training and policy updates, employee resource groups, such as our Network of Women and our Inclusion, Diversity, Equality and Access program and our social and family outings and events.

Health, Safety and Welfare

We provide access to a variety of innovative, flexible, and convenient employee health, safety and welfare programs, including on-line health assessments, gym benefits, back up child and elder care and other measures. Such measures also include procedures to respond to extraordinary events and manage the business under challenging health, environmental and financial circumstances, including the COVID-19 pandemic. The health, safety and welfare of our employees and their families, clients, and the broader communities in which we operate is our top priority. We took and continue to take extraordinary measures in connection with the COVID-19 pandemic. Please see the “Overview and Business Environment” section of Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent SEC filings on Form 10-K and Form 10-Q for a more detailed discussion of how COVID-19 has impacted and may continue to impact us and our employees.

Our Environmental Focus, Workplace Strategies and Sustainable Business Practices

We are focused on the environment and recognize the importance of treating our natural resources with the greatest respect, so that they are available to future generations. We also understand the impact commercial real estate can have on the health of the environment. That is why we encourage sustainable building practices, and in our Global Corporate Services business, recommend strategies to maximize energy efficiency, recycle materials and limit waste. These goals apply to Newmark’s offices as well as to the work we do for our clients, whether in selecting a location, building out space or managing an asset.

In our workplaces, we are studying how to make our own contribution to state, national and global environmental initiatives. As part of this, we are considering how to minimize our future carbon footprint when planning office renovations and will continue to focus our attention in the near term on methods of reducing our greenhouse gas emissions, increasing use of renewable energy, conserving water, and reducing waste generation.

Newmark’s Property, Facilities and Energy/Sustainability management teams work internally and with clients to reduce energy demand and carbon emissions. Newmark is increasingly collecting and measuring environmental data and this data is used to build client strategies around energy efficiency and renewable energy supply initiatives.

Newmark supports sustainable business practices and is focused on the steps necessary to establish a sustainability program both internally and for our clients. Building operations have a significant impact on the environment, and as technology continues to place greater demands on building systems for power and cooling, energy consumption is expected to continue to rise at an unsustainable rate. As one of the nation’s largest real estate service providers, we believe it is our responsibility to improve energy efficiency and reduce energy consumption to protect the environment through continuous improvement of building practices. We understand that sustainable buildings provide a better work environment, increase building efficiency and reduce the environmental impact of building operations. We continue to work on these initiatives.

Newmark has developed an Energy and Sustainability Services Reference Guide which is available on our website at www.nmrk.com/esg which assists clients and property teams in reducing the environmental impact of property operations, maintenance and construction associated with real estate assets.

For more information about these initiatives and services provided to clients and within our own facilities as they evolve, please refer to our website at www.nmrk.com/esg/environmental.

Business Continuity and Resiliency

We are implementing sustainability policies and practices to protect the continuity of our business and operations to maintain and advance long-term stockholder value. These policies and practices include disaster recovery and crisis management protocols to minimize the impact of the COVID pandemic and other health emergencies and natural or other disasters on our operations. We maintain concurrent data centers in the United States, providing backup of our computer systems and capacity for our employees to work remotely during crises. These policies and practices enable our employees to maintain a high level of performance while working in offices or remotely during the COVID-19 pandemic in compliance with national, state and local “shelter-in-place” orders and in preservation of the health, safety and welfare of our workforce.

Charitable Policies and Practices

Never has our commitment to our people and others been so evident as in our charity work. Newmark actively encourages our brokers, managers and other employees to support the communities in which we live and operate through volunteerism and philanthropy. In 2020, we supported hospitals, universities, food banks and community-based organizations focused on childhood development and education and programs for the disabled, families and the financially disadvantaged. Some of the charities include: United Jewish Appeal, March of Dimes, Big Brothers, Big Sisters, Navy Seal Foundation, Junior Achievement, Boston Medical Center, LA Food Bank, Greater Boston Food Bank, Pace University, Breaking Ground, Jack Martin Fund, Northern Virginia Family Services. We actively encourage volunteerism from our people and we proudly support our clients in their charitable efforts. To encourage our professionals to engage in civic and charitable efforts, we have a matching program for charities that fit within Newmark’s overall charitable mission. In addition, the Company will match 100% of individual employee donations to The Cantor Fitzgerald Relief Fund made by September 30 of each year, up to $5,000 per individual employee, and employees have the option of designating a bona-fide charity as the beneficiary of the donation and the match.

As part of these values in action, in addition to these activities, in late 2019 we launched a Volunteer Time Off program to support individual employee volunteerism in the communities in which they work and live. All full and part-time regular employees are eligible to utilize one paid workday (whole day or two half-days) each calendar year to volunteer with bona fide charitable organizations of their choice. Participation is growing and as office life normalizes and pandemic measures begin to recede, we will encourage broader use of this benefit and participation by employees in charitable and community service activities within all of our office communities.

We also support victims of disasters. In January 2019, a group of more than 200 volunteers drawn from The Cantor Fitzgerald Relief Fund, employee volunteers from Newmark and its affiliates and many friends from the New York community and clients from Banco Santander and Scotiabank, traveled to Puerto Rico to aid in its recovery from Hurricanes Irma and Maria. This operation distributed $4 million in $1,000 prepaid cards to thousands of families still suffering from the devastation.

Additional information about all of our charitable efforts is available at www.nmrk.com/esg/social.

Corporate Governance Policies and Practices

Our commitment to good corporate governance policies and practices is demonstrated by our Corporate Governance Guidelines, our rigorous Code of Business Conduct and Ethics (the “Code of Ethics”), the charters of the Audit, Compensation and ESG Committees of our Board, our Hedging Policy and our other corporate governance policies and practices. Some highlights of our corporate governance policies and practices include the following:

• Independence of a substantial majority of the members of the Board;	• Annual evaluation of the performance of both our Chairman and CEO;
• Only independent directors serve on each committee;	• Procedures for establishing and disseminating agendas and materials for meetings of the Board and its committees in advance;
• Recently established Board-level ESG Committee;	• Periodic executive sessions of independent directors;
• Annual independence review of independent outside directors;	• Detailed processes and review of all related party transactions and required approval by independent directors;
• Diverse array of personal characteristics and professional experience of the Board, consisting of 25% women and 25% persons of color;	• Access of the Board and its committees to management and outside advisors;
• Consideration of factors including diversity of gender, age, ethnicity, skills, experience and geographic background in considering director candidates;	• Prohibitions against trading while in possession of material, non-public information;
• Strict ethical and other criteria for membership on the Board	• Prohibitions against hedging Newmark’s stock;
• Annual election of each member of the Board – we do not have a classified (“staggered”) Board;

•  Strict procedures and enforcement of our ethical standards and our conflict of interest policies, including our robust whistleblower policy – completely confidential and with a whistleblower hotline available 24/7;

• The ability of our Board to require the resignation of a director who fails to obtain a majority vote for election;

•  Diversified mix of cash and short- and long- term equity awards designed to be highly retentive and risk-appropriate, and to align the interests of our executive officers with those of our stockholders;

• No stockholder rights plan or other “poison pill” or similar anti-takeover device;	• Executive officers holding much of their personal net worth in our and our affiliates’ equity;
• A prohibition on personal loans to directors and executive officers;	• Robust annual review and oversight of Code of Ethics responses;
• Requirement for directors to inform the Board of changes in their principal job responsibilities;	• Succession planning and management development of executive officers and potential senior managers having significant responsibility for business areas;
• Limits on the service of directors and executive officers on other public company boards;	• Annual stockholder say-on-pay votes;

• Director orientation and continuing education;	• Annual ratification of the appointment of our independent registered public accounting firm; and
• Annual self-assessments of the performance of our Board and its committees and individual directors;	• Annual review of our corporate governance policies and practices.

Board Diversity Matrix

The table below provides certain highlights of the composition of our Board members and nominees as of November 5, 2021. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Size:
Total Number of Directors	4
Gender:	Male	Female	Non-Binary	Gender Undisclosed
Number of directors based on gender identity	3	1	—	—
Number of directors who identify in any of the categories below:
African American or Black	1	—	—	—
Alaskan Native or American Indian	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	1	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Undisclosed	—

Whistleblower Complaint and Investigation Procedures for Accounting, Internal Controls, Auditing Matters and Employment and Labor Practices

We have a policy regarding reporting of complaints about accounting, internal controls, employment and labor practices, auditing matters, or questionable financial practices. The policy is designed to provide a channel of communication for employees and others who have concerns about our conduct or any of our directors or employees. Complaints are treated seriously and handled expeditiously. Any person may submit a complaint to our independent outside law firm to a dedicated hotline and email account available 24 hours a day, 7 days a week. Complaints that are accounting or financial in nature (“Accounting Complaints”) will be handled by the Chair of our Audit Committee and by our Chief Legal Officer, Corporate Secretary or designee.

Employees submitting an Accounting Complaint need not provide their names or other personal information and reasonable efforts will be used to conduct the investigation that follows from an Accounting Complaint from an employee in a manner that protects the confidentiality and anonymity of the employees submitting the Complaint.

Employees are reminded of the Whistleblower Policy at least annually and information is provided in local languages. We honor a culture of investigation, confidentiality and non-retaliation. Persons submitting complaints in good faith will not be subject to retaliation and the policy does not prohibit other actions protected under applicable law. Our whistleblower policy is publicly available on our website at www.nmrk.com/esg/governance under the heading “Whistleblower Complaint and Investigation Procedures for Accounting, Internal Controls, Auditing Matters and Employment and Labor Practices.”

Code of Business Conduct and Ethics and Professional Integrity

Our corporate values and strong policies and procedures regarding ethics, conflicts of interests, related party transactions and similar matters are contained in our Code of Ethics. This commitment applies to members of our Board, executive officers, other officers and our other covered employees globally. The Code of Ethics and its training modules are circulated in local languages and training and certifications are conducted annually for all employees. Annual written certifications are required. Potential violations and disclosures globally are reviewed annually by executive management and escalated to the Audit Committee. Director and executive officer disclosures are reviewed by the Audit Committee on an annual basis. The Code of Ethics is available on our website at www.nmrk.com/esg/governance under the heading “Code of Business Conduct & Ethics.” In 2021, we adopted a global anti-bribery and corruption policy. See –“Compliance and Anti-Financial Crime Policy and Bribery and Corruption below.

Compliance and Anti-Financial Crime Policy and Bribery and Corruption

We are committed globally to our policy regarding anti-money laundering and anti-financial crime, including anti-bribery and corruption, counter-terrorism financing and anti-fraud. We are committed to compliance and training regarding all relevant laws, rules, and regulations designed to combat bribery and corruption, including, but not limited to, the UK Bribery Act of 2010 and the U.S. Foreign Corrupt Practices Act of 1977. Further information on this policy can be found on our website at the following link: www.nmrk.com/esg/governance under the heading “Compliance & Anti-Financial Crime Program Policy.”

In addition, our Code of Ethics provides that we will not enter into a business relationship or engage in an activity if we know or have reasonable grounds to suspect that a business relationship or activity is connected with or facilitates bribery or corruption. It is the responsibility of each person covered under the Code of Ethics to comply with applicable anti-bribery and corruption laws. Persons covered under the Code of Ethics are required to report any suspicions of bribery or corruption to the Compliance Officer or, as appropriate, to the Committee or the Board, or in accordance with our Whistleblower Policy. For more information on our Code of Ethics and Whistleblower Policy, see the section entitled “Code of Ethics and Whistleblower Procedures” in this Proxy Statement.

2021 Global Anti-Bribery and Corruption Policy

In 2021, we implemented a global policy to combat bribery and corruption through a clear set of policies and procedures outlining anti-bribery and corruption standards, procedures and annual employee training. The policy specifically defines Bribery and Corruption and provides for management and Board oversight. Further information on this policy can be found on our website at the following link: www.nmrk.com/esg/governance under the heading “Global Anti-Bribery and Corruption Policy.”

Compliance & Anti-Financial Crime Policy

We are committed on a Company-wide basis to our policy regarding anti-money laundering and anti-financial crime, including anti-bribery and corruption, counter-terrorism financing and anti-fraud. Further information on this policy can be found on our website at the following link: www.nmrk.com/esg/governance under the heading “Compliance & Anti-Financial Crime Policy.”

Annual Risk Evaluation and Board-Level Risk Oversight

The Board of Directors meets at least annually with our senior risk officer to review and evaluate our enterprise risk framework, risk management policies and practices, credit and risk mitigation policies and practices, and other related issues.

Focus on our Internal Control Environment

As described more fully in its Charter, the primary function of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal control over financial reporting and audit process. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal control over financial reporting; disclosure controls; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.

In particular, our overall control environment is a focal point for our management, the Audit Committee and the Board. With this focus and with the oversight of the Audit Committee and the Board, management has recently taken steps to further enhance our overall control environment.

Cyber-Security and Information Security Program

We are committed to combating the global threat of cyber-attacks and to securing our business through our information security programs to operate with confidence, through a deep understanding of cyber-security risks, vulnerabilities, mitigations, and threats. We have a global cyber-security program applicable to all subsidiaries and business lines. We conduct periodic internal and external vulnerability audits and assessments and penetration testing and provide periodic training to employees and independent contractors. Further information on this program can be found on our website at the following link: www.nmrk.com/esg/governance under the heading “Cyber-Security and Information Program.”

Data Privacy Program

We have a global data privacy program applicable to all subsidiaries and business lines. We are committed to conducting our business in line with the right to privacy set forth in the Universal Declaration of Human Rights (Article 12). As such, we are committed to handling personal data responsibly and recognize the privacy rights of persons involved in our business dealings. Our policy provides a mechanism for data subjects to raise concerns about personal data and privacy as well as a right of access to personal information, rights to correct or amend such information and the right to request deletion of such personal information. Further information on this program can be found on our website at the following link: www.nmrk.com/esg/governance under the heading “Data Privacy Program.”

Hedging Policy

We have a policy with respect to hedging of equity securities issued by Newmark (collectively, “Company Equity Securities”). In this regard, we prohibit our directors and employees, including our officers, from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of Company Equity Securities held by such persons, except with the explicit approval of our Audit Committee or its designees. For avoidance of doubt, Cantor and its affiliated entities or any securities issued by such entities other than Newmark are not covered under this Hedging Policy.

Environmental Policy

We have a policy with respect to the responsible environmental management of our operations. We are creating a baseline to understand and minimize the impact that our business has on the environment and have begun to actively search for ways to reduce our footprint. We are pursuing traditional, as well as new and innovative, methods to achieve our goals. We are seeking to create a culture where environmental focus is a way of being rather than a secondary consideration.

We believe that environmental focus and social responsibility are keys to successfully driving down resource consumption and climate change in the future. We have begun to review both within our own workplaces and at client sites we manage, the policies that will enable us to protect the environment and operate more sustainably. Further information on our policy can be found on our website at the following link: www.nmrk.com/esg/governance under the heading “Environmental Policy.”

Additional ESG / Sustainability Information

To learn more about these policies and practices and our continuing efforts related to ESG and sustainability matters, please refer to the ESG / sustainability section of our website at www.nmrk.com/esg and to our periodic reports filed under the Exchange Act for further information. You may also find our Corporate Governance Guidelines, Code of Ethics, the charters of the committees of our Board of Directors, Hedging Policy, Environmental Policy, information about our charitable initiatives and other sustainability and ESG policies and practices on our website. The information contained on, or that may be accessed through, our website, is not part of, and not incorporated into, this Proxy Statement.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Our executive officers are appointed annually by and serve at the discretion of our Board. In addition to Mr. Lutnick, who serves as Chairman of our Board and our principal executive officer, our executive officers, their respective ages and positions, and certain other information with respect to each of them are as follows:

Barry M. Gosin, 71, has served as our Chief Executive Officer since 1979. Mr. Gosin guides our national and global expansion initiatives and oversees all facets of our day-to-day operations. Mr. Gosin also provides services to our operating partnership and subsidiaries. Mr. Gosin spearheaded our acquisition by BGC Partners in 2011 and has since led our acquisition and hiring efforts and quadrupled our annual revenue. An active industry and community leader, Mr. Gosin serves as a member of the Board of Directors of the Partnership for New York City, Trustee of the Citizens Budget Commission, and Trustee of Pace University.

Michael J. Rispoli, 49, has served as our Chief Financial Officer since 2012. As head of the finance and accounting departments, Mr. Rispoli steers our financial activities, with a focus on managing risk and monitoring cash flow. Mr. Rispoli also provides services to our operating partnership and subsidiaries. Prior to joining Newmark, Mr. Rispoli was the Chief Financial Officer of Grubb & Ellis from August 2010 to April 2012 and had served in various capacities with such firm since May 2007. Mr. Rispoli served as executive director and corporate controller at Conexant Systems, Inc. from 2000 to 2007. Mr. Rispoli began his career at PricewaterhouseCoopers as manager of business assurance. Mr. Rispoli is a licensed CPA in the State of New Jersey (inactive).

Stephen M. Merkel, 63, has been our Executive Vice President, Chief Legal Officer and Assistant Corporate Secretary since January 2019 and was our Corporate Secretary from December 2017 to January 2019. Mr. Merkel has been Executive Managing Director, General Counsel and Secretary of Cantor since December 2000 and was Senior Vice President, General Counsel and Secretary of Cantor from May 1993 to December 2000. Mr. Merkel has been Executive Vice President and General Counsel of BGC since September 2001 and was its Senior Vice President, General Counsel and Secretary from June 1999 to September 2001. Mr. Merkel was BGC’s Secretary from June 1999 to January 2019. Mr. Merkel also holds offices at and provides services to various other affiliates of Cantor and provides services to our and BGC’s operating partnerships and subsidiaries, including Newmark OpCo, BGC U.S. OpCo, and BGC Global OpCo. Mr. Merkel also served as the Executive Vice President, General Counsel and Secretary of CF Finance Acquisition Corp, from October 2015 until consummation of its business combination with GCM Grosvenor in November 2020. Prior to joining Cantor, Mr. Merkel was Vice President and Assistant General Counsel of Goldman Sachs & Co. from February 1990 to May 1993. From September 1985 to January 1990, Mr. Merkel was an associate with the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Merkel is a founding member of the Board of Directors of the Wholesale Markets Brokers’ Association, Americas.

EXECUTIVE COMPENSATION INFORMATION

Introduction

Separation and Spin-Off of the Company

On December 19, 2017, the Company, which had previously been a wholly owned subsidiary of BGC Partners, completed its initial public offering (“IPO”). Through the following series of transactions prior to and following the completion of the Separation (as defined below) and the IPO, Newmark became a separate publicly traded company. Prior to the closing of the IPO, on December 13, 2017, BGC Partners, BGC Holdings, BGC U.S. OpCo, the Company, Newmark Holdings, Newmark OpCo and, solely for the provisions listed therein, Cantor and BGC Global OpCo entered into the separation and distribution agreement (as amended on November 8, 2018 and amended and restated on November 23, 2018, the “Separation and Distribution Agreement”). Pursuant to the Separation and Distribution Agreement, BGC, BGC Holdings and BGC U.S. OpCo and their respective subsidiaries (other than the Newmark group (defined below), the “BGC group”) transferred to the

Company, Newmark Holdings and Newmark OpCo and their respective subsidiaries (the “Newmark group”) the assets and liabilities of the BGC group relating to BGC’s Real Estate Services business (such series of transactions that resulted in the transfer are herein referred to as the “Separation”). For more information on our IPO and transactions and agreements related to the Separation and the IPO, see “Certain Relationships and Related Transactions, and Director Independence—Separation, Initial Public Offering, and Spin-Off.”

On November 30, 2018, BGC Partners completed its previously announced pro-rata distribution (the “Spin-Off”) to its stockholders of all of the shares of our common stock owned by BGC Partners as of immediately prior to the effective time of the Spin-Off. In addition, BGC Partners also caused its subsidiary, BGC Holdings, to distribute pro rata (the “BGC Holdings distribution”) all of the exchangeable limited partnership units of Newmark Holdings held by BGC Holdings immediately prior to the effective time of the BGC Holdings distribution to its limited partners entitled to receive distributions on their BGC Holdings units. Following the Spin-Off and the BGC Holdings distribution, BGC Partners ceased to be our controlling stockholder, and BGC Partners and its subsidiaries no longer held any shares of our common stock or other equity interests in us or our subsidiaries. For more information on the Spin-Off, see “Certain Relationships and Related Transactions, and Director Independence—Separation, Initial Public Offering, and Spin-Off—the Spin-Off.”

In connection with our IPO in December 2017, we established the Equity Plan and the Incentive Plan, under which the Compensation Committee of our Board of Directors may pay compensation in the form of cash, shares of our common stock or other equity awards, to our directors, executive officers or other officers or employees. We also maintain the Participation Plan, under which the Committee may award Newmark Holdings units to our directors, executive officers or other officers or employees. Prior to the IPO, our executive officers received awards under the BGC compensation plans.

Effect of the Separation and Spin-Off on Executive Compensation

Prior to our IPO, we did not have a Board of Directors or a Compensation Committee. As such, compensation decisions prior to December 2017 were made by the BGC Board of Directors and the Compensation Committee, in the case of Mr. Lutnick, who is also an executive officer of BGC, and by Mr. Lutnick, in the case of Messrs. Gosin and Rispoli and James R. Ficarro, a former executive officer who resigned in November 2018, who were not executive officers of BGC. Following our IPO, our executive compensation program was designed and implemented by the Compensation Committee of our Board of Directors and is described below. For 2018, 2019 and 2020, year-end compensation for each of our executive officers, including compensation awarded under our Participation Plan, Equity Plan and Incentive Plan (collectively, the “Newmark Compensation Plans”), was determined by our Compensation Committee.

In connection with the Separation, interests in Newmark Holdings were distributed to holders of interests in BGC Holdings in proportion to such interests of BGC Holdings held by such holders immediately prior to the Separation. Due to such distribution, any BGC Holdings-related interest that existed as of December 13, 2017 also included 0.454545 of a Newmark Holdings-related interest, and any redemption or exchange of a BGC Holdings-related interest prior to the Spin-Off must also have included the redemption or exchange of the associated ratable portion of a Newmark Holdings- related interest. This 0.454545 figure was based on what the distribution ratio would have been had the Spin-Off occurred immediately following the IPO.

As a result of the Separation, and due to the fact that (i) certain BGC awards granted pursuant to the BGC compensation plans prior to the Separation became, upon the Separation, awards of interests in both BGC Holdings and Newmark Holdings, when we refer generally to partnership units that may be awarded as part of compensation (i.e., NPSUs, PSUs, PPSUs, LPUs and PLPUs), we are referring to such units as may be awarded under both the BGC compensation plans and the Newmark Compensation Plans, and when we refer to specific awards, we are referring to awards under the Newmark Compensation Plans, unless otherwise indicated.

In connection with the Spin-Off, holders of BGC Partners restricted stock awards participated in the distribution as if such holders held unrestricted shares of BGC Partners common stock, and following the Spin-Off, any shares of Newmark common stock issued in respect of restricted BGC Partners common stock remained subject to any vesting, lapse or forfeiture restrictions applicable to the restricted BGC Partners shares prior to the Spin-Off. Restricted stock unit (“RSU”) awards outstanding under the Seventh Amended and Restated BGC Partners, Inc. Long Term Incentive Plan (the “BGC Equity Plan”) at the time of the Spin-Off were adjusted so that each holder of a BGC Partners RSU award continued to hold a BGC RSU award covering BGC Partners Class A common shares, but also received a Newmark RSU award covering Newmark Class A common shares on an “as distributed basis” in order to reflect the impact of the Spin-Off on the pre-Spin-Off BGC Partners RSU awards. Such RSUs generally have the same terms, including vesting terms, as the pre-Spin-Off BGC Partners RSU awards, subject to any adjustments made by the Compensation Committee of the BGC Partners Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Background

Our principal executive officer for 2020 was our Chairman, Howard W. Lutnick. Our other three most highly compensated executive officers for 2020 were Barry M. Gosin, Stephen M. Merkel and Michael J. Rispoli. For 2018, 2019 and 2020, executive compensation was determined and approved by our Compensation Committee for all executive officers. Mr. Merkel’s compensation is not included for 2018 because he became an executive officer in January 2019.

For 2018, 2019 and 2020, after the Separation, the compensation determined and approved by our Compensation Committee for Newmark matters for Messrs. Lutnick, Gosin, Rispoli, Ficarro (for 2018) and for Messrs. Lutnick, Gosin, Rispoli, and Merkel (for 2019 and 2020) is reflected in full below. In each case compensation includes salary, other cash compensation and non-cash compensation.

The following compensation discussion and analysis describes the material elements of our executive compensation program for 2020, including aspects of our executive compensation program which were designed and implemented by the Compensation Committee of our Board of Directors in March 2021, at which time 2020 year-end compensation decisions with respect to each of our executive officers were reviewed and approved.

Compensation Philosophy

Our executive compensation program, which is under the direction and control of our Compensation Committee, is designed to integrate compensation with the achievement of our short- and long-term business objectives and to assist it in attracting, motivating and retaining the highest quality executive officers and rewarding them for superior performance. Different components of our executive compensation program are geared to short- and longer-term performance, with the goal of increasing stockholder value over the long-term.

We believe that the compensation of our executive officers should reflect their success in attaining key corporate objectives, such as growth or maintenance of market position, success in attracting and retaining qualified brokers and other professionals, increasing or maintaining revenues and/or profitability, developing new products and marketplaces, completing acquisitions, dispositions, restructurings, and other value-enhancing transactions and integrating any such transactions, as applicable, meeting established goals for operating earnings, earnings per share and increasing the total return for stockholders, including stock price and/or dividend increases, and maintaining and developing customer relationships and long-term competitive advantage. Such objectives may also include the ability to respond to extraordinary events and manage the business under changing health, environmental, microeconomic and financial circumstances.

We also believe that executive compensation should also reflect achievement of individual managerial objectives established for specific executive officers at the beginning of the fiscal year as well as reflect specific achievements by such individuals over the course of the year, such as development of specific products or customer relationships or executing or integrating specific acquisitions, dispositions and other strategic arrangements. We further believe that specific significant events led by executives, including acquisitions, dispositions and other significant transactions, should also be given significant weight. We believe that the performance of our executives in managing our Company, and in the provision of services to our operating partnerships and subsidiaries, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation.

Our policy is generally that the compensation of our executive officers should not be based on the short-term performance of our Class A common stock, whether favorable or unfavorable, since we believe that the price of our Class A common stock will, in the long-term, reflect our overall performance and, ultimately, our management by our executives. Long-term stock performance is reflected in executive compensation through the grant of various equity and partnership awards as described below.

Our Compensation Committee is aware that certain of our executive officers, including Messrs. Lutnick and Merkel, also receive compensation from our affiliates, including Cantor and BGC Partners, for services rendered to each of them, but it generally does not specifically review the nature or amount of such compensation. Messrs. Lutnick’s and Merkel’s overall compensation from BGC Partners is reviewed and approved by the compensation committee of the BGC Partners board of directors and not by our Compensation Committee.

None of our executive officers has received any compensation for serving on our Board of Directors or on the board of directors of BGC Partners.

Overview of Compensation and Processes

For 2020, executive compensation was composed of the following principal components: (i) a base salary, which is designed to retain talented executive officers and contribute to motivating, retaining and rewarding individual performance; (ii) an incentive bonus award that is intended to tie financial rewards to the achievement of the Company’s short- or longer-term performance objectives; and (iii) an incentive program that is designed to promote the achievement of short- and long-term performance goals and to align the long-term interests of executive officers with those of stockholders through the grant of awards. In all cases, performance objectives and goals relate to the performance of our executives at the Company and in the provision of services to our operating partnerships and subsidiaries.

From time to time, we may also restructure the existing partnership, equity and compensation arrangements of our executive officers as described below. We may also adopt various policies related to or in addition to such restructurings, including with respect to the grant of exchange rights, other monetization of awards, and the acceleration of the lapse of restrictions on restricted stock. We may also issue potential extraordinary grants to executive officers which may or may not be based on prior results or other performance measures, including stock price increase or other measures to be specified.

From time to time, we have also used employment agreements, change of control agreements, and other arrangements, including some with specified target or guaranteed bonus components, and discretionary bonuses to attract, motivate and retain talented executives. These specific arrangements with the executive officers are summarized below.

Our Compensation Committee approves, and recommends to our Board of Directors, that it approve the salaries, bonuses and other compensation of our executive officers. In addition, the Committee approves grants to executive officers under and otherwise administers our Incentive Plan, our Equity Plan and our Participation Plan.

From time to time, the Compensation Committee has engaged a compensation consultant in connection with its compensation decisions. With respect to 2020, Korn Ferry (which we refer to as the “Advisor”) advised the Committee. The Committee retained the Advisor to provide surveys and other information with respect to pay practices and compensation levels at the Company’s peer group and other companies, and the Committee discussed with the Advisor all compensation arrangements for 2020. While the Committee does take into consideration such peer data, the Committee does not attempt to benchmark executive compensation against any level, range, or percentile of compensation paid at any other companies, does not apply any specific measures of internal or external pay equity in reaching its conclusions, and does not employ tally sheets, wealth accumulation, or similar tools in its analysis. The Committee considered whether the Advisor had any conflicts of interest in advising the Committee. The Committee considered whether the Advisor had been providing services of any other nature to the Company; the amount of fees received from the Company by the Advisor; the policies and procedures adopted by the Advisor that have been designed to prevent conflicts of interest; whether any business or personal relationships existed between the consultants employed by the Advisor who worked on Company matters and any member of the Committee; whether any business or personal relationship existed between such consultants and any of our executive officers; and whether the Advisor or such consultants hold any of our Class A common stock. The Advisor also provides services to the compensation committee of the board of directors of BGC Partners from time to time. Upon evaluating such considerations, the Committee found no conflicts of interest in the Advisor advising the Committee.

Our policy for allocating between currently paid short- and long-term compensation is designed to ensure adequate base compensation to attract and retain talented executive officers, while providing incentives to maximize long-term value for our Company and our stockholders. Cash compensation is provided in the form of base salary to meet competitive salary norms and reward superior performance on an annual basis, and in the form of bonuses and awards for achievement of specific short-term goals or in the discretion of the Compensation Committee. Equity and partnership awards reward superior performance against specific objectives and long-term strategic goals and assist in retaining executive officers and aligning their interests with those of our Company and our stockholders. From time to time, we may provide additional equity or partnership awards on a periodic basis to reward superior performance, which awards may provide further long-term retention opportunities.

Base salaries for the following year are generally set for our executive officers at the year-end meetings of the Compensation Committee or in the early part of the applicable year. At these meetings, the Committee also approves incentive bonuses under the Incentive Plan and any discretionary bonuses and grants of equity and partnership awards under our Equity Plan and the Participation Plan to our executive officers.

At or around the year-end Compensation Committee meetings, our Chairman, Mr. Lutnick, makes compensation recommendations to the Committee with respect to the other executive officers. Such executive officers are not present at the time of these deliberations. With respect to its determination of the Chairman’s compensation, the Committee shall consider such information received from the Chairman as it deems necessary or appropriate. The Committee deliberates separately in executive sessions with the Advisor as to all executive officers other than Mr. Lutnick in the presence of Mr. Lutnick, and separately in executive sessions with the Adviser as to all executive officers, including Mr. Lutnick. The Committee may accept or adjust Mr. Lutnick’s recommendations and makes the sole determination of the compensation of all of our executive officers. In accordance with our Corporate Governance Guidelines, the Committee shall review and evaluate, at least annually, the performance and leadership of Mr. Lutnick as Chairman and Mr. Gosin as CEO. Based upon the results of this evaluation, and input from the Advisor, the Committee reviews and approves Mr. Lutnick’s and Mr. Gosin’s compensation.

During the first quarter of each fiscal year, the practice of our Compensation Committee is to establish annual incentive performance goals for all executive officers under the Incentive Plan, with the Committee retaining negative discretion to reduce or withhold any bonuses earned at the end of the year. All executive officers in office at that time are eligible to participate in the Incentive Plan. In all cases, such performance goals relate to the performance of our executive officers at the Company and in the provision of services to our operating partnership and subsidiaries.

We provide long-term incentives to our executive officers through the grants of limited partnership units under the Participation Plan and exchange rights or cash settlement awards in connection with such partnership units and restricted stock and other equity grants under the Equity Plan. In addition, executive officers may receive a portion of their Incentive Plan bonuses in equity or partnership awards, rather than cash, with the number of awards determined by reference to the market price of a share of our Class A common stock on the date that the award is granted or such other date that awards to executive officers are made generally. Grants under our Equity Plan and our Participation Plan have vesting provisions that are time- based, rather than performance-based, vesting schedules, although both plans are flexible enough to provide for performance-based awards.

In designing and implementing our executive compensation program, our Compensation Committee considers our operating and financial objectives, including our risk profile, and the effect that our executive compensation decisions will have on encouraging our executive officers to take an appropriate level of business, operational and market risk consistent with our overall goal of enhancing long-term stockholder value. In particular, the Committee considers those risks identified in our risk factors and the known trends and uncertainties identified in our management discussion and analysis, and considers how our executive compensation program serves to achieve its operating, financial and other strategic objectives while at the same time mitigating any incentives for executive officers to engage in excessive risk-taking to achieve short-term results that may not be sustainable in the long-term. Our Committee may also consider specific performance measures or grants based on specific events or particular strategic efforts or transactions.

In attempting to strike this balance, our Compensation Committee seeks to provide executive officers with an appropriately diversified mix of fixed and variable cash and non-cash compensation opportunities, time-based and performance-based awards, and short- and long-term incentives. In particular, our performance-based bonuses under our Incentive Plan focus on a mix of Company-wide and product-specific operating and financial metrics, in some cases based upon our absolute performance and in other cases based upon our performance relative to our peer group or other companies. In addition, the Incentive Plan award opportunities provide for the exercise of considerable negative discretion by the Committee to reduce, but not increase, amounts granted to executive officers under the Incentive Plan, and to take individual as well as corporate performance into account in exercising that discretion. Further, the Committee retains the discretion to pay out any amounts finally awarded under the Incentive Plan in equity or partnership awards, rather than cash, and to include restrictions on vesting, resale and forfeiture in any such equity or partnership awards.

Discretionary and Retentive Partnership Opportunities

To incentivize executive officers and hold them accountable to stockholders, our Compensation Committee uses a variety of highly retentive partnership units under the Participation Plan. These partnership awards are granted as a tax-efficient, strongly retentive, and risk-appropriate means to align the interests of the executive officers with those of our long-term stockholders. For executive officers, these grants may include NPSUs, along with PSUs and PPSUs, and the Committee believes that the features of the units, coupled with the discretion of the Committee to grant the right of partnership distributions, exchangeability into shares of Class A common stock of Newmark, and various liquidity opportunities, create a best-in-class form of incentive award for our executives. Until such units are made exchangeable into a share of Class A common stock or exchanged for cash or, in some cases, made exchangeable into another partnership unit with a capital account such as a HDU, at the discretion of the Committee, these units are generally forfeitable for any reason, subject to certain exceptions. We believe this incentivizes performance. These partnership units may be redeemed for zero by the Committee at its discretion. Traditionally, the Committee generally has not granted options and equity-based awards such as RSUs to executives and emphasized instead these flexible and retentive limited partnership units. The Committee has recently granted NPSUs, along with PSUs/PPSUs, and HDUs, provided as long-term incentives to executive officers, which awards are generally coupled with performance-based grants of exchange rights and cash settlement awards. Certain of our executive officers have previously received BGC Holdings NPSUs and received Newmark Holdings NPSUs in connection with the Separation. The Committee may consider RSUs and options, as well as partnership units and other forms of compensation, in future grants.

NPSUs have no value for accounting or other purposes at the time of grant, do not participate in quarterly partnership distributions, are not allocated any items of profit or loss and may not be made exchangeable into shares of Class A common stock. NPSU awards are highly discretionary and provide additional flexibility for the Compensation Committee to determine the timing and circumstances of replacing such units with units that earn partnership distributions and any rights to exchange such units for shares of Class A common stock or cash. NPSUs have generally been granted to our executives as mid-year grants or in connection with execution of long-term employment arrangements.

From time to time, our Compensation Committee may choose to replace a NPSU with a non-exchangeable PSU or HDU. A non-exchangeable PSU may also be replaced with a non-exchangeable HDU. A non-exchangeable PSU that has been granted the right to convert into a non-exchangeable HDU is referred to as a “PSU-H,” and a non-exchangeable PPSU that has been granted the right to be converted into cash upon conversion of the underlying PSU-H into an HDU is referred to as a “PPSU-H.” PSUs participate in quarterly partnership distributions, but otherwise generally have no value for accounting purposes and are not exchangeable into shares of Class A common stock until such exchange rights are granted by the Committee. HDUs have a stated capital account and are valued based upon such capital account which is initially based on the closing trading price of Class A common stock at the time the HDU is issued. HDUs participate in quarterly partnership distributions and are not exchangeable into shares of Class A common stock unless such exchange rights are granted by the Committee.

Executive officers may also receive PPSUs. These units are preferred limited partnership units that may be awarded to holders of, or contemporaneously with, the grant of PSUs. PPSUs are entitled to a preferred distribution of net profits of Newmark Holdings and/or BGC Holdings, as applicable, but otherwise are not entitled to participate in quarterly distributions. PPSUs cannot be made exchangeable into shares of Class A common stock, can only be exchanged for cash, at the determination price on the date of grant, in connection with an exchange of the related PSUs or HDUs, and therefore are not included in our fully diluted share count. PPSUs are expected to provide a mechanism for issuing fewer aggregate share equivalents than traditionally issued in connection with our compensation and to have a lesser overall impact on our fully diluted share count. The ratio of the grant of PPSUs to traditional units (e.g., PSUs) is expected to approximate the compensatory tax rate applicable in the relevant country jurisdiction of the partner recipient. The determination price used to exchange PPSUs for cash is determined by the Compensation Committee on the date the grant of such unit and is based on a closing trading price of Class A common stock identified by the Committee on such date.

Over time, as compensation goals are met and other incentives are reached by the executives, the Compensation Committee may choose, in its sole discretion, to grant an exchange right with respect to a PSU, thereby creating a potential liquidity event for the executive and creating a value for accounting purposes. The life cycle of these units, as they may evolve from NPSUs to shares of Class A common stock, provides the Committee and the Board of Directors with superior opportunities to retain and incentivize executives and employees in a tax-efficient and discretionary manner.

Until non-exchangeable units are made exchangeable into a share of Class A common stock or exchanged for cash at the discretion of the Committee, they are generally forfeitable for any reason, subject to certain exceptions. We believe this incentivizes performance.

Our executive officers have much of their personal net worth in a combination of our equity-based awards and non-exchangeable and exchangeable limited partnership units. Messrs. Lutnick, Gosin, Merkel and Rispoli hold limited partnership units in Newmark Holdings. Mr. Lutnick holds additional partnership interests in Cantor, which, through its and CFGM’s ownership of shares of our Class B common stock, controls approximately 54.2% of the total voting power of the outstanding Newmark common stock as of June 30, 2021. Mr. Merkel also holds additional partnership interests in Cantor.

Section 162(m) of the U.S. Internal Revenue Code of 1986, which we refer to as the “Code,” eliminates a corporation’s tax deduction in a given year for payments to certain executive officers in excess of $1,000,000. We do not currently expect that decisions relating to compensation will be significantly impacted by Section 162(m) matters on a going forward basis. The Committee retains negative discretion to reduce or withhold performance-based compensation to our executive officers, including after taking into consideration changing business conditions or the executive officer’s individual performance.

Our management and our Compensation Committee recognize that we are subject to certain Financial Accounting Standards Board and SEC guidance on share-based awards and other accounting charges with respect to the compensation of the executive officers and other employees. However, management and the Committee do not believe that these accounting charges should necessarily determine the appropriate types and levels of compensation to be made available. Where material to the Committee’s decisions, these accounting charges will be described in our compensation discussion and analysis, compensation tables and related narratives.

Our Compensation Committee may grant equity and partnership awards to executive officers in a variety of ways under the Equity Plan and the Participation Plan, including restricted stock, RSUs, exchange rights, cash settlement awards and other equity grants under the Equity Plan and non- exchangeable limited partnership unit awards under the Participation Plan. Grants of such awards may have different accounting treatment and may be reported differently in the compensation tables and related narratives depending upon the type of award granted and how and when it is granted.

For U.S. GAAP purposes, a compensation charge is recorded on PSUs and similar limited partnership units if and when an exchange right is granted to such units to acquire shares of Class A common stock, and the charge is based on the market price of Class A common stock on the date on which the exchange right is granted, regardless of when such exchange occurs. Additionally, when the exchange actually occurs, a U.S. federal income tax deduction is generally allowed equal to the fair market value of a share of Class A common stock on the date of exchange.

For U.S. GAAP purposes, a compensation charge is recorded on PSUs and similar limited partnership units if and when an exchange right is granted relating to the right to exchange such units into HDUs or similar limited partnership units, and the charge is based on the market price of Class A common stock on the date on which the exchange right is granted, regardless of whether such exchange occurs. Additionally, when the exchange actually occurs, a U.S. federal income tax deduction is generally allowed equal to the fair market value of a share of Class A common stock on the date of exchange.

For U.S. GAAP purposes, if shares of restricted stock granted are not subject to continued employment or service with us or any of our affiliates or subsidiaries, even if they are subject to compliance with our customary non-compete obligations, the grant-date fair value of the restricted stock will be expensed on the date of grant.

The BGC compensation committee may also award grants of exchangeability of BGC Holdings units to certain of our directors, executive officers or other officers or employees. Grants of exchangeability relating to Newmark Holdings units and BGC Holdings units may be made at any time in the discretion of the relevant Compensation Committee, and future grant practices may differ from prior practices, including without limitation in connection with performance achievement, changes in incentive arrangements, accounting principles, and tax laws (including deductibility of compensation) and other applicable laws.

Clawback, Forfeiture and Recoupment

The highly retentive nature of the NPSUs, PSUs and similar partnership units, which may be redeemed for zero at any time by the Compensation Committee, as well as the non-compete, non-disparagement and other obligations under the Newmark Holdings Partnership Agreement, provides extraordinary discretion and superior clawback power to the Committee. Accordingly, we do not have a separate general compensation recovery or “clawback” policy. Further, our annual policy is to provide the majority of our compensation through retentive partnership units or other equity with strong vesting mechanisms. Accordingly, we do not require additional share ownership or hold-through retirement thresholds.

Base Salary

Our executive officers receive base salaries or similar cash payments intended to reflect their skills, expertise and responsibilities. Subject to any applicable employment or other agreements, such payments and subsequent adjustments, if any, are reviewed and approved by the Compensation Committee annually, based on a variety of factors, which may include, from time to time, a review of relevant salaries of executives at our peer group of companies and others, and each executive officer’s individual performance for the prior year, including such executive officer’s experience and responsibilities.

We generally establish base pay at levels comparable to our peer group and other companies which employ similarly skilled personnel, including CBRE Group, Inc., Colliers International Group, Inc., Cushman & Wakefield plc, FirstService Corporation, Jones Lang LaSalle Inc., Marcus & Millichap Inc., Redfin Corp., RE/MAX Holdings, Inc., Savills plc and Zillow Group, Inc. While we determine these levels by reviewing publicly available information with respect to our peer group of companies and others, we generally do not expect to engage in benchmarking.

Currently, Mr. Lutnick expects to spend approximately 33% of his time on our matters and Mr. Merkel expects to spend approximately 25% of his time on our matters. These percentages may vary depending on business developments at Newmark or Cantor, BGC Partners or any of our or their respective affiliates. As a result, these key employees (and others in key executive or management roles who we may hire from time to time) dedicate only a portion of their professional efforts to our business and operations, and there is no contractual obligation for them to spend a specific amount of their time with us and/or BGC Partners or Cantor. Messrs. Gosin and Rispoli spend all of their full business time on our matters, including on investments or ventures.

Base Salaries for 2020 and Voluntary Executive Base Salary Reductions

Base salary and similar cash payment rates for 2020 were established in March 2020 by our Compensation Committee with respect to each of our executive officers, based on their continuing qualifications, experience and responsibilities. The base rate for 2020 was continued at $1,000,000 for Messrs. Lutnick and Gosin. The base rate for Mr. Rispoli for 2020 was increased to $700,000, effective as of March 2, 2020. The base rate for Mr. Merkel for 2020 was continued at $500,000. On April 27, 2020, in response to the continuing macroeconomic impact of the COVID-19 pandemic, our executive officers volunteered to reduce their annual base salaries by 50% for Messrs. Lutnick and Gosin and by 15% for Messrs. Merkel and Rispoli. These reductions were effective as of April 27, 2020 and remained in place until December 31, 2020.

Base Salaries for 2021

Base salary and similar cash payment rates for 2021 were established in March 2021 by our Compensation Committee with respect to each of our executive officers, based on their continuing qualifications, experience and responsibilities. The base rate for 2021 was continued at $1,000,000 for Messrs. Lutnick and Gosin. The base rate for Mr. Rispoli for 2021 was increased to $750,000 effective April 1, 2021, and the base rate for Mr. Merkel for 2021 was continued at $500,000. Mr. Rispoli’s $50,000 base salary increase was awarded due to his increased responsibilities in connection with strategic transactions and his leadership during the COVID-19 pandemic.

Bonus Compensation

Notwithstanding the elimination of the exception to the $1,000,000 limit on deductibility for qualified performance-based compensation under Section 162(m) of the Code pursuant to the Tax Act, we intend to award performance-based compensation in the form of bonuses to our executive officers, including pursuant to the Incentive Plan. The Compensation Committee believes that such performance-based compensation appropriately aligns the interests of our executive officers with the interests of our stockholders.

With respect to each performance period, our Compensation Committee specifies the applicable performance criteria and targets to be used under the Incentive Plan for that performance period. These performance criteria, which may vary from participant to participant, will be determined by the Committee and may be based upon one or more of the following financial performance measures:

•	pre-tax or after-tax net income.

•	pre-tax or after-tax operating income;

•	gross revenue;

•	profit margin;

•	stock price, dividends and/or total stockholder return;

•	cash flow(s);

•	market share;

•	pre-tax or after-tax earnings per share;

•	pre-tax or after-tax operating earnings per share;

•	expenses;

•	return on equity; or

•

strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, or geographic business expansion goals, cost targets, and goals relating to acquisitions or divestitures, or any combination thereof.

The actual Incentive Plan bonus paid to any given participant at the end of a performance period is based upon the extent to which the applicable performance goals for such performance period are achieved, subject to the exercise of negative discretion by the Compensation Committee, and may be paid in cash or in equity or partnership awards. These awards also serve as incentives for future performance and retention.

In addition, from time to time, our Compensation Committee may provide for target or guaranteed bonuses in employment or other agreements in order to attract and retain talented executives, or may grant ad hoc discretionary bonuses when an executive officer is not eligible to participate in the Incentive Plan award opportunities for that performance period or when it otherwise considers such bonuses to be appropriate. Such bonuses may also be paid in cash or in equity or partnership awards.

Incentive Plan Bonus Goals for 2020

In the first quarter of 2020, our Compensation Committee determined that Messrs. Lutnick, Gosin, Rispoli and Merkel, our executive officers for 2020, would be participating executives for 2020 in our Incentive Plan.

For 2020, our Compensation Committee used the same performance criteria for all the executive officers and set individual bonus opportunities for 2020 equal to the maximum value allowed for each individual pursuant to the terms of the Incentive Plan (i.e., $25 million), provided that (i) the Company achieved operating profits or adjusted earnings annually for 2020, as calculated on substantially the same basis as in the Company’s 2019 year-end earnings release, or (ii) the Company achieved improvement or percentage growth in gross revenue or total transaction volumes for any product annually for 2020 as compared annually to 2019 over any of its peer group members or industry measures, as reported in the Company’s 2020 earnings release, in each case calculated on substantially the same basis as in the Company’s 2019 earnings release, and compared to the most recently available peer group information or industry measures, (each of which we refer to as a “Performance Goal”) in each case subject to any appropriate corporate adjustment to reflect stock splits, reverse stock splits, mergers, spin-offs or any other extraordinary corporate transactions in accordance with the Bonus Plan, the Incentive Plan and the Participation Plan, as applicable.

The Compensation Committee determined that the payment of any such amount may be in the form of cash, shares of Class A common stock, limited partnership units, or other equity or partnership awards permitted under the Equity Plan, the Participation Plan or otherwise. The Compensation Committee, in its sole and absolute discretion, retained the right to reduce the amount of any Incentive Plan bonus payment based upon any factors it determines, including whether and the extent to which the Performance Goals or any other corporate, as well as individual, performance objectives have been achieved.

Incentive Plan Bonuses Awarded for 2020

On March 16, 2021, having determined that the Performance Goals established in the first quarter of 2020 had been met for 2020, our Compensation Committee made awards, effective as of April 1, 2021, to the participating executive officers for 2020 under our Incentive Plan. The awards were granted using a stock price of $11.09 on March 16, 2021, and adjusted by the 0.9365 exchange ratio in effect as of such date, and provided a combination of short- and long-term incentives that align the Company’s financial performance with its executive compensation. In addition to short- term cash compensation awarded to certain executives, the Committee awarded significant portions of its 2020 compensation to all executives in the form of long-term partnership units. These units are eligible for partnership distributions, if any, in the current period, which are tied to the Company’s current and future earnings and may rise and fall with the Company’s results and market conditions in a given period. The units awards, however, are issued as non-exchangeable and the non- preferred unit awards may be made exchangeable into the Company’s Class A common stock at a future time at the Committee’s discretion, thus incentivizing future performance by aligning it with the Company’s stock price. The Committee considered the impact of the Company’s earnings and stock performance when making these awards for 2020 as well as the impact of the COVID-19 pandemic on various businesses and the Company’s results as a whole. The impact of any of these measures during 2021 or beyond may materially impact the value of current and previous partnership awards, thus aligning the interests of the executives with those of our stockholders. This alignment is more important than ever in the face of volatile markets and the unprecedented business climate in light of the ongoing impact of the COVID-19 pandemic. Further, all of such 2020 partnership awards are forfeitable in the event that an executive were to leave the Company and compete or otherwise violate applicable partnership obligations. These components are more important than ever in unpredictable times.

Total compensation for all executive officers was reduced by approximately 25% due to the impact of the COVID-19 pandemic on the Company’s business as a whole. This amount included the voluntary base salary reductions, which occurred in April 2020 and continued until year end 2020, as well as incentive bonus reductions as a component of year-end compensation. The Committee considered specific business factors, including relative reductions in leasing revenues, and the disproportionate impact in the East and West Coast markets, as well as the improved volumes and market share in GSE originations, DUS lending and property management. Base salaries were returned at year end to pre-pandemic levels.

•

Mr. Lutnick’s 2020 aggregate bonus of $3,450,000 was paid solely in a long-term partnership award represented by 166,025 non- exchangeable Newmark Holdings PSUs and 166,025 non-exchangeable Newmark Holdings PPSUs. The bonus for Mr. Lutnick represented a $1,050,000, or approximate 23.3%, decrease from the prior year in light of the impact of the COVID-19 pandemic on the Company’s business as a whole. This long-term award represents an incentive which aligns Mr. Lutnick’s compensation with the Company’s performance and earnings and is critical for the present market.

•

Mr. Gosin’s aggregate bonus of $7,933,891 for 2020 was paid solely in a long-term incentive partnership award represented by 381,804 non-exchangeable Newmark Holdings PSUs and 381,804 non-exchangeable Newmark Holdings PPSUs. The bonus for Mr. Gosin represented a $2,566,109, or approximate 24.4%, decrease from the prior year in light of the impact of the COVID-19 pandemic on the Company’s business as a whole. This long-term award represents an incentive which aligns Mr. Gosin’s compensation with the Company’s performance and earnings and is critical for the present market.

•

Mr. Rispoli’s aggregate bonus of $392,288 for 2020 was paid solely in a long-term partnership award represented by 18,878 non- exchangeable Newmark Holdings PSUs and 18,878 non-exchangeable Newmark Holdings PPSUs. These units were granted by the Committee to continue to incentivize Mr. Rispoli in his efforts with respect to the Company’s overall finances and increased operational responsibilities. The bonus for Mr. Rispoli represented a $307,712, or approximately 44.0%, decrease from the prior year as a result of the impact of the COVID-19 pandemic on the Company’s business as a whole.

•

Mr. Merkel’s 2020 bonus of $579,000 was paid solely in a long-term partnership award represented by 27,864 non-exchangeable Newmark Holdings PSUs and 27,864 non-exchangeable Newmark Holdings PPSUs, reflecting Mr. Merkel’s overall leadership and advice on complex business and legal matters in connection with certain transactions and other projects. The bonus for Mr. Merkel represented a $296,000, or approximate 33.8%, decrease from the prior year as a result of the impact of the COVID-19 pandemic on the Company’s business as a whole.

In making its bonus determinations for 2020, our Compensation Committee considered the pay practices of our peer group and other companies, including a compensation survey prepared by, and advice from, the Advisor. In addition to its decision to reduce total compensation for all executive officers by approximately 25% for the year and the impact of the COVID-19 pandemic, in making individual determinations, it also considered our earnings performance, significant transactions, stock performance, individual contributions toward achievement of strategic goals and overall financial and operating results. These awards were also expected to incentivize our executive officers with respect to future performance and encourage ongoing contributions to our businesses.

Incentive Plan Bonus Goals for 2021

In the first quarter of 2021, the Compensation Committee determined that Messrs. Lutnick, Gosin, Merkel and Rispoli, our current executive officers, would be participating executives for 2021 in the Incentive Plan. For 2021, the Committee established performance criteria for all executive officers and set a bonus for 2021 equal to the maximum value allowed for each individual pursuant to the terms of the Incentive Plan (i.e., $25 million), provided that (i) the Company achieves operating profits or adjusted earnings annually for 2021, as calculated on substantially the same basis as in the Company’s 2020 year-end earnings release, or (ii) the Company achieves improvement or percentage growth in gross revenue or total transaction volumes for any product annually for 2021 as compared to 2020 over any of our peer group members or industry measures, as reported in its 2021 earnings release, in each case calculated on substantially the same basis as in its 2020 earnings release, and compared to the most recently available peer group information or industry measures, in each case, subject to any appropriate corporate adjustment to reflect stock splits, reverse stock splits, mergers, spin-offs or any other extraordinary corporate transactions in accordance with the Incentive Plan, Equity Plan and the Participation Plan, as applicable. As each of the Company’s executive officers also provides services to certain of our operating partnerships and subsidiaries, potential bonuses for 2021 are also on behalf of all such operating partnerships and subsidiaries, as may be applicable.

The Compensation Committee determined that the payment of any such amount may be in the form of cash, shares of Class A common stock, limited partnership units or other equity or partnership awards permitted under the Equity Plan, the Participation Plan or otherwise. The extent determined to reflect the portion of an executive officer’s compensation related to services performed for a particular subsidiary or affiliate as noted above, the cost of compensation awarded under any of the Compensation Plans shall be borne by such subsidiary or affiliate. The Committee, in its sole and absolute discretion, retained the right to reduce the amount of any Incentive Plan bonus payment based upon any factors it determines, including whether and the extent to which Performance Goals or any other corporate, as well as individual, performance objectives have been achieved. The Committee further retains discretion to authorize bonuses and other awards to the participating executives regardless of whether or not such bonuses and awards are tax deductible under tax law in effect at the time of such bonuses and awards.

Equity Plan and Participation Plan Awards

It is the Compensation Committee’s general policy to award restricted stock, exchange rights, awards that are repurchased for cash, which we refer to as “cash settlement awards,” and other equity or partnership awards to executive officers in order to align their interests with those of our long- term investors and to help attract and retain qualified individuals. Our Equity Plan permits the Committee to grant restricted stock, stock options, stock appreciation rights, deferred stock such as RSUs, bonus stock, performance awards, dividend equivalents and other stock-based awards, including to provide exchange rights for shares of our Class A common stock and cash settlement awards relating to Newmark Holdings limited partnership units. Our Participation Plan provides for the grant or sale of Newmark Holdings limited partnership units. The total number of Newmark Holdings limited partnership units issuable under the Participation Plan will be determined from time to time by our Board of Directors, provided that exchange rights or cash settlement awards relating to units may only be granted pursuant to other stock-based awards granted under our Equity Plan. Partnership units in Newmark Holdings (other than NPSUs) are entitled to participate in preferred or quarterly partnership distributions from Newmark Holdings and (other than preferred units and NPSUs) are eligible to be made exchangeable for shares of our Class A common stock. We view these incentives as an effective tool in motivating, rewarding and retaining our executive officers.

Our Compensation Committee retains the right to grant a combination of forms of such awards under our Equity Plan and our Participation Plan to executive officers as it considers appropriate or to differentiate among executive officers with respect to different types of awards. The Committee has also granted authority to Mr. Lutnick, our Chairman, to grant awards to non-executive officer employees of the Company under the Equity Plan and Participation Plan and to establish sub-plans for such persons.

In addition, our executive officers and other employees may also be offered the opportunity to purchase limited partnership units. The Compensation Committee and Mr. Lutnick will have the discretion to determine the price of any purchase right for partnership units, which may be set at preferential or historical prices that are less than the prevailing market price of our Class A common stock.

Timing of Awards

Equity and partnership awards to executive officers that are in payment of the Incentive Plan or discretionary bonuses are typically granted annually in conjunction with the Compensation Committee’s review of company and individual performance of executive officers, although interim grants may be considered and approved from time to time. The Committee’s annual review generally takes place at year-end meetings, which are generally held in the first quarter of each year, although the reviews may be held at any time and from time to time throughout the year. From time to time, grants to executive officers may be made on a mid-year or other basis in the event of business developments, changing compensation requirements or other factors, in the discretion of the Committee.

Our policy is generally to award year-end grants to executive officer recipients by the end of the calendar year or shortly thereafter, with grants to non-executive employees occurring closer to the end of the first quarter of the following year. Grants, if any, to newly hired employees are effective on the first day of the quarter following the employee’s first day of employment. In addition, from time to time the Company may offer compensation enhancements or modifications to employees that it does not offer to its executive officers.

The exercise price of all stock options is set at the closing price of our Class A common stock on the Nasdaq Global Select Market on the date of grant. As discussed above, with respect to limited partnership units and other equity or partnership awards, grants may be made based on a dollar value, with the number of units or shares determined by reference to the market price of our Class A common stock on the date of grant, or based on a specified number of awards.

Replacement and Exchange Right Grants in Respect of 2020

From time to time, the Compensation Committee generally approves monetization of previously issued and outstanding units and shares in order to provide liquidity to the executives in accordance with applicable tax and accounting rules, taking into consideration the retentive impact of the remaining units held by the executives. The 2020 monetizations are described below were approved by the Compensation Committee in order to provide liquidity to the executives in accordance with applicable tax and accounting rules, taking into consideration the retentive impact of the remaining units held by the executives.

Mr. Lutnick

Mr. Lutnick received no standalone monetization with respect to 2020. See below under “Standing Policy for Mr. Lutnick” for a description of the exchange rights and/or other monetizations rights granted to him with respect to 2020 and waived one time by him with such future opportunities to be cumulative.

Mr. Gosin

On March 16, 2021, the Compensation Committee granted Mr. Gosin exchange rights into shares of Class A common stock with respect to 526,828 previously awarded non-exchangeable Newmark Holdings PSUs and 30,871 non-exchangeable Newmark Holdings APSUs held by Mr. Gosin (which, based on the closing price of the Class A common stock of $11.09 per share on such date and using the exchange ratio of 0.9365, had a value of $5,792,139 in the aggregate). In addition, on March 16, 2021, the Compensation Committee approved removing the sale restrictions on Mr. Gosin’s remaining 178,232 restricted shares of Class A common stock in BGC (which were originally issued in 2013) and associated 82,680 remaining restricted shares of Newmark Class A common stock (issued as a result of the Company spin-off in November 2018).

Mr. Rispoli

On March 16, 2021, the Compensation Committee granted Mr. Rispoli (i) exchange rights into shares of Class A common stock with respect to 6,043 previously awarded non-exchangeable Newmark Holdings PSUs held by Mr. Rispoli (which, based on the closing price of the Class A common stock of $11.09 per share on such date and using the exchange ratio of 0.9365, had a value of $62,758); and (ii) exchange rights into cash with respect to 4,907 previously awarded non-exchangeable Newmark Holdings PPSUs held by Mr. Rispoli (which had an average determination price of $15.57 per unit, for a total of $76,407 in the aggregate to be paid for taxes when (i) is exchanged).

Mr. Merkel

On March 16, 2021, the Company redeemed 30,926 non-exchangeable Newmark Holdings PSUs held by Mr. Merkel for zero and in connection therewith issued 28,962 shares of our Class A common stock. On the same day, the Company repurchased these shares from Mr. Merkel at the closing price of our Class A common stock of $11.09 per share under our stock buyback program. The total payment delivered to Mr. Merkel was $321,189, less applicable taxes and withholdings. The Compensation Committee approved these transactions.

2019 Newmark NPSU Awards

On February 22, 2019, the Compensation Committee granted 500,000 Newmark Holdings NPSUs and 500,000 Newmark Holdings NNPSUs effective April 1, 2019 to Mr. Lutnick. These units will become non-exchangeable Newmark Holdings PSUs and PPSUs (based on the determination price of $10.05 per unit) ratably over 4 years (on each anniversary) as follows:

•	Replacement of NPSUs with PSUs: On or about each April 1 of 2020, 2021, 2022, and 2023, the Company shall grant Mr. Lutnick an aggregate award of 125,000 non-exchangeable PSUs in replacement of 125,000 of the above NPSUs, provided that (i) the Company, inclusive of its affiliates, earns, in aggregate, at least $5 million in gross revenues in the calendar quarter in which the applicable award of PSUs is to be granted and (ii) except in the event of death prior to the applicable grant date, Mr. Lutnick remains an employee of the Company or an affiliate thereof and has at all times remained in compliance with the Newmark Holdings Limited Partnership Agreement. Pursuant to this grant, on April 1, 2021 the Company granted Mr. Lutnick an aggregate award of 125,000 non-exchangeable PSUs in replacement of 125,000 NPSUs.

•

Replacement of NPPSUs with PPSUs: On or about each April 1 of 2020, 2021, 2022, and 2023, the Company shall grant Mr. Lutnick an aggregate award of 125,000 non-exchangeable PPSUs in replacement of 125,000 of the above NPPSUs (which, upon replacement, shall be cancelled and no longer exist), provided that (i) the Company, inclusive of its affiliates, earns, in aggregate, at least $5 million in gross revenues in the calendar quarter in which the applicable award of PPSUs is to be granted and (ii) except in the event of death prior to the applicable grant date, Mr. Lutnick remains an employee of the Company or an affiliate thereof and has at all times remained in compliance with the Newmark Holdings Limited Partnership Agreement. Pursuant to this grant, on April 1, 2021 the Company granted Mr. Lutnick an aggregate award of 125,000 non-exchangeable PPSUs in replacement of 125,000 NPPSUs.

Replacement and Exchange Right Grants Related to the 2021 Equity Event

On June 28, 2021, in connection with our accelerated receipt of common shares of Nasdaq, Inc. (“Nasdaq Shares”) (see “Certain Relationships and Related Transactions, and Director Independence—Nasdaq Monetization Transaction”), the Compensation Committee approved a plan to expedite the tax deductible exchange and redemption of a substantial number of limited partnership units held by partners of the Company (the “2021 Equity Event”). The 2021 Equity Event also accelerated certain compensation expenses, resulting in $428.6 million of compensation charges. These partnership units were settled using a $12.50 share price. In July 2021, the Compensation Committee approved increasing the price to $13.01 to settle certain units.

Some of the key components of the approved plan were as follows:

•	8.3 million and 8.0 million compensatory limited partnership units, respectively, of Newmark Holdings and BGC Holdings held by Newmark partners who are employees were redeemed or exchanged.

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23.2 million and 17.4 million compensatory limited partnership units, respectively, of Newmark Holdings and BGC Holdings held by the Newmark Holdings’ partners who are independent contractors were redeemed or exchanged. Newmark also accelerated the payment of related withholding taxes to them with respect to their Newmark Holdings units. Independent contractors received one BGC Class A common share for each redeemed non-preferred BGC Holdings unit or cash and are responsible for paying any related withholding taxes.

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Partners with non-exchangeable non-preferred compensatory units exchanged or redeemed in connection with the 2021 Equity Event generally received restricted Class A common shares of Newmark and/or BGC to the extent tax deductible. A portion of the BGC Class A common shares received by independent contractors were unrestricted to facilitate their payment of withholding taxes.

•	The issuance of Newmark Class A common stock related to the 2021 Equity Event reflected the June 30, 2021 exchange ratio of 0.9403.

•	Newmark Holdings and BGC Holdings limited partnership interests with rights to convert into HDUs for cash were also redeemed in connection with the 2021 Equity Event.

The specific transactions approved by the Compensation Committee, in connection with the 2021 Equity Event, with respect to Newmark’s executive officers are set forth below. All of the transactions included in the 2021 Equity Event with respect to Messrs. Lutnick, Gosin and Rispoli, were based on (i) the price for Newmark Class A common stock of $12.50 per share, as approved by the Compensation Committee; (ii) the price of BGC Partners Class A common stock of $5.86; and (iii) the price of Nasdaq common stock of $177.11.

Mr. Lutnick

On June 28, 2021, the Newmark Compensation Committee approved the following for Mr. Lutnick: (i) the exchange of 279,725 exchangeable Newmark Holdings PSUs into 263,025 shares of Newmark Class A common stock based on the then current exchange ratio of 0.9403; (ii) the redemption of 193,530 exchangeable Newmark Holdings PPSUs for a cash payment of $1,465,874, to be remitted to the applicable tax authorities to the extent necessary for payment in connection with the delivery of the Newmark Class A common stock in (i) above; (iii) the redemption of 2,909,819 non-exchangeable Newmark Holdings PSUs, pursuant to Mr. Lutnick’s rights under his existing standing policy and issuance of 2,736,103 shares of Newmark Class A common stock to him based upon the then-current exchange ratio of 0.9403; (iv) the redemption of 793,398 non-exchangeable Newmark Holdings PPSUs pursuant to Mr. Lutnick’s rights under his existing standing policy for a cash payment of $8,798,546, to be remitted to the applicable tax authorities to the extent necessary for payment in connection with the delivery of the above Newmark Class A common stock in (iii) above; (v) the conversion of 552,482.62 non-exchangeable Newmark Holdings PSUs with H-Rights into 552,482.62 non-exchangeable HDUs and redemption of such HDUs for their capital account, paid in the form of Nasdaq Shares; (vi) the redemption of 602,462.94 non-exchangeable PPSUs for a cash payment of $7,983,000, to be remitted to the applicable tax authorities to the extent necessary for payment in connection with the delivery of above Newmark Holdings HDU cash payment; (vii) the exchange of 520,380 exchangeable BGC Holdings PSUs into 520,380 shares of BGC Class A common stock; (viii) the redemption of 425,766 exchangeable BGC Holdings PPSUs for a cash payment of $1,525,705, to be remitted to the applicable tax authorities to the extent necessary for payment in connection with the delivery of the above BGC shares in (viii); (ix) the redemption of 88,636 non-exchangeable BGC Holdings PSUs pursuant to Mr. Lutnick’s rights under his existing standing policy, and the issuance of 88,636 shares of BGC Class A common stock; (x) the conversion of 1,131,774 non-exchangeable BGC Holdings PSUs with H-Rights into 1,131,774 non-exchangeable BGC Holdings HDUs; (xi) the redemption of 1,018,390 non-exchangeable BGC Holdings PPSUs with rights to redeem for cash in connection with the exercise of above BGC Holdings HDUs for a cash payment of $7,983,000, to be remitted to the applicable tax authorities to the extent necessary for payment in connection with the delivery of above BGC Holdings HDU cash payment; and (xii) the issuance of 29,059 shares of Newmark Class A common stock.

In connection with the above, the Company’s fully diluted share count was reduced by an aggregate of 1,212,000 shares of Newmark Class A common stock for tax withholding purposes.

Mr. Gosin

On June 28, 2021, the Compensation Committee approved the following for Mr. Gosin: (i) the exchange of 1,531,061.84 exchangeable Newmark Holdings units (comprised of 1,438,597.37 exchangeable Newmark Holdings PSUs and 92,464.47 exchangeable Newmark Holdings APSUs) into 1,439,658 shares of Newmark Class A common stock based upon the then-current exchange ratio of 0.9403; (ii) the redemption of 60,753.97 exchangeable Newmark Holdings PPSUs for a cash payment of $834,508, to be remitted to the applicable tax authorities to the extent necessary for payment in connection with the delivery of the Newmark shares in (i) above; (iii) the conversion of 443,871.60 non-exchangeable Newmark Holdings PSUs with H-Rights into 443,871.60 non-exchangeable Newmark Holdings HDUs, less any taxes and withholdings in excess of $5,362,452, and redemption of such HDUs for their capital account, paid in the form of Nasdaq Shares; (iv) the redemption of 539,080.23 non-exchangeable Newmark Holdings PPSUs for cash in connection with the delivery of the Newmark Holdings HDU cash payment in (iii) above; (v) the exchange of 3,348,706 exchangeable BGC Holdings units (comprised of 3,147,085 exchangeable BGC Holdings PSUs and 201,621 Exchangeable BGC Holdings APSUs) into 3,348,706 shares of BGC Class A common stock; (vi) the redemption of 80,891 exchangeable BGC Holdings PPSUs for a cash payment of $298,273, to be remitted to the applicable tax authorities to the extent necessary for payment in connection with the delivery of the BGC shares in (v) above; (vii) the conversion of 1,592,016 non-exchangeable BGC Holdings PSUs with H-Rights to into 1,592,016 non-exchangeable BGC Holdings HDUs, less applicable taxes and withholdings in excess of the BGC Holdings PPSU value in (viii) below; (viii) the redemption of 264,985 non-exchangeable BGC Holdings PPSUs with rights to redeem for cash in connection with exercise of above BGC Holdings HDUs for a cash payment of $1,129,499, to be remitted to the applicable tax authorities in connection with the delivery of the BGC Holdings HDU cash payment in (vii) above; and (ix) the issuance of 12,500 shares of Newmark Class A common stock.

In connection with the above, the Company’s fully diluted share count was reduced by an aggregate of 670,933 shares of Newmark Class A common stock for tax withholding purposes.

Mr. Rispoli

On June 28, 2021, the Compensation Committee approved the following for Mr. Rispoli: (i) the exchange of 23,124 exchangeable Newmark Holdings PSUs into 21,744 shares of Newmark Class A common stock based on the then-current exchange ratio of 0.9403; (ii) the redemption of 18,668.77 exchangeable Newmark Holdings PPSUs for a cash payment of $208,407, to be remitted to the applicable tax authorities to the extent necessary for payment in connection with the delivery of the Newmark shares in (i) above; (iii) the redemption of 6,000 non-exchangeable Newmark Holdings PSUs and the issuance of 5,642 Restricted Shares of Newmark Class A common stock based upon the then-current exchange ratio of 0.9403; (iv) the conversion of 5,846 non-exchangeable Newmark Holdings PSUs with H-Rights into 5,846 non-exchangeable Newmark Holdings HDUs and the redemption of such HDUs for their capital account, paid in the form of Nasdaq Shares; (v) the redemption of 4,917 non-exchangeable Newmark Holdings PPSUs with rights to redeem for cash in connection with the exercise of above Newmark Holdings HDUs for a cash payment of $60,750, to be remitted to the applicable tax authorities to the extent necessary for payment in connection with the delivery of the HDU cash payment in (iv) above; (vi) the exchange of 36,985 exchangeable BGC Holdings PSUs into 36,985 shares of BGC Class A common stock; (vii) the redemption of 29,791 exchangeable BGC Holdings PPSUs for a cash payment of $134,573 to the applicable tax authorities to the extent necessary for payment in connection with the delivery of the BGC shares in (vi) above; and (viii) the issuance of 383 shares of Newmark Class A common stock.

In connection with the above, the Company’s fully diluted share count was reduced by an aggregate of 3,805 shares of Newmark Class A common stock for tax withholding purposes.

2021 Monetization for Mr. Merkel

On April 27, 2021, the Compensation Committee approved an additional monetization opportunity for Mr. Merkel: (i) 73,387 of Mr. Merkel’s 145,384 non-exchangeable Newmark Holdings PSUs were redeemed for zero, (ii) 19,426 of Mr. Merkel’s 86,649 non-exchangeable Newmark Holdings PPSUs were redeemed for a cash payment of $173,863, and (iii) 68,727 shares of our Class A common stock were issued to Mr. Merkel. On the same day, the 68,727 shares of our Class A common stock were repurchased from Mr. Merkel at $10.67 per share, the closing price of our Class A common stock on that date, under our stock buyback program. The total payment delivered to Mr. Merkel was $815,878, less applicable taxes and withholdings.

On June 28, 2021 the Compensation Committee approved the following for Mr. Merkel: (i) the redemption of 51,124 non-exchangeable Newmark Holdings PSUs and issuance of 48,072 shares of Newmark Class A common stock based upon the then current exchange ratio of 0.9403; and (ii) the redemption of 46,349 non-exchangeable Newmark Holdings PPSUs for a cash payment of $329,155, to be remitted to the applicable tax authorities to the extent necessary in connection with the issuance of the shares above. In connection with this transaction, the Company’s fully diluted share count was reduced by an aggregate of 13,066 shares of Newmark Class A common stock for tax withholding purposes.

2021 Monetization for Mr. Gosin

On September 20, 2021, the Compensation Committee approved an additional monetization opportunity for Mr. Gosin. All of Mr. Gosin’s 2,114,546 non-exchangeable BGC Holdings PSUs were redeemed for zero and 2,114,456 shares of BGC Class A common stock were issued to Mr. Gosin.

Gosin Commissions

Compensation for Mr. Gosin is generally determined in accordance with the employment agreement, as amended from time to time, which he entered into in connection with our IPO, effective as of December 1, 2017 (the “Gosin Employment Agreement”). Mr. Gosin received commissions in 2018 in the amount of $104,893 payable in connection with brokerage transactions. This amount was paid in the form of $10,486 in cash and 6,482 non- exchangeable Newmark Holdings PSUs. Mr. Gosin received commissions in 2020 in the amount of $16,109 payable in connection with brokerage transactions. This amount was paid in the form of $1,611 in cash and 1,519 non-exchangeable Newmark Holdings NPSUs.

Standing Policy for Mr. Lutnick

In March 2018, our Compensation Committee and Audit Committee approved a standing policy that gives Mr. Lutnick the same right, subject to certain conditions, to accept or waive opportunities that have previously been offered, or that may be offered in the future, to other executive officers to (i) participate in any opportunity to monetize or otherwise provide liquidity with respect to some or all of their non-exchangeable limited partnership units; (ii) to accelerate the lapse of or eliminate any restrictions on transferability with respect to shares of restricted stock; or (iii) to participate in transactions that monetize and/or provide liquidity of equity or partnership awards granted to other executive officers, including the right to exchange non-distribution earning units such as NPSUs into distribution-earning units such as PSUs, or convert preferred units such as PPSUs into regular, non- preferred units, such as PSUs, based upon the highest percentage of distribution earning awards and in the same proportion of regular to preferred units held by another executive.

The policy provides generally that Mr. Lutnick shall be treated no less favorably than, and in proportion to, any other executive officer with respect to the change, right or modification of equity or partnership awards, which include, but are not limited, to opportunities (i) to have non- exchangeable units redeemed or replaced by other non-exchangeable units; (ii) to have non-exchangeable units received upon such replacement redeemed by Newmark Holdings for cash, or, with the concurrence of Cantor, granted exchange rights for shares of Newmark’s Class A common stock; (iii) to accelerate the lapse of or eliminate any restrictions on transferability with respect to restricted shares of Class A common stock; and (iv) to replace non-distributing units with distributing units and replace preferred units with non-preferred units. The policy may also include exchange of units into HDUs or other units with a capital account and the cancellation or redemption of non-exchangeable units and the issuance of new shares or units.

Under the policy, Mr. Lutnick shall have the right to accept or waive in advance some or all of the foregoing offers of opportunities that we may offer to any other executive officer. In each case, Mr. Lutnick’s right to accept or waive any opportunity offered to him to participate in any such opportunity shall be cumulative (and, accordingly, Mr. Lutnick would again have the right to accept or waive the opportunity to participate with respect to such portion previously waived if and when any additional opportunity is offered to any executive officer) and shall be equal to the greatest proportion of outstanding units and the greatest percentage of shares of restricted stock with respect to which any other executive officer has been or is offered with respect to all of such opportunities. This policy may result in grants to him of exchange rights/cash settlement awards, grants of HDUs or other units with a capital account, the cancellation or redemption of non-exchangeable units and the issuance of new shares or units, or the acceleration of the lapse of restrictions on transferability of shares restricted stock owned by him if a future triggering event under the policy occurs.

On March 16, 2021, pursuant to the Newmark standing policy for Mr. Lutnick, the Compensation Committee granted exchange rights and/or monetization rights with respect to rights available to Mr. Lutnick. Mr. Lutnick elected to waive such rights one-time with such future opportunities to be cumulative. The aggregate number of Mr. Lutnick’s units for which he waived exchange rights or other monetization rights is 4,015,168 non-exchangeable Newmark Holdings PSUs/NPSUs, inclusive of the PSUs receiving an HDU conversion right and 1,443,850 non-exchangeable Newmark Holdings PPSUs with an aggregate determination amount of $18,369,722 at that time, inclusive of the PPSUs receiving an HDU conversion right.

On April 27, 2021 and June 28, 2021, Mr. Lutnick received monetization rights under the standing policy in connection the Compensation Committee’s approval of certain monetization rights for Mr. Merkel. The cumulative number of Mr. Lutnick’s units for which he waived exchangeability, with such future opportunities to be cumulative, was 4,658,804 non-exchangeable Newmark Holdings PSUs/PSU-Hs and 1,608,328 non-exchangeable Newmark Holdings PPSUs/PPSU-Hs with an aggregate determination amount of $20,009,722.

In connection with the 2021 Equity Event discussed above, the following transactions occurred on or about June 28, 2021, which reduced the cumulative balances of the Newmark Holdings units for which Mr. Lutnick previously waived monetization rights under the Newmark standing policy: (i) 2,909,819 non-exchangeable Newmark Holdings PSUs were redeemed for zero in connection with the issuance of net Newmark shares to Mr. Lutnick; (ii) 689,183 non-exchangeable Newmark Holdings PPSUs were redeemed for a cash payment of $8,798,546; (iii) 552,482 Newmark Holdings PSU-Hs were converted into 552,482 Newmark Holdings HDUs; and (iv) 602,462 non-exchangeable Newmark Holdings PPSU-Hs were redeemed for a cash payment of $7,983,000. As of September 30, 2021, the number of Mr. Lutnick’s remaining Newmark Holdings units for which he waived monetization under the Newmark standing policy, with such future opportunities to be cumulative, included 1,196,503 non-exchangeable Newmark Holdings PSUs/PSU-Hs and 316,682 Newmark Holdings PPSUs/PPSU-Hs with an aggregate determination amount of $3,228,176.

Partnership Enhancement Programs

We have from time to time undertaken partnership redemption and compensation restructuring programs to enhance our employment arrangements by leveraging our unique partnership structure. Under these programs, participating partners generally may agree to extend the lengths of their employment or service agreements, to accept a larger portion of their compensation in partnership units and to other contractual modifications sought by us. As part of these programs, we may also redeem limited partnership interests for cash and/or other units and grant exchangeability to certain units.

Perquisites

From time to time, we may provide certain of our executive officers with perquisites and other personal benefits that we believe are reasonable. While we do not view perquisites as a significant element of our executive compensation program, we believe that they can be useful in attracting, motivating, and retaining the executive talent for which we compete. From time to time, these perquisites might include travel, transportation, and housing benefits. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for them in appropriate circumstances, and it may consider their use in the future. All present or future practices regarding executive officer perquisites will be subject to periodic review and approval by our Compensation Committee.

Mr. Gosin receives the use of a car and driver in connection with Mr. Gosin’s duties as an executive officer. In 2020, such personal benefits had an aggregate incremental cost of approximately $103,712.

We offer medical, dental, life insurance and short and long-term disability insurance and a 401(k) plan to all employees on a non-discriminatory basis. Medical insurance premiums are charged to employees at varying levels based on total cash compensation.

Post-Employment Compensation

Pension Benefits

We do not currently provide pension arrangements or post-retirement health coverage for our employees, although we may consider such benefits in the future.

Retirement Benefits

Our executive officers are generally eligible to participate in a 401(k) contributory defined contribution plan, which we refer to as the “Deferral Plan.” Pursuant to the Deferral Plan, all U.S. eligible employees, including our executive officers, are provided with a means of saving for their retirement. We currently do not match any of our employees’ contributions to our Deferral Plan.

Nonqualified Deferred Compensation

We do not provide any nonqualified deferred compensation plans to its employees, although we may consider such benefits in the future.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, which we refer to as the “CD&A,” set forth in this Proxy Statement with management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this Proxy Statement.

Dated: November 5, 2021

THE COMPENSATION COMMITTEE

Virginia S. Bauer, Chair Michael Snow
Kenneth A. McIntyre

EXECUTIVE COMPENSATION

Summary Compensation Table

(a) Name and Principal Position	(b) Year (1)		(c) Salary ($)(3)		(d) Bonus ($)(4)	(e) Equity Awards (Related to Prior Periods) ($)		(f) Option Awards ($)	(g) Non-Equity Incentive Plan Compensation ($)(9)	(h) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(i) All Other Compensation ($)		(j) Total ($)
Howard W. Lutnick,	2020	(1)	675,000	(3)	—	—	(4)	—	3,450,000	—	—		4,125,000
Chairman	2019	(1)(2)	1,000,000		—	—	(4)	—	4,500,000	—	—		5,500,000
	2018	(1)(2)	1,000,000		—	7,529,510	(4)	—	4,500,000	—	—		13,029,510
Barry M. Gosin,	2020		675,000	(3)	—	—	(5)		7,933,891	—	119,821	(10)(11)	8,728,712
Chief Executive Officer	2019	(2)	1,000,000		—	—	(5)	—	10,500,000	—	118,653	(11)	11,618,653
	2018	(2)	1,000,000		—	—	(5)	—	9,895,107	—	229,291	(10)(11)	11,124,398
Michael J. Rispoli,	2020		620,212	(3)	—	—	(6)	—	392,288	—	—		1,012,500
Chief Financial Officer	2019	(2)	625,000	(2)	—	—	(6)	—	700,000	—	—		1,325,000
	2018	(2)	500,000		—	—	(6)	—	600,000	—	—		1,100,000
Stephen M. Merkel,	2020		452,250	(3)	—	—		—	579,000	—	—		1,031,250
Chief Legal Officer	2019	(2)	500,000		—	2,072,278	(4)(8)	—	875,000	—	—		3,447,278
James R. Ficarro,	2020		—		—	—	(7)	—	—	—	—		—
Former Chief Operating	2019	(2)	—		—	—	(7)	—	—	—	—		—
Officer (12)	2018	(2)	572,884		—	—	(7)	—	—	—	—		572,840

(1)

The table does not include matters for 2018, 2019 and 2020 described above under “Compensation Discussion and Analysis—NPSU Grants and Related Replacement and Exchange Right Grants—Previous BGC Partners Grants Attributable to Newmark” and “Compensation Discussion and Analysis—Replacement and Exchange Right Grants” because the shares granted were fewer than the number of limited partnership units redeemed/exchanged, those units had been granted in partial payment of prior years’ bonuses at full notional value, and the partnership unit and cash payment adjustments described as part of the program were incidental adjustments required by the terms of the partnership unit agreements and the timing of the program in relation to distributions on units.

(2)	The amounts set forth in the table and corresponding footnotes reflect the total compensation awarded to each executive officer for all years presented.

The amount in column (c) for 2019 for Mr. Rispoli reflects a salary rate of $500,000 for the months of January and February 2019, and a salary rate of $650,000 for the months March through December 2019.

(3)

On April 27, 2020, in response to the continuing macroeconomic impact of the COVID-19 pandemic, our executive officers volunteered to reduce their annual base salaries by 50% for Messrs. Lutnick and Gosin and by 15% for Messrs. Merkel and Rispoli. These reductions were effective as of April 27, 2020 and remained in place until December 31, 2020. This table reflects actual amounts paid to the executive officers during the year.

(4)

The 2019 amount under column (e) for Mr. Merkel represents $976,224, which is the aggregate fair value of: (i) the redemption of 40,909 Newmark Holdings PPSUs at the determination price of $8.34 per PPSU (totaling $341,181) and redemption of 50,000 Newmark Holdings PSUs for zero and (ii) issuance of 46,660 shares of Newmark Class A Common Stock at $13.61 per share (totaling $635,043), as part of a larger redemption and shares issuance exercise approved by the Newmark Compensation Committee for Mr. Merkel on December 19, 2019. Such redeemed PSUs and PPSUs were originally issued in 2019 in connection with the issuance of underlying BGC Holdings, L.P. PSUs and PPSUs pursuant to the prior approval of the BGC Compensation Committee in 2016. In addition, the 2019 amount under column (e) for Mr. Merkel represents $1,096,054, which represents 50% of $2,192,108, which is Newmark’s allocation of (i) the redemption of 90,000 BGC Holdings PPSUs at the determination price of $6.26 per PPSU and redemption of 110,000 BGC Holdings PSUs for zero; (ii) issuance of 93,560 shares of BGC Class A Common Stock at $6.26 per share, which is less applicable taxes and withholdings; (iii) the redemption of 40,909 Newmark Holdings PPSUs at the determination price of $10.70 per PPSU and redemption of 50,000 Newmark Holdings PSUs for zero; and (iv) issuance of 42,864 shares of Newmark Class A Common Stock at $10.26 per share, which is less applicable taxes and withholdings, as approved by the BGC Compensation Committee for Mr. Merkel on February 22, 2019. The foregoing amount of $2,192,108 was allocated 50% to BGC and 50% to Newmark based on the allocation methodology for Mr. Merkel. Such redeemed BGC Holdings PSUs and PPSUs were originally issued in 2018 pursuant to the prior approval of the BGC Compensation Committee in 2016, and such redeemed Newmark Holdings PSUs and PPSUs were originally issued in 2018 in connection with the issuance of such BGC Holdings PSUs and PPSUs.

Represents 2018 right to monetize certain units granted to Mr. Lutnick in 2014, 2015 and 2016. The $7,529,510 amount in column (e) for Mr. Lutnick for 2018 represents the fair value of (i) the right to exchange 175,243 nonexchangeable BGC Holdings PSUs held by Mr. Lutnick into 175,243 non-exchangeable BGC Holdings partnership units with a capital account (HDUs) (which, based on the closing price of the BGC Class A common stock of $6.20 per share on the date such right was given, had a value of $1,086,507); and (ii) the right to exchange for cash 817,640 BGC Holdings nonexchangeable PPSUs held by Mr. Lutnick (which had an average determination price of $7.88 per unit) for a payment of $6,443,003 in cash for taxes when the foregoing PPSUs are exchanged. These PSUs and PPSUs were granted to Mr. Lutnick in exchange for certain NPSUs received by Mr. Lutnick in 2014, 2015 and 2016.

In addition, Mr. Lutnick was granted the right to exchange 956,531 nonexchangeable BGC Holdings PSUs into 956,531 non-exchangeable partnership units with a capital account (HDUs) (which, based on the closing price of the BGC Class A common stock of $6.20 per share on the date such right was granted, had a value of $5,930,492) and the right to exchange for cash 221,583 BGC Holdings nonexchangeable PPSUs held by Mr. Lutnick (which had an average determination price of $6.95 per unit) for a payment of $1,540,002 for taxes when the foregoing PPSUs are exchanged. These PSUs and PPSUs were issued to Mr. Lutnick at full notional value in connection with prior year-end compensation grants under the BGC Incentive Plan. To date, Mr. Lutnick has not exercised this right to exchange and has not sold any shares in connection with these rights. PPSUs are not included in our fully-diluted share count.

In addition, for Mr. Lutnick, column (e) does not include the 500,000 Newmark NPSUs granted to him in 2019 because NPSUs do not represent a right to acquire shares of Newmark Class A common stock and they had no grant date fair value for accounting purposes.

On February 16, 2018, pursuant to the BGC’s standing policy for Mr. Lutnick, all of Mr. Lutnick’s remaining BGC Holdings NPSUs were cancelled and replaced with BGC Holdings PSUs and BGC Holdings PPSUs as follows: 568,813 non-exchangeable BGC Holdings PSUs and 237,248 non-exchangeable BGC Holdings PPSUs, in replacement of 806,061 BGC Holdings NPSUs, effective as of January 1, 2018. With respect to the replacement of BGC Holdings NPSUs in 2018, such replacement also applied to the ratable portion of the Newmark Holdings interests or units held in association with such replaced BGC Holdings NPSUs.

In addition, on December 19, 2019, the Compensation Committee granted Mr. Lutnick (i) exchange rights into HDUs with respect to 552,483 non-exchangeable Newmark Holdings PSUs held by Mr. Lutnick (which, based on the closing price of Newmark Class A common stock of $13.61 per share on such date and using the exchange ratio of 0.9332, had a value of $7,017,000); and (ii) exchange rights into cash with respect to 602,463 Newmark Holdings non-exchangeable PPSUs held by Mr. Lutnick (which had an average determination price of $13.25 per unit) for payment of $7,983,000 for taxes when (i) is exchanged. To date, Mr. Lutnick has not exercised this right to exchange, no cash has been given to Mr. Lutnick and he has not sold any shares in connection with these rights. PPSUs are not included in our fully-diluted share count. Column (e) does not include any of the foregoing units because they had been previously granted in partial payment of prior years’ bonuses at full notional value.

On March 16, 2021, pursuant to the Newmark standing policy for Mr. Lutnick, the Compensation Committee granted exchange rights and/or monetization rights with respect to rights available to Mr. Lutnick. Mr. Lutnick elected to waive such rights one-time with such future opportunities to be cumulative. The aggregate number of Mr. Lutnick’s units for which he waived exchange rights or other monetization rights is 4,423,457 non-exchangeable Newmark Holdings PSUs/NPSUs, inclusive of the PSUs receiving an HDU conversion right, and 1,443,850 non-exchangeable Newmark Holdings PPSUs with an aggregate determination amount of $16,369,030 at that time, inclusive of the PPSUs receiving an HDU conversion right.

(5)

For Mr. Gosin, column (e) does not include any of the following units, because these units had been previously granted in partial payment of prior year-end annual bonuses, commissions or base salary as non-exchangeable awards at full notional value: (i) in March 2018, 52,293 BGC Holdings APSUs, 1,146,696 BGC Holdings PSUs and 51,011 BGC Holdings PPSUs were made exchangeable. With respect to the grant of exchangeability that occurred in 2018, such grant of exchangeability also applied to the ratable portion of the Newmark Holdings interests or units held in association with such non-exchangeable BGC Holdings APSUs, BGC Holdings PSUs and BGC Holdings PPSUs, as applicable.

For Mr. Gosin, column (e) also does not include the fair value of the 642,261 non-exchangeable Newmark Holdings PSUs which on March 12, 2018 were redeemed and cancelled in exchange for issuing to Mr. Gosin $10.0 million of Newmark’s Class A common stock, less applicable taxes and withholdings, based on the price of $15.57 per share, which was the closing price of our Class A common stock on that date, resulting in the issuance to Mr. Gosin of 327,746 shares of our Class A common stock that were awarded at full notional value in connection with such prior year-end compensation grants.

On December 31, 2018, the Compensation Committee approved the monetization of 1,909,188 BGC Holdings PSUs held by Mr. Gosin and 264,985 BGC Holdings PPSUs (which had an average determination price of $4.2625 per unit), which transactions had an aggregate fair value of $11,000,000. On February 6, 2019, the Compensation Committee approved a modification which consisted of the following: (i) the right to exchange 1,592,016 non-exchangeable HDUs (which, based on the closing price of the BGC Class A common stock of $6.20 per share on such date, had a fair value of $9,870,501); and (ii) the right to exchange for cash 264,985 BGC Holdings non-exchangeable PPSUs held by Mr. Gosin, (which had an average determination price of $4.2625 per unit), for a payment of $1,129,499 in cash for taxes when such PSUs are exchanged for HDUs. To date, Mr. Gosin has not exercised this right to exchange. Column (e) also does not include the fair value of grants of exchange rights mentioned above that were awarded at full notional value of $2,305,100 in connection with prior year-end compensation grants.

On December 19, 2019, the Compensation Committee granted Mr. Gosin (i) exchange rights into HDUs with respect to 443,872 non-exchangeable Newmark Holdings PSUs held by Mr. Gosin (which, based on the closing price of the Class A common stock of

$13.61 per share on such date and using the exchange ratio of 0.9332, had a value of $5,637,548); and (ii) exchange rights into cash with respect to 539,080 Newmark Holdings non-exchangeable PPSUs held by Mr. Gosin (which had an average determination price of $9.947 per unit) for a payment upon such exchange of $5,362,452 for taxes when (i) is exchanged. Column (e) does not include any of the foregoing units because they had been previously granted in partial payment of prior years’ bonuses at full notional value.

On March 16, 2021, the Compensation Committee granted Mr. Gosin exchange rights into shares of our Class A common stock with respect to 526,828 previously awarded non-exchangeable Newmark Holdings PSUs and 30,871 non-exchangeable Newmark Holdings APSUs held by Mr. Gosin (which, based on the closing price of the Class A common stock of $11.09 per share on such date and using the exchange ratio of0.9365, had a value of $5,792,139 in the aggregate). In addition, on March 16, 2021, the Compensation Committee approved removing the sale restrictions on Mr. Gosin’s remaining 178,232 restricted shares of Class A common stock in BGC (which were originally issued in 2013) and associated 82,680 remaining restricted shares of Newmark Class A common stock (issued as a result of the Company spin-off in November 2018). Column (e) does not include any of the foregoing units because they had been previously granted in partial payment of prior years’ bonuses at full notional value.

(6)

For Mr. Rispoli, column (e) does not include any of the following units, because these units had previously been granted in partial payment of prior years’ annual bonuses at full notional value: (i) on April 2, 2018, 17,211 non-exchangeable BGC Holdings PSUs, and 14,082 non- exchangeable BGC Holdings PPSUs, of which 9,381 BGC Holdings PPSUs have a determination price of $9.07 per unit and 4,701 BGC Holdings PPSUs have a determination price of $11.40 per unit, were made exchangeable, (ii) On April 17, 2015, 2,094 BGC Holdings PSUs and 1,606 BGC Holdings PPSUs were made exchangeable, on December 1, 2015, 196 BGC Holdings PSUs and 160 BGC Holdings PPSUs were made exchangeable, on May 2, 2016, 4,755 BGC Holdings PSUs and 2,540 BGC Holdings PPSUs were made exchangeable, and on April 17, 2017, 17,040 BGC Holdings PSUs and 13,942 BGC Holdings PPSUs were made exchangeable. On June 9, 2016, 4,755 BGC Holdings PSUs were exchanged for a value of $42,528 and 2,540 BGC Holdings PPSUs for a value of $16,993.

For Mr. Rispoli, column (e) also does not include the fair value of the cancellation of 13,552 non-exchangeable PSUs in BGC Holdings held by Mr. Rispoli and the cancelation of 11,089 BGC Holdings PPSUs (which had an average determination price of $5.814 per unit) on December 31, 2018 that were awarded at full notional value of $131,574 in connection with such year-end compensation grants. In connection with the transaction, BGC issued $134,535 in shares of Class A common stock, less applicable taxes and withholdings, resulting in 13,552 net shares of BGC Class A common stock at a price of $5.17 per share and the payment of $64,471 in cash for taxes. On February 22, 2019, the Compensation Committee removed the sale restrictions on 4,229 shares of BGC Class A common stock and 1,961 shares of Newmark Class A common stock held by Mr. Rispoli.

On December 19, 2019, the Compensation Committee granted Mr. Rispoli (i) exchange rights into HDUs with respect to 5,846 non-exchangeable Newmark Holdings PSUs held by Mr. Rispoli (which, based on the closing price of the Class A common stock of $13.61 per share on such date and using the exchange ratio of 0.9332, had a value of $74,250); and (ii) exchange rights into cash with respect to 4,917 Newmark Holdings non- exchangeable PPSUs held by Mr. Rispoli (which had an average determination price of $12.355 per unit) for a payment of $60,750 for taxes when (i) is exchanged. Column (e) does not include any of the foregoing units because they had been previously granted in partial payment of prior years’ bonuses at full notional value.

On March 16, 2021, the Compensation Committee granted Mr. Rispoli (i) exchange rights into shares of Class A common stock with respect to 6,043 previously awarded non-exchangeable Newmark Holdings PSUs held by Mr. Rispoli (which, based on the closing price of the Class A common stock of $11.09 per share on such date and using the exchange ratio of 0.9365, had a value of $62,758); and (ii) exchange rights into cash with respect to 4,907 previously awarded non-exchangeable Newmark Holdings PPSUs held by Mr. Rispoli (which had an average determination price of $15.57 per unit, for a total of $76,407 in the aggregate to be paid for taxes when (i) is exchanged). Column (e) does not include any of the foregoing units because they had been previously granted in partial payment of prior years’ bonuses at full notional value.

(7)

For Mr. Ficarro, column (e) does not include any of the following units, because these units had previously been granted in partial payment of prior year-end annual bonuses at full notional value:, (i) on May 2, 2016, 7,177 BGC Holdings PSUs and 4,765 BGC Holdings PPSUs were made exchangeable, (ii) on March 21, 2017, 15,586 BGC Holdings PSUs and 12,752 BGC Holdings PPSUs were made exchangeable, (iii) on April 24, 2017, 12,373 BGC Holdings PSUs and 10,123 BGC Holdings PPSUs were made exchangeable, and (iv) on April 2, 2018, 31,846 non- exchangeable BGC Holdings PSUs, and 25,214 non-exchangeable BGC Holdings PPSUs, of which 9,200 BGC Holdings PPSUs have a determination price of $6.05 per unit and 16,140 BGC Holdings PPSUs have a determination price of $11.40 per unit, were made exchangeable.

For Mr. Ficarro, of the 81,818 BGC Holdings NPSUs granted to him in 2014, in 2015, 20,454 BGC Holdings NPSUs were made exchangeable.

Mr. Ficarro also has 20,455 BGC Holdings NPSUs and 16,736 BGC Holdings NPPSUs (which have a preferred value of $101,250) that were awarded in 2015 and vested into BGC Holdings PSUs and BGC Holdings PPSUs as of April 1, 2018. The vesting of such BGC Holdings NPSUs and BGC Holdings NPPSUs also applied to the ratable portion of the Newmark Holdings interests or units held in association with such non- exchangeable BGC Holdings NPSUs and BGC Holdings NPPSUs, as applicable.

(8)

For Mr. Merkel, column (e) does not include the fair value of the cancellation on December 19, 2019 of 145,464 non-exchangeable Newmark Holdings PSUs held by Mr. Merkel, and the cancellation of 178,179 non-exchangeable Newmark Holdings PPSUs (which had an average determination price of $10.61 per unit) because the foregoing units had been previously granted in partial payment of prior years’ bonuses at full notional value. Additionally, on December 19, 2019, Mr. Merkel exchanged 4,222 already exchangeable Newmark Holdings PSUs, which were units distributed to him in the Separation, in exchange for 3,940 shares of Class A common stock. These transactions resulted in Mr. Merkel being issued a total of 132,429 shares of Class A common stock. On that same day, the Company purchased Mr. Merkel’s 132,429 shares issued pursuant to the above at the closing price on the date of approval, which was $13.61, for total net proceeds of approximately $1,802,359.

On March 16, 2021, the Compensation Committee approved the right of Mr. Merkel to convert 30,926 non-exchangeable Newmark Holdings PSUs held by Mr. Merkel into 28,962 shares of Class A common stock (which, based on the closing price of the Class A common stock of $11.09 per share on such date and using the exchange ratio of 0.9365, had a value of $321,189). On March 16, 2021, Mr. Merkel converted these 30,926 non-exchangeable Newmark Holdings PSUs into 28,962 shares of Newmark Class A common stock which the Company repurchased on the same day for $321,189 in total consideration, less applicable taxes and withholding, under its then-current buyback program. Column (e) does not include any of the foregoing units because they had been previously granted in partial payment of prior years’ bonuses at full notional value.

(9)

The amounts in column (g) reflect the bonus awards to our named executive officers under our Incentive Plan. For 2020, Mr. Lutnick’s Incentive Plan bonus was paid $3,450,000 in the form of 166,025 non-exchangeable Newmark Holdings PSUs and 166,025 non-exchangeable Newmark Holdings PPSUs; Mr. Gosin’s Incentive Plan bonus was paid $7,933,891 in the form of 381,804 non-exchangeable Newmark Holdings PSUs and 381,804 non-exchangeable Newmark Holdings PPSUs; Mr. Rispoli’s bonus was paid $392,288 the form of 18,878 non-exchangeable Newmark Holdings PSUs and 18,878 non-exchangeable Newmark Holdings PPSUs and Mr. Merkel’s bonus was paid $579,000 in the form of 27,864 non- exchangeable Newmark Holdings PSUs and 27,864 non-exchangeable Newmark Holdings PPSUs.

For 2019, Mr. Lutnick’s Incentive Plan bonus was paid $2,000,000 in cash and $2,500,000 in the form of 130,685 non-exchangeable Newmark Holdings PSUs and 130,685 non-exchangeable Newmark Holdings PPSUs; Mr. Gosin’s Incentive Plan bonus was paid $1,000,000 in cash and $9,500,000 in the form of 496,602 non-exchangeable Newmark Holdings PSUs and 496,602 non-exchangeable Newmark Holdings PPSUs; Mr. Rispoli’s bonus was paid $227,500 in cash and $472,500 the form of 24,699 non-exchangeable Newmark Holdings PSUs and 24,699 non- exchangeable Newmark Holdings PPSUs and Mr. Merkel’s bonus was paid $875,000 in the form of 45,740 non-exchangeable Newmark Holdings PSUs and 45,740 non-exchangeable Newmark Holdings PPSUs.

For 2018, Mr. Lutnick’s Incentive Plan bonus was paid $2,000,000 in cash and $2,500,000 in the form of 124,408 non-exchangeable Newmark Holdings PSUs and 124,408 non-exchangeable Newmark Holdings PPSUs; Mr. Gosin’s Incentive Plan bonus was paid $1,000,000 in cash and $8,896,107 in the form of 442,618 non-exchangeable Newmark Holdings PSUs and 442,618 non-exchangeable Newmark Holdings PPSUs; and Mr. Rispoli’s bonus was paid $190,000 in cash and $410,000 the form of 20,403 non-exchangeable Newmark Holdings PSUs and 20,403 non- exchangeable Newmark Holdings PPSUs. Mr. Ficarro resigned from the Company effective November 2018 and did not receive a bonus for 2018.

(10)

For 2020, Mr. Gosin received commissions in the amount of $16,109 payable in connection with brokerage transactions. This amount was paid in $1,611 in cash and $14,498 in the form of 1,519 non-exchangeable Newmark Holdings NPSUs.

For 2018, Mr. Gosin received commissions in the amount of $104,893 payable in connection with brokerage transactions. This amount was paid in $10,486 in cash and $94,407 in the form of 6,482 non-exchangeable Newmark Holdings PSUs. In connection with his execution of a new employment agreement, on March 12, 2018, the Compensation Committee approved a grant of exchangeability with respect to 52,293 BGC Holdings APSUs, 1,146,696 BGC Holdings PSUs and 51,011 BGC Holdings PPSUs held by Mr. Gosin together with the ratable portion of the Newmark Holdings interests or units held in association with such BGC Holdings APSUs, PSUs and PPSUs.

On March 12, 2018, the Compensation Committee authorized the Company to issue Mr. Gosin a net 327,746 shares of our Class A common stock, based on the price of $15.57 per share, which was the closing price of our Class A common stock on that date, following the redemption and cancellation of an aggregate of 642,261 non-exchangeable Newmark Holdings PSUs.

(11)

Mr. Gosin receives the use of a car and driver in connection with Mr. Gosin’s duties. Such personal benefits had an aggregate incremental cost of approximately, $124,398 in 2018, $118,653 in 2019 and $103,712 in 2020. See “Compensation Discussion and Analysis—Perquisites” above.

(12)	Mr. Ficarro resigned from the Company effective November 2018 and was not paid a bonus for 2018.

Grants of Plan-Based Awards

The following table shows all grants of plan-based awards to the named executive officers in 2020:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Grant Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date	Threshold ($)	Target ($)	Allowable Plan Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)
Howard W. Lutnick	1/1/20	—	—	25,000,000	—	—	—	—	—	—	—
Barry M. Gosin	1/1/20	—	—	25,000,000	—	—	—	—	—	—	—
Michael J. Rispoli	1/1/20	—	—	25,000,000	—	—	—	—	—	—	—
Stephen M. Merkel	1/1/20	—	—	25,000,000	—	—	—	—	—	—	—

(1)

The amounts in column (e) reflect the maximum possible individual payment under the Newmark Incentive Plan. During 2020, there were no specific minimum and target levels under the Newmark Incentive Plan. The $25,000,000 maximum amount was the maximum annual amount available for payment to any one executive officer under the Newmark Incentive Plan for 2020, and our Compensation Committee retained negative discretion to award less than this amount. Actual amounts paid to each named executive officer for 2020 are set forth in column (g) of the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year End

None of the named executive officers held any unexercised options as of December 31, 2020. The following table shows all exchangeable units representing a right to acquire shares of our Class A common stock held by each of the named executive officers as of December 31, 2020:

	Option Awards					Grant Awards
(a) Name	(b) Number of Securities Underlying Unexercised Options/ Exchangeable Units Exercisable/ Exchangeable(1) (#)	(c) Number of Securities Underlying Unexercised Options/ Exchangeable Units Unexercisable/ Unexchangeable(2) (#)	(d) Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	(e) Option Exercise Price ($)	(f) Option Expiration Date	(g) Number of Shares or Units of Stock That Have Not Vested (#)(2)	(h) Market Value of Shares or Units of Stock That Have Not Vested(2)	(i) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(j) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Howard W. Lutnick	1,111,933	—	—	—	—	—	—	—	—
Barry M. Gosin	2,035,806	—	—	—	—	—	—	—	—
Michael J. Rispoli	23,363	—	—	—	—	—	—	—	—
Stephen M. Merkel	0	—	—	—	—	—	—	—	—

(1)

For Mr. Lutnick, column (b) represents 473,073 exchangeable Newmark Holdings PSUs, 552,483 non-exchangeable PSU-H units, and 86,377 exchangeable Newmark Holdings PSUs granted in connection with the Spin-Off held as of December 31, 2020.

For Mr. Gosin, column (b) represents 1,438,597 exchangeable Newmark Holdings PSUs, 443,872 non-exchangeable PSU-H units, 60,873 exchangeable Newmark Holdings PSUs granted in connection with the Spin-Off and 92,464 exchangeable Newmark Holdings APSUs held as of December 31, 2020.

For Mr. Rispoli, column (b) represents 17,081 exchangeable Newmark Holdings PSUs, 5,846 non-exchangeable PSU-H units, and 436 exchangeable Newmark Holdings PSUs granted in connection with the Spin-Off held as of December 31, 2020.

These exchangeable Newmark Holdings PSUs and Newmark Holdings APSUs were issued in connection with the Separation and Distribution Agreement and may be exchanged at any time on a 1:0.9365 basis (based on the exchange ratio as of April 5, 2021) for shares of Newmark’s Class A common stock, subject to adjustment and the terms of the Separation and Distribution Agreement. As of December 31, 2020, the closing market price of a share of Class A common stock was $7.29.

Non-exchangeable Newmark Holdings PSUs, NPSUs or Newmark Holdings APSUs held as of December 31, 2020 that are eligible to be granted exchange rights into Newmark Class A common stock were as follows: Mr. Lutnick, 4,174,669 units; Mr. Gosin, 1,539,304 units; Mr. Rispoli, 62,280 units; and Mr. Merkel, 176,310 units. These non-exchangeable Newmark Holdings PSUs/NPSUs/APSUs were issued in connection with the Separation and Distribution Agreement.

As of December 31, 2020, Messrs. Gosin, Rispoli and Mr. Merkel did not hold any non-exchangeable Newmark Holdings NPSUs that are eligible to be replaced by non-exchangeable Newmark Holdings PSUs/PPSUs, which in turn would be eligible to be granted exchange rights for shares of Newmark Class A common stock or cash.

(2)

Column (c) does not include non-exchangeable Newmark Holdings PPSUs held as of December 31, 2020 because they did not represent a right to acquire our Class A common stock. As of December 31, 2020, the non-exchangeable Newmark Holdings PPSUs held by the named executive officers were as follows: Mr. Lutnick, 1,564,504 units; Mr. Gosin, 1,035,682 units; Mr. Merkel, 86,649 units; and Mr. Rispoli, 63,939 units.

Option Exercises and Stock Vested

During 2020, Newmark had no outstanding stock options, no options were exercised by any of the named executive officers and no stock vested for any of the named executive officers.

Potential Payments upon Termination and Change in Control

The following table provides information regarding the estimated amounts payable to the named executive officers listed below, upon either termination or continued employment if such change in control had occurred on December 31, 2020 under their change in control and other agreements, described below, in effect on December 31, 2020. For Mr. Gosin, we have reflected 100% of the amounts he would be paid on a termination of his employment without “cause,” because the payments would have been the same whether or not a change in control of BGC Partners or Newmark had occurred. Messrs. Merkel and Rispoli are not eligible for additional benefits upon termination or a change in control. All amounts are determined, where applicable, using the $7.29 closing market price of our Class A common stock as of December 31, 2020, and the exchange ratio of 0.9379 as of December 31, 2020 to the extent applicable in accordance with SEC rules. All amounts, including estimated vesting of equity compensation and tax gross-up payments, are subject to the specific terms and conditions set forth in the applicable change in control or other agreements and applicable law:

Name	Base Salary ($)		Bonus ($)	Earned but Unpaid Commissions	Non-Compete Payments ($)		Vesting of Equity Compensation ($)	Welfare Benefit Continuation ($)	Tax Gross- Up Payment ($)(6)	Total ($)
Howard W. Lutnick
Termination of Employment in connection with a Change in Control(1)	1,350,000		6,900,000	—	—		—	96,548	—	8,346,548
Extension of Employment in connection with a Change in Control	675,000		3,450,000	—	—		—	96,548	—	4,221,548
Barry M. Gosin
Termination of Employment without Cause Prior to a Change in Control(2)	675,000	(4)	—	—	2,000,000	(5)	—	—	—	2,675,000
Termination of Employment without Cause in connection with a Change in Control(3)	675,000	(4)	—	—	2,000,000	(5)	—	—	—	2,675,000
Any Termination of Employment	—		—	—	2,000,000	(5)	—	—	—	2,000,000

(1)

Upon a change in control at December 31, 2020, Mr. Lutnick would have had the right to receive (i) replacement of any partnership units ineligible for exchange rights with new partnership units eligible for such exchange rights, (ii) grants of immediately exchangeable exchange rights into stock or cash, as applicable, with respect to any non-exchangeable limited partnership units (including those replacement units described in clause (i)); and (iii) the immediate lapse of any restrictions on transferability of any shares of restricted stock held by him at such time.

At December 31, 2020, Mr. Lutnick held 4,727,152 of such non-exchangeable, non-preferred Newmark Holdings limited partnership units including PSUs, PSU-Hs and NPSUs. Based on the closing price of Newmark Class A common stock of $7.29 on December 31, 2020 and the exchange ratio of 0.9365 as of December 31, 2020, the aggregate fair value of the shares and cash underlying such grants would have been $32,272,668.

As of December 31, 2020, Mr. Lutnick held 1,564,604 non-exchangeable Newmark Holdings PPSUs, PPSU-Hs and PNPSUs. Based upon the applicable determination price of each grant of the foregoing Newmark Holdings units, the cash value underlying such exchange rights would have been $19,523,790.

With regard to the above Newmark Holdings PSU-Hs, Mr. Lutnick has the right from Newmark to exchange 552,483 non-exchangeable Newmark Holdings PSU-Hs into 515,577 non-exchangeable Newmark Holdings HDU partnership units (which, based on the closing price of the Newmark Class A common stock of $13.61 per share on the grant date and the exchange ratio of 0.9332 as of December 19, 2019, had a value of $7,017,000, and exchange for cash 602,463 Newmark non-exchangeable PPSU-Hs (which had an average determination price of $13.2506 per unit), for a payment of $7,983,000 for taxes when such PSU-Hs are exchanged into HDUs.

As of December 31, 2020, Mr. Lutnick did not hold any shares of our restricted stock. In each case, the units exclude any units subject to redemption for zero or for cash in accordance with applicable agreements. See “—Change in Control Agreements”.

(2)

Upon a termination of Mr. Gosin’s employment without cause, any unvested compensatory partnership units held by Mr. Gosin would vest immediately. At December 31, 2020, Mr. Gosin had no unvested partnership units. See “—Employment Agreements” below.

(3)

Upon a change in control at December 31, 2020, any PSUs held by Mr. Gosin in Newmark Holdings and BGC Holdings as of such date would have been immediately exchangeable into restricted shares of Class A common stock of Newmark or BGC, as applicable, transferable ratably over the first through third anniversaries of the Change in Control, subject to certain conditions. Mr. Gosin also has this right with respect to any PSUs that he then holds in BGC Holdings in the event of a change of control of BGC Partners under the terms of his agreement with BGC Holdings.

See “—Change in Control Agreements”. Newmark would have borne the expense of each of the above transactions if they had occurred, including with respect to the non-exchangeable BGC Holdings PSUs held by Mr. Gosin.

At December 31, 2020, Mr. Gosin held 1,983,175 of such non-exchangeable Newmark Holdings PSU, PSU-H and APSU units. Based on the closing price of our Class A common stock of $7.29 on December 31, 2020 and the exchange ratio of 0.9365 as of December 31, 2020, the value of the shares underlying such grants of exchange rights would have been $10,511,587. With respect to the above Newmark Holdings PSU-Hs, Mr. Gosin has the right from Newmark to exchange 443,872 non-exchangeable Newmark Holdings PSU-Hs into 414,221 non-exchangeable Newmark Holdings HDU partnership units (which, based on the closing price of Newmark Class A common stock of $13.61 per share on the grant date, had a value of $5,637,548 and exchange for cash 539,080 Newmark Holdings non-exchangeable PPSU-Hs (which had an average determination price of $9.9474 per unit), for a payment of $5,362,452 for taxes when such PSU-Hs are exchanged into HDUs.

At December 31, 2020, Mr. Gosin held 1,592,016 of non-exchangeable BGC Holdings PSU and PSU-H units. Based on the closing price of BGC Class A common stock of $4.00 on December 31, 2020, the value of the shares underlying such grants of exchange rights would have been $6,368,064. With respect to the above BGC Holdings PSU-Hs, Mr. Gosin has the right from BGC to exchange 1,592,016 non-exchangeable BGC Holdings PSU-Hs into 1,592,016 non-exchangeable BGC Holdings HDU partnership units (which, based on the closing price of BGC Class A common stock of $6.20 per share on the grant date, had a value of $9,870,499, and exchange for cash 264,985 BGC Holdings non-exchangeable PPSU-Hs (which had an average determination price of $4.2625 per unit), for a payment of $1,129,499 for taxes when such PSU-Hs are exchanged for HDUs. Newmark already has taken a GAAP non-cash and non-tax-deductible compensation charge for such BGC Holdings PSU-Hs and PPSU-Hs.

At December 31, 2020, Mr. Gosin held 82,680 shares of Newmark restricted stock.

(4)	On December 1, 2019, Mr. Gosin’s base salary was $1,000,000, payable in cash.

(5)

Following a termination of Mr. Gosin’s employment for any reason, he would be eligible to receive a monthly cash payment equal to $83,333 in exchange for his non-compete for up to 24 months; provided that the Company may elect to release Mr. Gosin from his non-compete and cease making such payments at any time. If the Company elected to enforce Mr. Gosin’s non-compete for the full 24-month period, the value of such payment would be $2,000,000.

(6)

Mr. Lutnick is also entitled to a tax gross-up for excess parachute payments, if any, that would be due in respect of the impact a change in control would have on certain of his outstanding partnership units as stated in footnote (1). The aggregate tax-gross up payment upon a termination of employment in connection with a change of control is $41,529,194 when calculated based upon the equity compensation in footnote (1), base salary, bonus, and welfare benefit continuation as of December 31, 2020. The aggregate tax-gross up payment upon an extension of employment in connection with a change of control is $37,594,158 when calculated based upon the equity compensation in footnote (1), base salary, bonus, and welfare benefit continuation as of December 31, 2020.

Change in Control Agreements

On December 13, 2017, Mr. Lutnick entered into a Change of Control Agreement with us (which we refer to as the “Change of Control Agreement”) providing that, upon a change in control, all stock options, RSUs, restricted stock, and other awards based on shares of our Class A common stock held by him immediately prior to such change in control shall vest in full and become immediately exercisable, and all limited partnership units in Newmark Holdings shall, if applicable, vest in full and be granted immediately exchangeable exchange rights for shares of our Class A common stock. The Change of Control Agreement also contains provisions relating to the continuation of medical and life insurance benefits for two years following termination or extension of employment, as applicable.

Under the Change of Control Agreement, if a change in control of the Company occurs (which will occur in the event that none of Cantor or any of its affiliates has a controlling interest in us) and Mr. Lutnick elects to terminate his employment with us upon the change in control pursuant to a written notice of his resignation provided at any time prior to the change in control, he will receive in a lump sum in cash an amount equal to two times the sum of his annual base salary and his prior year’s annual bonus, and receive medical benefits for two years after the termination of his employment (provided that, if Mr. Lutnick becomes re-employed and is eligible to receive medical benefits under another employer-provided plan, the former medical benefits will be secondary to the latter). If a change in control occurs and Mr. Lutnick does not so elect to terminate his employment with us, he will receive in a lump sum in cash an amount equal to his annual base salary and his prior year’s annual bonus, and receive medical benefits, provided that in the event that, during the three-year period following the change in control, his employment is terminated by us (other than by reason of his death or disability), he will receive in a lump sum in cash an amount equal to his annual base salary and his prior year’s annual bonus. The Change of Control Agreement further provides for certain tax gross-up payments, provide for no duty of Mr. Lutnick to mitigate amounts due by seeking other employment and provide for payment of legal fees and expenses as a result of any dispute with respect to the Change of Control Agreement. The Change of Control Agreement further provides for indemnification of Mr. Lutnick in connection with a challenge thereof. In the event of death or disability, or termination in the absence of a change in control, Mr. Lutnick will be paid only his accrued salary to the date of death, disability, or termination. The Change of Control Agreement is terminable by the Company upon two years’ advance notice on or after the 10-year anniversary of the closing of the IPO.

As of the date hereof, Mr. Lutnick is party to a substantially similar change in control agreement with BGC Partners.

Additionally, in connection with our IPO, in December 2017 Mr. Gosin entered into letter agreements with each of BGC Holdings and Newmark Holdings providing that in the event that BGC Partners or Newmark are no longer controlled by Cantor, Mr. Lutnick or one of their affiliates, any PSUs relating to BGC Holdings or Newmark Holdings, as applicable, then held by Mr. Gosin at the time of the change in control shall be exchanged into restricted shares of the applicable BGC or Newmark Class A common stock (subject to reduction for taxes and withholdings). Such shares shall be transferable ratably over the first through third anniversaries of such change in control, provided that Mr. Gosin continues to satisfy the non-compete, non-solicitation and non-disparagement conditions set forth in the share documentation through the applicable transfer date.

Employment Agreements

In connection with the completion of the IPO, Newmark OpCo and Barry M. Gosin entered into the Gosin Employment Agreement, pursuant to which Mr. Gosin serves as Chief Executive Officer of Newmark, reporting directly to Mr. Lutnick. The Gosin Employment Agreement provides for a term commencing as of December 1, 2017 and ending on the earlier of (i) the twelve-month anniversary of the date on which either party notifies the other party in writing of its intention not to terminate the agreement and (ii) the date the agreement is otherwise terminated in accordance with its terms.

The Gosin Employment Agreement provides that Mr. Gosin is entitled to receive (i) an annual base salary of

$1,000,000, all of which shall be paid in cash, (ii) commissions under the terms and conditions applicable to Mr. Gosin and in accordance with Newmark’s then-current policies, provided that the payment of any such Commissions must be approved by our Compensation Committee, and (iii) a discretionary annual bonus, subject to the approval of and achievement by Mr. Gosin of any performance goals or targets as may be established by our Compensation Committee.

During the term of employment, Newmark OpCo may terminate the Gosin Employment Agreement for “Cause,” as defined therein, without further obligation, upon death or disability, or without Cause. Amounts payable upon termination for death or disability shall be determined in accordance with Newmark’s then-current policies. If Mr. Gosin is terminated without Cause, he shall be entitled to receive, subject to his execution of a customary release, (i) his salary through the remainder of the term of employment and (ii) if applicable, Mr. Gosin’s non-exchangeable BGC Holdings and Newmark Holdings units will, as determined by the applicable General Partner, be (y) redeemed for cash or stock ratably over the first four anniversaries of such termination or (z) exchanged into restricted shares of stock and become transferable ratably over the first through fourth anniversaries of such termination (provided that, with respect to clauses (x) and (y), Mr. Gosin continues to satisfy the non-compete, non-solicitation and non-disparagement conditions set forth in the share documentation through the applicable transfer date).

In addition, pursuant to the letter agreements between Mr. Gosin and each of BGC Holdings and Newmark Holdings, in the event of Mr. Gosin’s permanent retirement from Newmark and the real estate brokerage industry, it is the current intention of the General Partner of BGC Holdings and the General Partner of Newmark Holdings that Mr. Gosin’s PSUs then held at the time of retirement shall, at Mr. Gosin’s election, either be (i) redeemed for cash or BGC or Newmark Class A common stock, as applicable, ratably over the first through fourth anniversaries of such retirement or (ii) exchanged into BGC or Newmark restricted shares of Class A common stock, as applicable, upon such retirement and become transferable ratably over the first through fourth anniversaries of such retirement; provided that Mr. Gosin continues to satisfy the non-compete, non-solicitation and non-disparagement conditions set forth in the share documentation through the applicable transfer date. Mr. Gosin may also request to remain a partner in BGC Holdings.

Mr. Gosin is subject to confidentiality, non-competition, non-solicitation and non-disparagement obligations. For as long as Mr. Gosin does not compete with Newmark, subject to customary exceptions including ownership of less than 1% of the securities of a publicly traded competitor and certain investments in ownership of real property, during the 24 months after any termination, and, provided that he executes and delivers a customary release, among other requirements, Mr. Gosin is entitled to receive $83,333.33 per month during the non-compete period (unless Newmark OpCo elects not to continue to enforce the non-compete, at which time payments will cease). He also agreed not to solicit or perform services for any clients or prospective clients of Newmark for such 24-month period and not to solicit any employees, consultants or independent contractors of Newmark for a five-year period following termination of his employment.

Mr. Gosin is also entitled to certain rights in the event of a Change in Control. See “—Change in Control Agreements” above.

2020 Principal Executive Officer Pay Ratio

The following information contains the relationship of the median annual total compensation of employees and independent contractors and brokers of Newmark and its subsidiaries to the annual total compensation of Mr. Lutnick, our Chairman and principal executive officer.

For 2020, we used the same median employee we used in 2018 and 2019 as permitted by the SEC. Our median employee was a Transactions Services Coordinator in the United States. There has been no change in organizational structure, employee demographics or any employee compensation arrangements that would significantly affect our ability to use the previously identified median employee for this disclosure.

The pay ratio for the annual total compensation of the median employee to the principal executive officer was calculated for the 2020 fiscal year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and the pay ratio was determined as follows:

•	the annual total compensation of the median employee was $68,124;

•	the annual total compensation of the Chairman, as reported in the Summary Compensation Table, was $4,125,000; and

•	the ratio of the annual total compensation of the Chairman to the median employee of the Company was approximately 61 to 1.

As an additional comparison, the pay ratio for the annual total compensation of the median employee to Mr. Gosin, our Chief Executive Officer, as calculated on the same basis was approximately 128 to 1.

Compensation of Directors

Directors who are also our employees do not receive additional compensation for serving as director. The compensation schedule for our non-employee directors is as follows:

•	an annual cash retainer of $100,000,

•	an annual stipend for the chair of our Compensation Committee of $15,000,

•	an annual stipend for the chair of our ESG Committee of $15,000, and

•	an annual stipend for the chair of our Audit Committee of $25,000.

On April 27, 2020, our independent directors volunteered to forego 15% of their annual cash retainer effective immediately until December 31, 2020.

We also pay each non-employee director $2,000 for each meeting of our Board of Directors and $1,000 for each meeting of a committee of our Board actually attended, whether in person or by telephone. Under our policy, none of our non-employee directors is to be paid more than $3,000 in the aggregate for attendance at meetings held on the same date. Non-employee directors may also receive additional per diem fees for services as a director at the rate of $1,000 per day, with a limit of $5,000 per matter, for additional time spent on Board or Committee matters as directed from time to time by our Board. Non-employee directors also are reimbursed for all out-of-pocket expenses incurred in attending meetings of our Board or its Committees on which they serve.

In addition to the cash compensation described above, under our current policy, upon the appointment or initial election of a non-employee director, we grant to such non-employee director RSUs equal to the value of shares of our Class A common stock that could be purchased for $70,000 at the closing price of our Class A common stock on the trading date of the appointment or initial election of the non-employee director (rounded down to the next whole share). These RSUs vest equally on each of the first two anniversaries of the grant date, provided that the non- employee director is a member of our Board at the opening of business on such dates.

Thereafter, we expect to annually grant to each non-employee director RSUs equal to the value of shares of our Class A common stock that could be purchased for $50,000 on the date of his or her re-election in consideration for services provided. These RSUs will vest equally on each of the first two anniversaries of the grant date, provided that the non-employee director is a member of our Board at the opening of business on such dates.

The table below summarizes the compensation paid to our non-employee directors for the year ended December 31, 2020:

(a) Name (1)	(b) Fees Earned or Paid in Cash ($)	(c) Stock Awards ($)(2)	(d) Option Awards ($)(3)	(e) Non-Equity Incentive Plan Compensation ($)	(f) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(g) All Other Compensation ($)	(h) Total ($)(4)
Michael Snow	136,062.50	50,000	—	—	—	—	186,062.50
Director
Virginia S. Bauer	122,750	50,000	—	—	—	—	172,750
Director
Peter F. Cervinka	144,937.50	50,000	—	—	—	—	194,937.50
Former Director
Kenneth A. McIntyre	122,750	120,000	—	—	—	—	242,750
Director

(1)

Howard Lutnick, our Chairman, is not included in this table as he is an employee of our Company and thus received no compensation for his services as director. The compensation received by Mr. Lutnick as an employee of our Company is shown in the Summary Compensation Table. This table includes compensation paid with respect to 2020.

(2)

Reflects the grant date fair value of RSUs granted on September 22, 2020 to each of Messrs. Cervinka, Snow and McIntyre and Ms. Bauer. More information with respect to the calculation of these amounts is included in the footnotes to our consolidated financial statements included in Item 8 of our Annual Report on Form 10-K. Mr. McIntyre received 5,465 RSUs granted on January 2, 2020 at his initial appointment. In addition, on September 22, 2020, each of Messrs. Cervinka, Snow and McIntyre and Ms. Bauer was granted 12,049 RSUs. As of December 31, 2020, Mr. Cervinka had 14,695 RSUs outstanding; Mr. Snow had 14,695 RSUs outstanding, Mr. McIntyre had 14,782 RSUs outstanding and Ms. Bauer had 14,695 RSUs outstanding.

(3)	No options were granted to non-employee directors in 2020. As of December 31, 2020, none of the non-employee directors had any options outstanding.

(4)	Mr. Cervinka resigned effective April 29, 2021.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Ms. Bauer and Messrs. Snow and McIntyre. Mr. Snow served as the Chair of the Committee throughout 2020. On April 29, 2021, Mr. Cervinka resigned from the Board and Ms. Bauer became Chair of the Committee as of that date. All of the members who served on our Committee during 2020 were independent directors. No member of the Committee had any relationship with the Company during 2020 pursuant to which disclosure would be required under applicable SEC rules. With the exception of Mr. Lutnick, during 2020, none of our executive officers served as a member of the board of directors or the compensation committee, or similar body, of a corporation where any of its executive officers served on our Committee or on our Board. Mr. Lutnick serves on the board of directors of BGC Partners.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of October 18, 2021, with respect to the beneficial ownership of our Class A common stock and Class B common stock by: (1) each stockholder, or group of affiliated stockholders, that owns more than 5% of any class of our outstanding capital stock; (2) each of the named executive officers; (3) each director; and (4) the executive officers and directors as a group. Unless otherwise indicated in the footnotes, the principal address of each of the stockholders, executive officers and directors identified below is located at 125 Park Avenue, New York, New York 10017. Shares of our Class B common stock are convertible into shares of our Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, a holder of Class B common stock is deemed to be the beneficial owner of an equal number of shares of our Class A common stock for purposes of this table. In addition, certain of the limited partnership interests of Newmark Holdings will be exchangeable with us for shares of our Class A common stock or shares of our Class B common stock equal to the exchange ratio (which, as of October, 2021 was and is currently 0.9339, but is subject to adjustment as set forth in the Separation and Distribution Agreement (as hereinafter defined)). The table and footnotes below are based on a one-to-0.9339 exchange ratio. See “Certain Relationships and Related Transactions, and Director Independence —Amended and Restated Newmark Holdings Limited Partnership Agreement—Exchanges.”

As of October 18, 2021, Cantor is obligated to distribute an aggregate of 7,284,934 shares of our Class A common stock consisting of (i) 6,469,630 shares to certain partners of Cantor to satisfy certain of Cantor’s deferred stock distribution obligations provided to such partners on April 1, 2008 (the “April 2008 distribution rights shares”), and (ii) 815,305 shares to certain partners of Cantor to satisfy certain of Cantor’s deferred stock distribution obligations provided to such partners on February 14, 2012 in connection with Cantor’s payment of previous quarterly partnership distributions (the “February 2012 distribution rights shares” and, together with the April 2008 distribution rights shares, the “distribution rights shares”), all of which can be distributed within 60 days of October 18, 2021. Certain partners elected to receive their shares and others elected to defer receipt of their shares until a future date. As a result, certain of these distribution rights shares are included both in the number of shares beneficially owned directly by Cantor, and indirectly by CF Group Management, Inc. (“CFGM”) and Mr. Lutnick as a result of their control of Cantor, and in the number of shares beneficially owned directly by CFGM, Mr. Lutnick and the other recipients of distribution rights shares, resulting in substantial duplications in the number of shares set forth in the table below. Once Cantor delivers these 7,284,934 distribution rights shares, these shares will no longer be reflected as beneficially owned directly by Cantor and indirectly by CFGM and Mr. Lutnick as a result of their control of Cantor. Instead, beneficial ownership of the shares will only be reported by CFGM and Mr. Lutnick to the extent of their direct holdings of the shares, and Mr. Lutnick’s indirect holdings as a result of his control of KBCR Management Partners, LLC (“KBCR”) and LFA LLC (“LFA”), and by the other recipients of the distribution rights shares.

Name	Class B Common Stock				Class A Common Stock
	Shares		%		Shares		%
5% Beneficial Owners(1):
Cantor Fitzgerald, L.P.	44,522,500	(2)	99.2	(3)	44,522,500	(4)	20.5	(5)
CF Group Management, Inc.(10)	44,875,826	(6)	100.0	(3)	45,901,438	(7)	21.0	(8)
Vanguard Group Inc.(1)	—		—		21,218,015		12.3
BlackRock, Inc.(1)	—		—		10,837,189		6.3

Executive Officers and Directors(1):
Executive Officers
Howard W. Lutnick(11)	44,875,826	(9)	100.0	(3)	56,704,558	(12)	25.2	(13)
Barry M. Gosin	—		—		4,073,722	(14)	2.4	(15)
Stephen M. Merkel	—		—		48,880	(16)	*
Michael J. Rispoli	—		—		25,926	(17)	*
Directors
Michael Snow	—		—		20,841	(18)	*
Virginia S. Bauer	—		—		30,749	(19)	*
Kenneth A. McIntyre	—		—		8,758	(20)	*
All executive officers and directors as a group (7 persons)	44,875,826		100.0		60,913,434		27.1	(21)

*	Less than 1%

(1)

Based upon information supplied by directors, executive officers and 5% beneficial owners in filings under Sections 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”).

(2)

Consists of (a) 20,932,207 shares of our Class B common stock held directly and (b) 23,590,293 shares of our Class B common stock acquirable upon exchange of 25,259,977 Newmark Holdings exchangeable limited partnership units held by Cantor.

(3)

Percentage based on (a) 21,285,533 shares of our Class B common stock outstanding and (b) 23,590,293 shares of our Class B common stock acquirable upon exchange of 25,259,977 Newmark Holdings exchangeable limited partnership units held by Cantor.

(4)

Consists of (a) 20,932,207 shares of our Class A common stock acquirable upon conversion of 20,932,207 shares of our Class B common stock held directly by Cantor and (b) 23,590,293 shares of our Class A common stock acquirable upon exchange of 25,259,977 Newmark Holdings exchangeable limited partnership units held by Cantor.

(5)

Percentage based on (a) 172,461,163 shares of our Class A common stock outstanding as of October 18, 2021, (b) 20,932,207 shares of our Class A common stock acquirable upon conversion of 20,932,207 shares of our Class B common stock held by Cantor, and (c) 23,590,293 shares of our Class A common stock acquirable upon exchange of 25,259,977 Newmark Holdings exchangeable limited partnership units held by Cantor.

(6)

Consists of (a) 353,326 shares of our Class B common stock held by CFGM, (b) 20,932,207 shares of our Class B common stock held by Cantor, and (c) 23,590,293 shares of our Class B common stock acquirable upon exchange of 25,259,977 Newmark Holdings exchangeable limited partnership units held by Cantor.

(7)

Consists of (a) 353,326 shares of our Class A common stock acquirable upon conversion of 353,326 shares of our Class B common stock held by CFGM, (b) 951,076 shares of our Class A common stock acquirable upon exchange of 951,076 April 2008 distribution rights by CFGM, receipt of which has been deferred, (c) 74,536 shares of our Class A common stock acquirable upon exchange of 74,536 February 2012 distribution rights by CFGM, receipt of which has been deferred, (d) 20,932,207 shares of our Class A common stock acquirable upon conversion of 20,932,207 shares of our Class B common stock held by Cantor, and (e) 23,590,293 shares of our Class A common stock acquirable upon exchange of 25,259,977 Newmark Holdings exchangeable limited partnership units held by Cantor.

(8)

Percentage based on (a) 172,461,163 shares of our Class A common stock outstanding as of October 18, 2021, (b) 21,285,533 shares of our Class A common stock acquirable upon conversion of 21,285,533 shares of our Class B common stock held by Cantor and CFGM (c) 23,590,293 shares of our Class A common stock acquirable upon exchange of 25,259,977 Newmark Holdings exchangeable limited partnership units held by Cantor, (d) 951,076 shares of our Class A common stock acquirable upon exchange of 951,076 April 2008 distribution rights by CFGM, receipt of which has been deferred, and (e) 74,536 shares of our Class A common stock acquirable upon exchange of 74,536 February 2012 distribution rights by CFGM, receipt of which has been deferred.

(9)

Consists of (a) 353,326 shares of our Class B common stock held by CFGM, (b) 20,932,207 shares of our Class B common stock held by Cantor, and (c) 23,590,293 shares of our Class B common stock acquirable upon exchange of 25,259,977 Newmark Holdings exchangeable limited partnership units held by Cantor.

(10)	CFGM is the managing general partner of Cantor.

(11)	Mr. Lutnick is the Chairman and Chief Executive Officer of CFGM and also the trustee of an entity that is the sole shareholder of CFGM. CFGM is the managing general partner of Cantor.

(12)	Mr. Lutnick’s holdings consist of:

(i)	2,330,973 shares of our Class A common stock held directly;

(ii)	232,467 of our Class A common stock held in Mr. Lutnick’s 401(k) account (as of October 18, 2021);

(iii)

1,687,733 shares of our Class A common stock held in various trust, retirement and custodial accounts consisting of (a) 301,803 shares held by a trust for the benefit of descendants of Mr. Lutnick and his immediate family (the “Trust”), of which Mr. Lutnick’s wife is one of two trustees and Mr. Lutnick has limited powers to remove and replace such trustees, (b) 112,405 shares held in a Keogh retirement account for Mr. Lutnick, (c) 249,498 shares held by trust accounts for the benefit of Mr. Lutnick and members of his immediate family, (d) 998,907 shares held in Mr. Lutnick’s personal asset trust, of which he is the sole trustee, (e) 13,268 shares held in other retirement accounts, (f) 7,827 shares held in custodial accounts for the benefit of certain members of Mr. Lutnick’s family under the Uniform Gifts to Minors Act, and (g) 4,025 shares of Class A common stock held in other retirement accounts for Mr. Lutnick’s spouse;

(iv)	353,326 shares of our Class A common stock acquirable upon conversion of 353,326 shares of our Class B common stock held by CFGM;

(v)	20,932,207 shares of our Class A common stock acquirable upon conversion of 20,932,207 shares of our Class B common stock held by Cantor;

(vi)	23,590,293 shares of our Class A common stock acquirable upon exchange of 25,259,977 Newmark Holdings exchangeable limited partnership interests held by Cantor;

(vii)	3,591,626 shares of our Class A common stock acquirable upon exchange of 3,591,626 April 2008 distribution rights by Mr. Lutnick, receipt of which has been deferred;

(viii)	571,238 shares of our Class A common stock acquirable upon exchange of 571,238 February 2012 distribution rights by Mr. Lutnick, receipt of which has been deferred;

(ix)	951,076 shares of our Class A common stock acquirable upon exchange of 951,076 April 2008 distribution rights by CFGM, receipt of which has been deferred;

(x)	74,536 shares of our Class A common stock acquirable upon exchange of 74,536 February 2012 distribution rights by CFGM, receipt of which has been deferred;

(xi)	746,955 shares of our Class A common stock acquirable upon exchange of 746,955 April 2008 distribution rights by the Trust, receipt of which has been deferred;

(xii)

950,057 shares of our Class A common stock acquirable upon exchange of 950,057 April 2008 distribution rights by KBCR, by virtue of Mr. Lutnick being the managing member of KBCR, which is a non-managing General Partner of Cantor, receipt of which has been deferred;

(xiii)	133,587 shares of our Class A common stock acquirable upon exchange of 133,587 February 2012 distribution rights by KBCR, receipt of which has been deferred;

(xiv)	75,077 shares of our Class A common stock acquirable upon exchange of 75,077 April 2008 distribution rights by LFA, receipt of which has been deferred;

(xv)	7,512 shares of our Class A common stock acquirable upon exchange of 7,512 February 2012 distribution rights by LFA, receipt of which has been deferred;

(xvi)	278,772 shares of our Class A common stock owned of record by KBCR;

(xvii)	16,557 shares of our Class A common stock owned of record by LFA; and

(xviii)	180,567 shares of Class A common stock acquirable upon exchange of 193,347 Newmark Holdings exchangeable limited partnership units by Mr. Lutnick.

These amounts include an aggregate of 7,284,934 shares of our class A common stock acquirable upon exchange of 6,803,400 distribution rights consisting of (a) 6,469,630 shares of our Class A common stock acquirable upon exchange of 6,041,987 April 2008 distribution rights and (b) 815,305 shares of our Class A common stock acquirable upon exchange of 761,413 February 2012 distribution rights, which may generally be issued to such partners upon request.

(13)

Percentage based on (a) 172,461,163 shares of Class A common stock outstanding as of October 18, 2021, (b) 21,285,533 shares of Class A common stock outstanding acquirable upon conversion of 21,285,533 shares of our Class B common stock held by Cantor and

CFGM (c) 23,590,293 shares of Class A common stock acquirable upon exchange of 25,259,977 Newmark Holdings exchangeable limited partnership interests held by Cantor, (d) 3,591,626 shares of our Class A common stock acquirable upon exchange of 3,591,626 April 2008 distribution rights by Mr. Lutnick, receipt of which has been deferred, (e) 571,238 shares of our Class A common stock acquirable upon exchange of 571,238 February 2012 distribution rights by Mr. Lutnick, receipt of which has been deferred, (f) 951,076 shares of our Class A common stock acquirable upon exchange of 951,076 April 2008 distribution rights by CFGM, receipt of which has been deferred, (g) 74,536 shares of our Class A common stock acquirable upon exchange of 74,536 February 2012 distribution rights by CFGM, receipt of which has been deferred, (h) 746,955 shares of our Class A common stock acquirable upon exchange of 746,955 April 2008 distribution rights by the Trust, receipt of which has been deferred, (i) 950,057 shares of our Class A common stock acquirable upon exchange of 950,057 April 2008 distribution rights by KBCR, receipt of which has been deferred, (j) 133,587 shares of our Class A common stock acquirable upon exchange of 133,587 February 2012 distribution rights by KBCR, receipt of which has been deferred, (k) 75,077 shares of our Class A common stock acquirable upon exchange of 75,077 April 2008 distribution rights by LFA, receipt of which has been deferred, (l) 7,512 shares of our Class A common stock acquirable upon exchange of 7,512 February 2012 distribution rights by LFA, receipt of which has been deferred and (m) 180,567 shares of Class A common stock acquirable upon exchange of 193,347 Newmark Holdings exchangeable limited partnership units by Mr. Lutnick.

(14)

Mr. Gosin’s holdings consists of (a) 3,552,887 shares of our Class A common stock held directly, and (b) 520,835 shares of our Class A common stock acquirable upon exchange of 557,699 Newmark Holdings exchangeable limited partnership units.

(15)

Percentage based on (a) 172,461,163 shares of our Class A common stock outstanding as of October 18, 2021, and (b) 520,835 shares of our Class A common stock acquirable upon exchange of 557,699 Newmark Holdings exchangeable limited partnership units held by Mr. Gosin.

(16)

Mr. Merkel’s holdings consist of 45,979 shares of our Class A common stock held directly, and (b) 2,901 held in trusts for the benefit of the Mr. Merkel’s immediate family, of which Mr. Merkel’s spouse is the sole trustee of each trust and Mr. Merkel has the power to remove and replace such trustee.

(17)	Mr. Rispoli’s holdings consists of (a) 25,926 shares of our Class A common stock held directly.

(18)	Mr. Snow’s holdings consist of (a) 20,841 shares of our Class A common stock held directly, and (b) 12 shares of our Class A common stock held by Mr. Snow’s son.

(19)	Ms. Bauer’s holdings consist of 30,749 shares of our Class A common stock held directly.

(20)	Mr. McIntyre’s holdings consist of 8,758 shares of our Class A common stock held directly.

(21)

Percentage based on (a) 172,461,163 shares of our Class A common stock outstanding as of October 18, 2021, (b) 21,285,533 shares of our Class A common stock acquirable upon conversion of 21,285,533 shares of our Class B common stock, (c) 23,590,293 shares of our Class A common stock acquirable upon exchange of 25,259,977 Newmark Holdings exchangeable limited partnership units held by Cantor, (d) 751,046 shares of our Class A common stock acquirable upon exchange of 701,402 Newmark Holdings exchangeable limited partnership units held by our executive officers and directors, (e) 3,591,626 shares of our Class A common stock acquirable upon exchange of 3,591,626 April 2008 distribution rights by Mr. Lutnick, receipt of which has been deferred, (f) 571,238 shares of our Class A common stock acquirable upon exchange of 571,238 February 2012 distribution rights by Mr. Lutnick, receipt of which has been deferred, (g) 951,076 shares of our Class A common stock acquirable upon exchange of 951,076 April 2008 distribution rights by CFGM, receipt of which has been deferred, (h) 74,536 shares of our Class A common stock acquirable upon exchange of 74,536 February 2012 distribution rights by CFGM, receipt of which has been deferred, (i) 746,955 shares of our Class A common stock acquirable upon exchange of 746,955 April 2008 distribution rights by the Trust, receipt of which has been deferred, (j) 950,057 shares of our Class A common stock acquirable upon exchange of 950,057 April 2008 distribution rights by KBCR, receipt of which has been deferred, (k) 133,587 shares of our Class A common stock acquirable upon exchange of 133,587 February 2012 distribution rights by KBCR, receipt of which has been deferred, (l) 75,077 shares of our Class A common stock acquirable upon exchange of 75,077 April 2008 distribution rights by LFA, receipt of which has been deferred, and (m) 7,512 shares of our Class A common stock acquirable upon exchange of 7,512 February 2012 distribution rights by LFA, receipt of which has been deferred.

Equity Compensation Plan Information as of December 31, 2020

	Number of securities to be issued upon exercise of outstanding restricted stock units, options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Plan (approved by security holders)	20,571,354	$7.52	366,036,902
Equity compensation plans not approved by security holders	—	—	—

Total	20,571,354	$7.52	366,036,902

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees incurred by us for audit and other services rendered by Ernst & Young, during the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
Audit fees	$2,719,554	$2,716,056
Audit-related fees	195,090	206,506
Tax fees	1,426,640	750,964
All other fees	—	—

Total	$4,341,284	$3,673,526

“Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and internal control over financial reporting, including audit fees for the Company’s employee benefit plan. Audit related fees includes fees for registration statements. “Tax fees” are fees for tax compliance, tax advice and tax planning, and “all other fees” are fees for any services not included in the other categories.

AUDIT COMMITTEE’S PRE-APPROVAL POLICIES AND PROCEDURES

During 2020, our Audit Committee specifically approved the appointment of Ernst & Young to be our independent auditors for the year ended December 31, 2020. Ernst & Young was also approved to perform reviews of our quarterly financial reports within the year ended December 31, 2020 and certain other audit-related services such as accounting consultations. Pursuant to our Audit Committee Charter, the Committee will pre-approve audit services, internal control-related services and permitted non-audit services to be performed for us by Ernst & Young.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) is made up solely of independent directors, as defined under applicable Nasdaq Global Select Stock Market and Securities and Exchange Commission (“SEC”) rules, and it operates under a written Charter adopted by the Board and the Committee. The composition of the Committee, the attributes of its members and its responsibilities, as reflected in its Charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Committee reviews and assesses the adequacy of its Charter and its performance on an annual basis. A copy of the Audit Committee Charter is available on the Company’s website at www.nmrk.com/esg/governance under the heading “Independent Audit Committee,” or upon written request from the Company free of charge.

As described more fully in its Charter, the primary function of the Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal control over financial reporting and audit process. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal control over financial reporting; and procedures designed to ensure compliance with accounting standards, and applicable laws and regulations. The Company’s independent registered public accounting firm (the “Auditors”) is responsible for performing an independent audit of the Company’s annual consolidated financial statements, and a review of its quarterly consolidated financial statements, in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”), and an independent audit of the Company’s internal control over financial reporting and on the effectiveness of such control.

The Committee has the sole authority to appoint or replace the Auditors and is directly responsible for the oversight of the scope of the Auditors’ role and the determination of its compensation. We are submitting the appointment of Ernst & Young for the year ending December 31, 2021 to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Board and the Committee will reconsider the appointment. Even if the appointment of Ernst & Young is ratified, the Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the best interests of the Company and its stockholders.

Although each of the members of the Committee has experience that qualifies him or her as an audit committee financial expert, none of the Committee members is currently a professional accountant or auditor, and the Committee’s functions are not intended to duplicate or to certify the activities of management and the Auditors, nor can the Committee certify that the Auditors are “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the Auditors on the basis of the information it receives, discussions with management and the Auditors, and the experience of the Committee’s members in business, financial and accounting matters.

The Committee has an annual agenda that includes reviewing the Company’s financial statements, internal control, and audit matters, as well as related party transactions. The Committee meets each quarter with management and the Auditors to review the Company’s interim financial results before the publication of the Company’s quarterly and annual financial results press releases, and periodically in executive sessions. Management’s and the Auditors’ presentations to and discussions with the Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the Auditors.

In accordance with Committee policy and the requirements of law, all services to be provided by the Auditors and their affiliates are subject to pre-approval by the Committee. This includes audit services, audit-related services, and any permitted non-audit tax and other services. In addition, the Committee regularly evaluates the performance and independence of the Auditors. Accordingly, the Committee has reviewed and pre-approved all services provided by Ernst & Young subsequent to the firm’s engagement in connection with our IPO in December 2017.

In fulfilling its responsibilities, the Committee has met and held discussions with management and Ernst & Young regarding the fair and complete presentation of the Company’s financial results. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Committee has met to review and discuss the Company’s annual audited and quarterly consolidated financial statements for the fiscal year ended December 31, 2020 (including the disclosures contained in the Company’s Annual Report on Form 10-K with the SEC under the heading “Item 8 – Financial Statements and Supplementary Data” and Quarterly Reports on Form 10-Q filed with the SEC under the heading “Item 1 – Financial Statements (unaudited)” with management and Ernst & Young. The Committee also reviewed and discussed with management, the internal auditors, and Ernst & Young the Company’s compliance with Section 404 of the Sarbanes-Oxley Act, namely, management’s annual report on the Company’s internal control over financial reporting.

The Committee has discussed with Ernst & Young the matters required to be discussed by PCAOB Auditing Standard No. 16, “Communications with Audit Committees” (AS 16). In addition, the Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the communications of Ernst & Young with the Committee concerning independence, and has discussed with Ernst & Young the firm’s independence from the Company and management, including all relationships between the firm and the Company or its management. The Committee also has considered whether the provision of permitted non-audit services by Ernst & Young is compatible with maintaining the firm’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements of the Company in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 1, 2021.

Dated: November 5, 2021

THE AUDIT COMMITTEE

Michael Snow, Chair

Virginia S. Bauer

Kenneth A. McIntyre

PROPOSAL 2— RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young as our independent registered public accounting firm for fiscal year ending December 31, 2021. We are asking stockholders to ratify the appointment of Ernst & Young as our independent registered public accounting firm at the Annual Meeting. Representatives of Ernst & Young are expected to participate in the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Our Bylaws do not require that the stockholders ratify the appointment of Ernst & Young as our independent auditors for fiscal year 2021. However, we are submitting the appointment of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Board and the Audit Committee will re-consider the appointment. Even if the appointment of Ernst & Young is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the best interests of the Company and its stockholders. At this time, the Board and the Audit Committee believe that the continued retention of Ernst & Young to serve as our independent auditors is in the best interest of the Company and its stockholders.

VOTE REQUIRED FOR APPROVAL

The affirmative vote of the holders of a majority of the Total Voting Power present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve this proposal to ratify the appointment of Ernst & Young. Abstentions will have the same effect as a vote against the proposal.

RECOMMENDATION OF OUR BOARD OF DIRECTORS AND AUDIT COMMITTEE

OUR BOARD OF DIRECTORS AND AUDIT COMMITTEE RECOMMEND THAT ALL STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021.

PROPOSAL 3—APPROVAL OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board is committed to sound compensation governance and recognizes the interest of stockholders in executive compensation matters. On an annual basis, we provide our stockholders with an opportunity to cast an advisory vote to approve the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narratives of this Proxy Statement.

This stockholder advisory vote will not be binding on the Company, the Board, or the Compensation Committee. Nevertheless, the Board and the Compensation Committee will take into account the outcome of the stockholder advisory vote when making future executive compensation decisions.

As discussed in our Compensation Discussion and Analysis, our executive compensation program, which is under the direction and control of our Compensation Committee, is designed to integrate our executive compensation with the achievement of our short- term and long-term business objectives and to assist us in attracting, motivating and retaining the highest quality executive officers and rewarding them for superior performance. Different components of our executive compensation program are geared to short-term and longer- term performance, with the goal of increasing stockholder value over the long term.

We believe that the compensation of our executive officers should reflect their success in attaining key corporate objectives, such as growth or maintenance of market position, success in attracting and retaining qualified brokers and other professionals, increasing or maintaining revenues and/or profitability, developing new products and marketplaces, completing acquisitions, dispositions, restructurings, and other value-enhancing transactions and integrating any such transactions, as applicable, meeting established goals for operating earnings, earnings per share and increasing the total return for stockholders, including stock price and dividend increases, and maintaining and developing customer relationships and long-term competitive advantage. We also believe that executive compensation should reflect achievement of individual managerial objectives established for specific executive officers at the beginning of the fiscal year as well as reflect specific achievements by such individuals over the course of the year. We further believe that specific significant events led by executives, including acquisitions, dispositions and other significant transactions, should be given significant weight. We believe that the performance of our executives in managing our Company, considered in light of general economic and specific Company, industry and competitive conditions, should be the basis for determining their overall compensation.

We also believe that the compensation of our executive officers should not generally be based on the short- term performance of our Class A common stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long term, reflect our overall performance and, ultimately, the management of our Company by our executives. We believe that the long-term performance of our stock is reflected in executive compensation through the grant of awards, including limited partnership units and related exchange rights and cash settlement awards, restricted stock, RSUs, and other equity and partnership awards.

Stockholders are encouraged to read our Compensation Discussion and Analysis in this Proxy Statement for more detailed information about our executive compensation program and how it reflects our philosophy and is linked to our performance. The non- binding stockholder advisory vote on executive compensation is not intended to address any specific component of our executive compensation program; rather, the vote relates to the overall compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

We will ask our stockholders to approve the following resolution at the Annual Meeting:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narratives.

VOTE REQUIRED FOR APPROVAL

The affirmative vote of the holders of a majority of the Total Voting Power present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the resolution. Abstentions will have the same effect as a vote against the proposal, but broker non-votes will have no effect on the vote. However, the stockholder vote on executive compensation is advisory and, therefore, not binding on the Company, the Board of Directors, or the Compensation Committee. Nevertheless, the Board and the Committee will take into account the outcome of the stockholder advisory vote when making future executive compensation decisions.

RECOMMENDATION OF OUR BOARD OF DIRECTORS AND COMPENSATION COMMITTEE

OUR BOARD OF DIRECTORS AND COMPENSATION COMMITTEE RECOMMEND THAT ALL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE RESOLUTION.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Review, Approval and Ratification of Transactions with Related Persons

The general policy of the Company and our Audit Committee is that all material transactions with a related party, including transactions with BGC Partners and Cantor, the relationships between us and BGC Partners and Cantor and agreements with related parties, as well as all material transactions in which there is an actual, or in some cases, perceived, conflict of interest, including repurchases of Class A common stock or purchases of Newmark Holdings limited partnership interests or other equity interests in our subsidiaries, including from Cantor or our executive officers (see “Repurchases and Purchases”), are subject to prior review and approval by the Committee and its independent members, which will determine whether such transactions or proposals are fair and reasonable to the Company and its stockholders. In general, potential related-party transactions will be identified by our management and discussed with the Committee at their meetings. Detailed proposals, including, where applicable, financial and legal analyses, alternatives and management recommendations, will be provided to the Committee with respect to each issue under consideration and decisions will be made by the Committee with respect to the foregoing related-party transactions after opportunity for discussion and review of materials. When applicable, the Committee will request further information and, from time to time, will request guidance or confirmation from internal or external counsel or auditors. Our policies and procedures regarding related-party transactions are set forth in our Audit Committee Charter and Code of Business Conduct and Ethics, both of which are publicly available on our website at www.nmrk.com/esg/governance under the headings “Independent Audit Committee” and “Code of Business Conduct & Ethics,” respectively.

In December 2017, prior to our Separation and IPO, all intercompany arrangements and agreements that were previously approved by the Audit Committee of BGC Partners with respect to BGC Partners and its subsidiaries and Cantor and its subsidiaries were also approved by our Board of Directors with respect to the relationships between us and our subsidiaries and Cantor and its subsidiaries following our IPO on the terms and conditions approved by the BGC Audit Committee during such time that our business was owned by BGC Partners. These arrangements include, but are not limited to, the following: (i) an authorization to provide Cantor real estate and related services, including real estate advice, brokerage, property or facilities management, appraisals and valuations and other services; (ii) an authorization to enter into brokerage and similar agreements with respect to the provision of ordinary course brokerage services in circumstances in which such entities customarily provide brokerage services to third-party customers; (iii) an authorization to enter into agreements with Cantor and/or its affiliates, to provide services, including finding and reviewing suitable acquisition or partner candidates, structuring transactions and negotiating and due diligence services in connection with acquisitions and other business strategies in commercial real estate and other businesses from time to time; and (iv) an arrangement to jointly manage exposure to changes in foreign exchange rates.

The following is a description of certain relationships and transactions that have existed or that we have entered into with our directors, executive officers, or stockholders who are known to us to beneficially own more than five percent of our Class A common stock or Class B common stock, including Cantor, and their immediate family members as well as certain other transactions. The following summary does not purport to describe all the terms of such agreements or transactions and is qualified in its entirety by reference to the complete text of these agreements, to the extent filed as exhibits to our most recent Annual Report on Form 10-K, our Amendment No. 1 to such Annual Report filed on Form 10-K/A, and our other filings with the SEC. We urge you to read the full text of these agreements.

Separation, Initial Public Offering, and Spin-Off

Separation and Distribution Agreement

On December 13, 2017, prior to the closing of the IPO, BGC, BGC Holdings, BGC U.S. OpCo, Newmark, Newmark Holdings, Newmark OpCo and, solely for the provisions listed therein, Cantor and BGC Global OpCo entered into a separation and distribution agreement (as amended on November 8, 2018 and amended and restated on November 23, 2018, the “Separation and Distribution Agreement”). The Separation and Distribution Agreement sets forth the agreements among BGC, Cantor, Newmark and their respective subsidiaries regarding, among other things:

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the principal corporate transactions pursuant to which BGC, BGC Holdings and BGC U.S. OpCo and their respective subsidiaries (other than the Newmark group (defined below), the “BGC group”) transferred to Newmark, Newmark Holdings and Newmark OpCo and their respective subsidiaries (the “Newmark group”) the assets and liabilities of the BGC group relating to BGC’s Real Estate Services business (the “Separation”);

•	the proportional distribution in the Separation of interests in Newmark Holdings to holders of interests in BGC Holdings;

•	the IPO and certain pre-IPO contributions of assets by BGC Partners to Newmark in exchange for additional shares thereof;

•	the assumption and repayment of indebtedness by the BGC group and the Newmark group, as further described below;

•	the Spin-Off, including the termination of certain arrangements between the BGC Group and the Newmark Group immediately prior thereto

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future access to information, records and personnel necessary or appropriate to comply with regulatory requests or inquiries, for the preparation of financial statements or tax returns, or to conduct litigation; and

•	other agreements governing the relationship between BGC, Newmark and Cantor.

Initial Public Offering

In December 2017, we completed our IPO of 23,000,000 shares of Class A common stock (the “IPO). Prior to the IPO, we were a wholly owned subsidiary of BGC Partners. We received approximately $295.4 million in aggregate net proceeds from the IPO, all of which we used to partially repay indebtedness under a certain term loan that we assumed from BGC Partners prior to the closing of our IPO.

New Newmark

To facilitate tax-free exchanges of the Newmark Holdings exchangeable limited partnership interests, Cantor has a one-time right, exercisable at any time after the second anniversary of the Spin-Off and otherwise subject to preserving the tax-free treatment of the Spin-Off to BGC Partners, at Newmark Holdings’ expense to (1) incorporate, or cause the incorporation of, a newly formed, wholly owned subsidiary of ours (which we refer to as “New Newmark”), (2) incorporate, or cause the incorporation of, a newly formed, wholly owned subsidiary of New Newmark (which we refer to as “New Newmark Sub”) and (3) cause the merger of New Newmark Sub with us, with the surviving corporation being a wholly owned subsidiary of New Newmark. In connection with such a merger, our Class A common stock and Class B common stock will each hold equivalent common stock in New Newmark, with identical rights to the applicable class of shares held prior to such merger. As a condition to such merger, we will have received an opinion of counsel, reasonably satisfactory to our Audit Committee, to the effect that such merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Cantor will indemnify us to the extent that we incur any material income taxes as a result of the transactions related to such merger.

Indemnification

Newmark OpCo agreed to indemnify, defend and hold harmless the Cantor group, the BGC Partners group and the Newmark group (other than Newmark OpCo and its subsidiaries) and each of their respective directors, officers, general partners, managers and employees, from and against all liabilities to the extent relating to, arising out of or resulting from:

•	the transferred liabilities;

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the failure of any member of the Newmark group or any other person to pay, perform or otherwise promptly discharge any of the transferred liabilities in accordance with their terms, whether prior to, at or after the Separation;

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any breach by any member of the Newmark group of the Separation and Distribution Agreement or any of the ancillary agreements, other than the transition services agreement or the administrative services agreement;

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except to the extent relating to an excluded liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement or arrangement for the benefit of any member of the Newmark group by any member of the BGC Partners group that survives following the Separation; and

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any untrue statement or alleged untrue statement of a material fact in our registration statement on Form S-1 with respect to our IPO other than statements made explicitly in the name of a member of the BGC Partners group (including the reasons of the Board of Directors of BGC Partners for the Separation) or specifically relating to the BGC Partners group or the BGC Partners business.

BGC U.S. OpCo and BGC Global OpCo agreed to indemnify, defend and hold harmless the Cantor group, the Newmark group and the BGC Partners Group (other than BGC U.S. OpCo, BGC Global OpCo and their respective subsidiaries) and each of their respective directors, officers, general partners, managers and employees from and against all liabilities to the extent relating to, arising out of or resulting from:

•	the excluded liabilities;

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the failure of any member of the BGC Partners group or any other person to pay, perform or otherwise promptly discharge any of the excluded liabilities in accordance with their terms, whether prior to, at or after the Separation;

•	any breach by any member of the BGC Partners group of the Separation and Distribution Agreement or any of the ancillary agreements, other than the transition services agreement;

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except to the extent relating to a transferred liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement or arrangement for the benefit of any member of the BGC Partners group by any member of the Newmark group that survives following the Separation; and

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any untrue statement or alleged untrue statement of a material fact in our registration statement on Form S-1 with respect to our IPO, but only with respect to statements made explicitly in the name of a member of the BGC Partners group (including the reasons of the Board of Directors of BGC Partners for the Separation) or specifically relating to the BGC Partners group or the BGC Partners business.

The Separation and Distribution Agreement specified procedures with respect to claims subject to indemnification and related matters.

Employee Matters

In general, any employee of BGC Partners or its subsidiaries primarily engaged in the conduct of the Newmark business immediately prior to the Separation, except those employees employed by BGC Partners primarily in corporate or executive level functions, were transferred to us. As promptly as practicable following each fiscal quarter, our management will provide a report to our Audit Committee specifying all of the founding partners who have been terminated by us. Our management will also give the Committee notice prior to such termination if the capital account underlying the Newmark Holdings founding partner interests held by a founding partner or, in the case of a series of related terminations, by a group of founding partners, exceeds $2.0 million on the date of termination.

In connection with the Spin-Off, the compensation committee of the board of directors of BGC Partners had the exclusive authority to determine the treatment of restricted stock awards and RSU awards outstanding under the BGC Equity Plan. BGC Partners restricted stock awards participated in the distribution as if such holder held unrestricted shares of BGC Partners common stock, and following the Spin-Off, any shares of Newmark common stock issued in respect of restricted BGC Partners common stock remain subject to any vesting, lapse or forfeiture restrictions applicable to the restricted BGC Partners shares prior to the Spin-Off. RSU awards outstanding under the BGC Equity Plan were adjusted so that each holder of a BGC Partners RSU award shall continue to hold a BGC RSU award covering BGC Partners Class A common shares, but also received a Newmark RSU award covering Newmark Class A common shares on an “as distributed basis” in order to reflect the impact of the Spin-Off on the pre-Spin-Off BGC Partners RSU awards. Such RSUs shall generally have the same terms, including vesting terms, as the pre-Spin-Off BGC Partners RSU awards, subject to any adjustments made by the compensation committee of the BGC Partners board of directors.

Exchange Agreement

In connection with the Separation on December 13, 2017, we entered into the exchange agreement, which provides BGC Partners, Cantor, CFGM and any other qualified Class B Holder entitled to hold Class B common stock under our certificate of incorporation with the right to exchange at any time and from time to time, on a one-to-one basis, shares of our Class A common stock now owned or subsequently acquired by such persons for shares of our Class B common stock, up to the number of shares of Class B common stock that are authorized but unissued under our certificate of incorporation. Our Audit Committee and Board of Directors have determined that the exchange agreement is in the best interests of Newmark and its stockholders because, among other things, it will help ensure that Cantor retains its exchangeable limited partnership units in Newmark Holdings, which is the same partnership in which Newmark’s partner employees participate, thus continuing to align the interests of Cantor with those of the partner employees.

The Spin-Off

On November 30, 2018, BGC completed the Spin-Off to its stockholders of all of the shares of our common stock owned by BGC as of immediately prior to the effective time of the Spin-Off, with shares of our Class A common stock distributed to the holders of shares of BGC’s Class A common stock (including directors and executive officers of BGC Partners) of record as of the close of business on November 23, 2018 (the “Record Date”), and shares of our Class B common stock distributed to the holders of shares of BGC’s Class B common stock (consisting of Cantor and CFGM of record as of the close of business on the Record Date).

In the aggregate, BGC distributed 131,886,409 shares of our Class A common stock and 21,285,537 shares of our Class B common stock to BGC’s stockholders in the Spin-Off. These shares of our common stock collectively represented approximately 94% of the total voting power of our outstanding common stock and approximately 87% of the total economics of our outstanding common stock in each case as of the Spin-Off Date.

On November 30, 2018, BGC Partners also caused its subsidiary, BGC Holdings, to distribute pro rata all of the 1,458,931 exchangeable limited partnership units of Newmark Holdings held by BGC Holdings immediately prior to the effective time of the BGC Holdings distribution to its limited partners entitled to receive distributions on their BGC Holdings units (including Cantor and executive officers of BGC) who were holders of record of such units as of the Record Date. The Newmark Holdings units distributed to BGC Holdings partners in the BGC Holdings distribution are exchangeable for shares of Newmark Class A common stock, and in the case of the

449,917 Newmark Holdings units received by Cantor also into shares of Newmark Class B common stock, at the applicable exchange ratio (subject to adjustment).

Following the Spin-Off and the BGC Holdings distribution, BGC Partners ceased to be our controlling stockholder, and BGC and its subsidiaries no longer held any shares of our common stock or other equity interests in us or our subsidiaries. Cantor continues to control Newmark and its subsidiaries following the Spin-Off and the BGC Holdings distribution.

Amended and Restated Newmark Holdings Limited Partnership Agreement

On December 13, 2017, we entered into the Amended and Restated Agreement of Limited Partnership of Newmark Holdings, which we refer to as the “Newmark Holdings limited partnership agreement,” and which is described below.

Management

Newmark Holdings is managed by its general partner, which is a wholly owned subsidiary of Newmark. Through our ownership of the general partner of Newmark Holdings, we hold the Newmark Holdings general partnership interest and the Newmark Holdings special voting limited partnership interest, which entitles us to control Newmark Holdings and to remove and appoint the general partner of Newmark Holdings.

Under the Newmark Holdings limited partnership agreement, the Newmark Holdings general partner manages the business and affairs of Newmark Holdings. However, Cantor’s consent is required for amendments to the Newmark Holdings limited partnership agreement, to decrease distributions to Newmark Holdings limited partners to less than 100% of net income received by Newmark Holdings (other than with respect to selected extraordinary items as described below), to transfer any Newmark OpCo partnership interests beneficially owned by Newmark Holdings and to take any other actions that may adversely affect Cantor’s exercise of its co-investment rights to acquire Newmark Holdings limited partnership interests, its right to purchase Newmark Holdings founding partner interests and its right to exchange the Newmark Holdings exchangeable limited partnership interests. Cantor’s consent is also required in connection with transfers of Newmark Holdings limited partnership interests by other limited partners and the issuance of additional Newmark Holdings limited partnership interests outside of the Participation Plan or certain other limited circumstances.

The Newmark Holdings limited partnership agreement also provides that Newmark Holdings, in its capacity as the general partner of Newmark OpCo, requires Cantor’s consent to amend the terms of the Newmark OpCo limited partnership agreement or take any other action that may interfere with Cantor’s exercise of its co-investment rights to acquire Newmark Holdings limited partnership interests (and the corresponding investment in Newmark OpCo by Newmark Holdings) or its rights to exchange the Newmark Holdings exchangeable limited partnership interests. Founding/working partners and limited partnership unit holders do not have any voting rights with respect to their ownership of Newmark Holdings limited partnership interests, other than limited consent rights concerning certain amendments to the terms of the Newmark Holdings limited partnership agreement.

Classes of Interests in Newmark Holdings

Newmark Holdings has the following outstanding interests:

•	a general partnership interest, which is held indirectly by us;

•	a special voting limited partnership interest, which is held indirectly by us and which entitles us to remove and appoint the general partner of Newmark Holdings;

•	Newmark Holdings exchangeable limited partnership interests, which are held by Cantor;

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Newmark Holdings founding partner interests, which are limited partnership interests that will be issued in the Separation in respect of BGC Holdings founding partner interests (which were issued to certain partners in connection with the 2008 separation of BGC Partners from Cantor); and

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Newmark Holdings limited partnership interests and units, including REU and AREU interests and working partner interests (including RPU, ARPU, PSI, PSE, APSI, PSU, APSU, LPU and NPSU interests and Preferred Units).

Newmark Holdings founding/working partner interests are divided into a number of different classes of Newmark Holdings units underlying such partner’s Newmark Holdings founding partner interests and Newmark Holdings working partner interests, respectively.

Each class of Newmark Holdings units held by founding/working partners (other than certain non-participating units) generally entitles the holder to receive a pro rata share of the distributions of income received by Newmark Holdings. See “—Distributions” below. The terms of each class of limited partnership interests vary and are described in the Newmark Holdings limited partnership agreement.

The general partner of Newmark Holdings may determine the total number of authorized Newmark Holdings units.

Any authorized but unissued Newmark Holdings units may be issued:

•	pursuant to the Separation or as otherwise contemplated by the Separation and Distribution Agreement or the Newmark Holdings limited partnership agreement;

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to Cantor and members of the Cantor group, (1) in connection with a reinvestment in Newmark Holdings or (2) in the event of a termination or bankruptcy of a founding/working partner or limited partnership unit holder or the redemption of a founding/working partner interest or limited partnership unit pursuant to the Newmark Holdings limited partnership agreement;

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with respect to Newmark Holdings founding/working partner interests, to an eligible recipient, which means any limited partner or member of the Cantor group or any affiliate, employee service provider or partner thereof, in each case as directed by a Newmark Holdings exchangeable limited partner majority in interest (provided that such person or entity is not primarily engaged in a business that competes with Newmark Holdings or its subsidiaries);

•	as otherwise agreed by the general partner and a Newmark Holdings exchangeable limited partner interest majority in interest;

•	pursuant to the Participation Plan;

•	to any then-current founding/working partner or limited partnership unit holder pursuant to the Newmark Holdings limited partnership agreement; or

•	to any Newmark Holdings partner in connection with a conversion of an issued unit and interest into a different class or type of unit and interest.

In the event that Newmark Holdings redeems outstanding units under certain circumstances, our Audit Committee has authorized management to sell to the members of the Cantor group exchangeable units equal in number to such redeemed units at a price per exchangeable unit to be determined based on an average daily closing price of the Class A common stock.

The Newmark Holdings limited partnership agreement provides that (1) where either current, terminating or terminated partners are permitted by us to exchange any portion of their founding partner units and Cantor consents to such exchangeability, we will offer to Cantor the opportunity for Cantor to purchase the same number of new exchangeable limited partnership interests in Newmark Holdings at the price that Cantor would have paid for the founding partner units had we redeemed them; and (2) the exchangeable limited partnership interests to be offered to Cantor pursuant to clause (1) above would be subject to, and granted in accordance with, applicable laws, rules and regulations then in effect.

Exchanges

Each unit of the Newmark Holdings limited partnership interests held by Cantor is generally exchangeable with us for a number of shares of Class B common stock (or, at Cantor’s option or if there are no additional authorized but unissued shares of Class B common stock, a number of shares of Class A common stock) equal to the current exchange ratio. The exchange ratio was initially one, but is subject to adjustment as set forth in the Separation and Distribution Agreement and was 0.9339 as of September 30, 2021.

The Newmark Holdings founding partner interests (which were issued in the Separation to holders of BGC Holdings founding partner interests, who received such founding partner interests in connection with the Separation of BGC Partners from Cantor in 2008) will not be exchangeable with us unless (1) Cantor reacquires such interests from Newmark Holdings upon termination or bankruptcy of the founding partners or redemption of their units (which it has the right to do under certain circumstances), in which case such interests will be exchangeable with us for Class A common stock or Class B common stock as described above or (2) Cantor determines that such interests can be exchanged by such founding partners with us for Class A common stock, in which case each such Newmark Holdings unit will be exchangeable with us for a number of shares of our Class A common stock equal to the then-current exchange ratio, on terms and conditions to be determined by Cantor. Once a Newmark Holdings founding partner interest becomes exchangeable, such founding partner interest is automatically exchanged upon a termination or bankruptcy (x) with BGC Partners for Class A common stock of BGC Partners (after also providing the requisite portion of BGC Holdings founding partner interests) if the termination or bankruptcy occurs prior to the Spin-Off and (y) in all other cases, with us for our Class A common stock.

In particular, Cantor has provided that 428,177 Newmark Holdings founding partner interests will be exchangeable with us for a number of shares of Class A common stock equal to the then-current exchange ratio, in accordance with the terms of the Newmark Holdings limited partnership agreement.

We provide exchangeability for partnership units into shares of our Class A common stock in connection with (1) our partnership redemption, compensation and restructuring programs, (2) other incentive compensation arrangements and (3) business combination transactions.

Working partner interests will not be exchangeable with us unless otherwise determined by us with the written consent of a Newmark Holdings exchangeable limited partnership interest majority in interest, in accordance with the terms of the Newmark Holdings limited partnership agreement.

The limited partnership units will only be exchangeable for Class A common stock in accordance with the terms and conditions of the grant of such units, which terms and conditions will be determined in our sole discretion, as the general partner of Newmark Holdings, with the written consent of the Newmark Holdings exchangeable limited partnership interest majority in interest with respect to the grant of any exchange right, in accordance with the terms of the Newmark Holdings limited partnership agreement.

Notwithstanding the foregoing, with respect to BGC Holdings units outstanding as of immediately prior to the Separation and Newmark Holdings units issued in the Separation in respect of such BGC Holdings units, which we refer to “legacy BGC Holdings units” and “legacy Newmark Holdings units,” to the extent that such legacy BGC Holdings units or legacy Newmark Holdings are not exchangeable as of immediately after the Separation, the determination of whether to grant an exchange right with respect to such legacy BGC Holdings units and legacy Newmark Holdings units will be made as follows:

•	If the legacy BGC Holdings units and legacy Newmark Holdings unit are held by an employee of the BGC group providing services solely to the BGC group, then BGC Partners shall make such determination;

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If the legacy BGC Holdings units and legacy Newmark Holdings unit are held by an employee of the Newmark group providing services solely to the Newmark group, then Newmark shall make such determination; and

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If the legacy BGC Holdings units and legacy Newmark Holdings unit are held by an employee of the BGC group, the Newmark group or the Cantor group providing services to both the BGC group and the Newmark group, then BGC Partners shall make such determination to the extent that the grant of the exchange right relates to compensation for services by such employee to the BGC group, and Newmark shall make such determination to the extent that the grant of the exchange right relates to compensation for services by such employee to the Newmark group. Grants of exchangeability may be made at any time in the discretion of the relevant service recipient, and future grant practices may differ from prior practices, including without limitation in connection with performance achievement, changes in incentive arrangements, accounting principles, and tax laws (including deductibility of compensation) and other applicable laws.

As a result of the distribution of limited partnership interests of Newmark Holdings in connection with the Separation, each holder of BGC Holdings limited partnership interests will hold a BGC Holdings limited partnership interest and a corresponding Newmark Holdings limited partnership interest for each BGC Holdings limited partnership interest held thereby immediately prior to the Separation. The BGC Holdings limited partnership interests and Newmark Holdings limited partnership interests will each be entitled to receive cash distributions from BGC Holdings and Newmark Holdings, respectively, in accordance with the terms of such partnership’s respective limited partnership agreement.

Notwithstanding the foregoing, prior to the Spin-Off, without the prior consent of BGC Partners, no Newmark Holdings limited partnership interests were exchangeable into our shares of common stock. Prior to the Spin-Off, unless otherwise agreed by BGC Partners, in order for a partner to exchange exchangeable limited partnership interests in BGC Holdings or Newmark Holdings into shares of common stock of BGC Partners, such partner must have exchanged both units of a BGC Holdings exchangeable limited partnership interests together with the ratable portion of the associated units of Newmark Holdings exchangeable limited partnership interests, calculated in accordance with the BGC Holdings limited partnership agreement, in order to receive shares of BGC Partners common stock. Prior to the Spin-Off, to the extent that BGC Partners received any Newmark OpCo units as a result of any such exchange of Newmark Holdings exchangeable limited partnership interests or otherwise (as described below), BGC Partners contributed such Newmark OpCo units to us in exchange for a number of shares of our common stock equal to the exchange ratio, which was initially one-for-one, and is subject to adjustment as set forth in the Separation and Distribution Agreement and was 0.9403 as of June 30, 2021 (with the class of shares of our common stock corresponding to the class of shares of common stock that BGC Partners issued upon such exchange).

Upon our receipt (or, prior to the distribution and as described above, BGC Partners’ receipt) of any Newmark Holdings exchangeable limited partnership interest, or Newmark Holdings founding partner interest, working partner interest or limited partnership unit that is exchangeable, pursuant to an exchange, such interest being so exchanged will cease to be outstanding and will be automatically and fully cancelled, and such interest will automatically be designated as a Newmark Holdings regular limited partnership interest, will have all rights and obligations of a holder of Newmark Holdings regular limited partnership interests and will cease to be designated as a Newmark Holdings exchangeable interest, or Newmark Holdings founding partner interest, working partner interest or limited partnership unit that is exchangeable, and will not be exchangeable.

With each exchange, our direct and indirect (and, prior to the Spin-Off and as described above, BGC Partners’ indirect) interest in Newmark OpCo will proportionately increase, because immediately following an exchange, Newmark Holdings will redeem the Newmark Holdings unit so acquired for the Newmark OpCo limited partnership interest underlying such Newmark Holdings unit.

In addition, upon a transfer of a Newmark Holdings exchangeable limited partnership interest that is not permitted by the Newmark Holdings limited partnership agreement (see “—Transfers of Interests” below), such interest will cease to be designated as a Newmark Holdings exchangeable limited partnership interest and will automatically be designated as a regular limited partnership interest.

In the case of an exchange of an exchangeable limited partnership interest or a founding partner interest (or portion thereof), the aggregate capital account of the Newmark Holdings unit so exchanged will equal a pro rata portion of the total aggregate capital account of all exchangeable limited partnership units and founding partner units then outstanding, reflecting the portion of all such exchangeable limited partnership units and founding partner units then outstanding represented by the unit so exchanged. The aggregate capital account of such exchanging partner in such partner’s remaining exchangeable limited partnership units and/or founding partner units will be reduced by an equivalent amount. If the aggregate capital account of such partner is insufficient to permit such a reduction without resulting in a negative capital account, the amount of such insufficiency will be satisfied by reallocating capital from the capital accounts of the exchangeable limited partners and the founding partners to the capital account of the unit so exchanged, pro rata based on the number of units underlying the outstanding exchangeable limited partnership interests and the founding partner interests or based on other factors as determined by a Newmark Holdings exchangeable limited partnership interest majority in interest.

In the case of an exchange of an REU interest or working partner interest or portion thereof, the aggregate capital account of the Newmark Holdings units so exchanged will equal the capital account of the REU interest or working partner interest (or portion thereof), as the case may be, represented by such Newmark Holdings units.

We agreed to reserve, out of our authorized but unissued Class B common stock and Class A common stock, a sufficient number of shares of Class B common stock and Class A common stock to effect the exchange of all then outstanding Newmark Holdings exchangeable limited partnership interests, the Newmark Holdings founding/working partner interests, if exchangeable, and Newmark Holdings limited partnership units, if exchangeable, into shares of Class B common stock or Class A common stock pursuant to the exchanges and a sufficient number of shares of Class A common stock to effect the exchange of shares of Class B common stock issued or issuable in respect of exchangeable Newmark Holdings limited partnership interests (subject, in each case, to the maximum number of shares authorized but unissued under our certificate of incorporation as then in effect). We have agreed that all shares of Class B common stock and Class A common stock issued in an exchange will be duly authorized, validly issued, fully paid and non-assessable and will be free from pre-emptive rights and free of any encumbrances.

The Company also provides for exchangeability of certain working partner units without a capital account for other working partner units with a capital account in connection with compensatory arrangements.

Distributions

The profit and loss of Newmark OpCo are generally allocated based on the total number of Newmark OpCo units outstanding. The profit and loss of Newmark Holdings are generally allocated based on the total number of Newmark Holdings units outstanding. The minimum distribution for each RPU interest issued after the IPO is $0.005 per quarter.

Pursuant to the terms of the Newmark Holdings limited partnership agreement, distributions by Newmark Holdings to its partners may not be decreased below 100% of net income received by Newmark Holdings from Newmark OpCo (other than with respect to selected extraordinary items with respect to founding/working partners or limited partnership unit holders, such as the disposition directly or indirectly of partnership assets outside of the ordinary course of business) unless we determine otherwise, subject to Cantor’s consent (as the holder of the Newmark Holdings exchangeable limited partnership interest majority in interest).

In addition, the Newmark Holdings general partner, with the consent of Cantor, as holder of a majority of the Newmark Holdings exchangeable limited partnership interests, in its sole and absolute discretion, may direct

Newmark Holdings, upon a founding/working partner’s or a limited partnership unit holder’s death, retirement, withdrawal from Newmark Holdings or other full or partial redemption of Newmark Holdings units, to distribute to such partner (or to his or her personal representative, as the case may be) a number of publicly traded shares or an amount of other property that the Newmark Holdings general partner determines is appropriate in light of the goodwill associated with such partner and his, her or its Newmark Holdings units, such partner’s length of service, responsibilities and contributions to Newmark Holdings and/or other factors deemed to be relevant by the Newmark Holdings general partner.

In the discretion of the Newmark Holdings general partner, distributions with respect to selected extraordinary transactions, as described below, may be withheld from the founding/working partners and the limited partnership unit holders and distributed over time subject to the satisfaction of conditions set by us, as the general partner of Newmark Holdings, such as continued service to us. These distributions that may be withheld relate to income items from nonrecurring events, including, without limitation, items that would be considered “extraordinary items” under GAAP and recoveries with respect to claims for expenses, costs and damages (excluding any recovery that does not result in monetary payments to Newmark Holdings) attributable to extraordinary events affecting Newmark Holdings.

Cantor’s Right to Purchase Exchangeable Newmark Holding Limited Partnership Interests Upon Redemption or Exchange of Newmark Holdings Founding Partner Interests

The terms of the Newmark Holdings founding partner interests are substantially the same as the terms of the BGC Holdings founding partner interests. There are no Newmark Holdings founding partner interests outstanding other than from the mathematical carryover from the BGC Holdings founding partner interests (i.e., the Newmark Holdings founding partner interests distributed in the Separation in respect of the outstanding BGC Holdings founding partner interests). No holder of Newmark Holdings founding partner interests is currently employed by us.

Cantor has a right to purchase from Newmark Holdings exchangeable limited partnership interests in the event that any Newmark Holdings founding partner interests that have not become exchangeable are redeemed by Newmark Holdings upon termination or bankruptcy of a founding partner or upon mutual consent of the general partner of Newmark Holdings and Cantor. Cantor has the right to purchase such Newmark Holdings exchangeable limited partnership interests at a price equal to the lesser of (1) the amount that Newmark Holdings would be required to pay to redeem and purchase such Newmark Holdings founding partner interests and (2) the amount equal to (a) the number of units underlying such founding partner interests, multiplied by (b) the exchange ratio as of the date of such purchase, multiplied by (c) the then-current market price of our Class A common stock. Cantor may pay such price using cash, publicly traded shares or other property, or a combination of the foregoing. If Cantor (or the other member of the Cantor group acquiring such limited partnership interests, as the case may be) so purchases such limited partnership interests at a price equal to clause (2) above, neither Cantor nor any member of the Cantor group nor Newmark Holdings nor any other person is obligated to pay Newmark Holdings or the holder of such founding partner interests any amount in excess of the amount set forth in clause (2) above.

In addition, the Newmark Holdings limited partnership agreement provides that (1) where either current, terminating or terminated partners are permitted by us to exchange any portion of their founding partner units and Cantor consents to such exchangeability, we will offer to Cantor the opportunity for Cantor to purchase the same number of new exchangeable limited partnership interests in Newmark Holdings at the price that Cantor would have paid for exchangeable limited partnership interests in the event we had redeemed the founding partner units; and (2) the exchangeable limited partnership interests to be offered to Cantor pursuant to clause (1) above would be subject to, and granted in accordance with, applicable laws, rules and regulations then in effect.

If Cantor acquires any units as a result of the purchase or redemption by Newmark Holdings of any founding partner interests, Cantor will be entitled to the benefits (including distributions) of the units it acquires from the date of termination or bankruptcy of the applicable founding partner. In addition, any such units will be exchangeable by Cantor for a number of shares of our Class B common stock or, at Cantor’s election, shares of our Class A common stock, in each case, equal to the then-current exchange ratio, on the same basis as the limited partnership interests held by Cantor, and will be designated as Newmark Holdings exchangeable limited partnership interests when acquired by Cantor. The exchange ratio was initially one, but is subject to adjustment as set forth in the Separation and Distribution Agreement and was 0.9339 as of September 30, 2021. This may permit Cantor to receive a larger share of income generated by our business at a less expensive price than through purchasing shares of our Class A common stock, which is a result of the price payable by Cantor to Newmark Holdings upon exercise of its right to purchase equivalent exchangeable interests.

On March 31, 2021, Cantor purchased from Newmark Holdings an aggregate of (i) 273,088 exchangeable limited partnership interests for aggregate consideration of $1,105,698 as a result of the redemption of 273,088 founding partner interests, and (ii) 735,625 exchangeable limited partnership interests for aggregate consideration of $2,918,919 as a result of the exchange of 735,625 founding partner interests.

On October 28, 2021, Cantor purchased from Newmark Holdings an aggregate of (i) 299,910 exchangeable limited partnership interests for aggregate consideration of $975,064 as a result of the redemption of 299,910 founding partner interests, and (ii) 523,284 exchangeable limited partnership interests for aggregate consideration of $1,898,363 as a result of the exchange of 523,284 founding partner interests. As of October 28, 2021 there were no founding partner interests in Newmark Holdings remaining in which the partnership had the right to redeem or exchange and with respect to which Cantor will have the right to purchase an equivalent number of Cantor units following such redemption or exchange.

Newmark Holdings Working Partner Interests and Newmark Holdings Limited Partnership Units

Cantor has a right to purchase any Newmark Holdings working partner interests or Newmark Holdings limited partnership units (in each case that have not become exchangeable), as the case may be, that are redeemable by Newmark Holdings if Newmark Holdings elects to transfer the right to purchase such interests to a Newmark Holdings partner rather than redeem such interests itself. Cantor has the right to purchase such interests on the same terms that such Newmark Holdings partner would have a right to purchase such interests.

Newmark from time to time may enter into various compensatory arrangements with partners, including founding partners who hold non- exchangeable founding partner units that Cantor has not elected to make exchangeable into shares of Class A common stock. These arrangements, which may be entered into prior to or in connection with the termination of such partners, include but are not limited to the grant of shares or other awards under the Equity Plan, payments of cash or other property, or partnership awards under the Participation Plan or other partnership adjustments, which arrangements may result in the repayment by such partners of any partnership loans or other amounts payable to or guaranteed by Cantor earlier than might otherwise be the case, and for which Newmark may incur compensation charges that it might not otherwise have incurred had such arrangements not been entered into.

Transfers of Interests

The Newmark Holdings partnership agreement contains restrictions on the transfer of interests in Newmark Holdings. In general, a partner may not transfer or agree or otherwise commit to transfer all or any portion of, or any rights, title and interest in and to, its interest in Newmark Holdings, except in the circumstances described in the Newmark Holdings partnership agreement.

Amendments

The Newmark Holdings limited partnership agreement cannot be amended except with the approval of each of the general partner and the exchangeable limited partners (by the affirmative vote of a Newmark Holdings exchangeable limited partnership interest majority in interest) of Newmark Holdings. In addition, the Newmark Holdings limited partnership agreement cannot be amended to:

•	amend any provisions which require the consent of a specified percentage in interest of the limited partners without the consent of that specified percentage in interest of the limited partners;

•

alter the interest of any partner in the amount or timing of distributions or the allocation of profits, losses or credits, if such alteration would either materially adversely affect the economic interest of a partner or would materially adversely affect the value of interests, without the consent of the partners holding at least two-thirds of all units, in the case of an amendment applying in substantially similar manner to all classes of interests, or two-thirds in interest of the affected class or classes of the partners, in the case of any other amendment; or

•	alter the special voting limited partner’s ability to remove a general partner.

The general partner of Newmark Holdings may authorize any amendment to correct any technically incorrect statement or error apparent on the face thereof in order to further the parties’ intent or to correct any formality or error or incorrect statement or defect in the execution of the Newmark Holdings limited partnership agreement.

Corporate Opportunity; Fiduciary Duty

The Newmark Holdings limited partnership agreement contains similar corporate opportunity provisions to those included in our certificate of incorporation with respect to Newmark, BGC Partners and/or Cantor and their respective representatives. See “—Potential Conflicts of Interest and Competition with BGC Partners and Cantor.”

Parity of Interests

The Newmark Holdings limited partnership agreement provides that it is the non-binding intention of Newmark Holdings and each of the partners of Newmark Holdings that the aggregate number of Newmark OpCo units held by Newmark Holdings and its subsidiaries (other than Newmark OpCo and its subsidiaries) at a given time divided by the aggregate number of Newmark Holdings units issued and outstanding at such time is at all times equal to one, which ratio is referred to herein as the “Newmark Holdings ratio.” It is the non-binding intention of each of the partners of Newmark Holdings and of Newmark Holdings that there be a parallel issuance or repurchase transaction by Newmark Holdings in the event of any issuance or repurchase by Newmark OpCo of Newmark OpCo units to or held by Newmark Holdings so that the Newmark Holdings ratio at all times equals one.

Amended and Restated Limited Partnership Agreement of Newmark OpCo

On December 13, 2017, we entered into the Amended and Restated Agreement of Limited Partnership of Newmark Holdings, which we refer to as the “Newmark Holdings limited partnership agreement,” and which is described below.

Management

Newmark OpCo is managed by its general partner, which is owned by Newmark Holdings. The Newmark OpCo general partner holds the Newmark OpCo general partnership interest and the Newmark OpCo special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of Newmark OpCo and serves as the general partner of Newmark OpCo, which entitles Newmark Holdings (and thereby, Newmark) to control Newmark OpCo, subject to limited consent rights of Cantor and to the rights of Newmark Holdings as the special voting limited partner. Newmark Holdings holds its Newmark OpCo general partnership interest through a Delaware limited liability company, Newmark Holdings, LLC.

Cantor’s “consent rights” means that Newmark Holdings, in its capacity as general partner of Newmark OpCo, is required to obtain Cantor’s consent to amend the terms of the Newmark OpCo limited partnership agreement or take any other action that may adversely affect Cantor’s exercise of its co-investment rights to acquire Newmark Holdings limited partnership interests (and the corresponding investment in Newmark OpCo by Newmark Holdings) or right to exchange Newmark Holdings exchangeable limited partnership interests.

Classes of Interests in Newmark OpCo

Newmark OpCo has the following outstanding interests:

•	a general partnership interest, which is held indirectly by Newmark Holdings;

•	limited partnership interests, which are held by Newmark and Newmark Holdings; and

•	a special voting limited partnership interest, which is held indirectly by Newmark Holdings and which entitles the holder thereof to remove and appoint the general partner of Newmark OpCo.

The general partner of Newmark OpCo determines the aggregate number of authorized units in Newmark OpCo.

Any authorized but unissued units in Newmark OpCo may be issued:

•	pursuant to the Separation;

•	to Newmark and/or Newmark Holdings and members of their group, as the case may be, in connection with an investment in Newmark OpCo;

•	to Newmark Holdings or members of its group in connection with a redemption pursuant to the Newmark Holdings limited partnership agreement;

•

as otherwise agreed by each of the general partner and the limited partners (by affirmative vote of the limited partners holding a majority of the units underlying limited partnership interests outstanding of Newmark OpCo (except that if Newmark Holdings and its group holds a majority in interest and Cantor and its group holds a majority of units underlying the Newmark Holdings exchangeable limited partnership interests, then majority of interest means Cantor) (which we refer to as a “Newmark OpCo majority in interest”));

•	to Newmark or Newmark Holdings in connection with a grant of equity by Newmark or Newmark Holdings; and

•	to any Newmark OpCo partner in connection with a conversion of an issued unit and interest into a different class or type of unit and interest.

There will be no additional classes of partnership interests in Newmark OpCo.

Distributions

The profit and loss of Newmark OpCo is generally allocated based on the total number of Newmark OpCo units outstanding.

Transfers of Interests

The Newmark OpCo partnership agreement contains restrictions on the transfer of interests in Newmark OpCo. In general, a partner may not transfer or agree or otherwise commit to transfer all or any portion of, or any rights, title and interest in and to, its interest in Newmark OpCo, except in the circumstances described in the Newmark OpCo limited partnership agreement.

Amendments

The Newmark OpCo limited partnership agreement cannot be amended except with the approval of each of the general partner and the limited partners (by the affirmative vote of a Newmark OpCo majority in interest) of Newmark OpCo. In addition, the Newmark OpCo limited partnership agreement cannot be amended to:

•	amend any provisions which require the consent of a specified percentage in interest of the limited partners without the consent of that specified percentage in interest of the limited partners;

•

alter the interest of any partner in the amount or timing of distributions or the allocation of profits, losses or credits, if such alteration would either materially adversely affect the economic interest of a partner or would materially adversely affect the value of interests, without the consent of the partners holding at least two-thirds of all units, in the case of an amendment applying in substantially similar manner to all classes of interests, or two-thirds in interest of the affected class or classes of the partners, in the case of any other amendment; or

•	alter the special voting limited partner’s ability to remove a general partner.

The general partner of Newmark OpCo may authorize any amendment to correct any technically incorrect statement or error in order to further the parties’ intent or to correct any formality or error or defect in the execution of the Newmark OpCo limited partnership agreement.

Corporate Opportunity; Fiduciary Duty

The Newmark OpCo limited partnership agreement contains similar corporate opportunity provisions to those included in our certificate of incorporation with respect to Newmark and/or Newmark Holdings and their respective representatives. See “—Potential Conflicts of Interest and Competition with BGC Partners and Cantor.”

Parity of Interests

The Newmark OpCo limited partnership agreement provides that, at the election of Newmark, in connection with a repurchase of our Class A common stock or similar actions, Newmark OpCo will redeem and repurchase from Newmark a number of units in Newmark OpCo equivalent to the number of shares of Class A common stock repurchased by Newmark in exchange for cash in the amount of the gross proceeds to be paid in connection with such stock repurchase.

Adjustment to Exchange Ratio

Each unit of an exchangeable Newmark Holdings limited partnership interest will be exchangeable with Newmark for a number of shares of Newmark common stock equal to the exchange ratio. The exchange ratio was initially one, but is subject to adjustment as set forth in the Separation and Distribution Agreement and was 0.9339 as of September 30, 2021.

For reinvestment, acquisition or other purposes, Newmark may determine to distribute to its stockholders a smaller percentage than Newmark Holdings distributes to its equityholders (excluding tax distributions from Newmark Holdings) of cash that it receives from Newmark OpCo. In such circumstances, the Separation and Distribution Agreement provides that the exchange ratio will be reduced to reflect the amount of additional cash retained by Newmark as a result of the distribution of such smaller percentage, after the payment of taxes (which we refer to as “Reinvestment Cash”).

The Separation and Distribution Agreement provides that in the event that there shall be any Reinvestment Cash (as defined in the Separation and Distribution Agreement) in any fiscal quarter, the Exchange Ratio shall be adjusted so that it shall be equal to (i) the number of fully diluted outstanding shares of Newmark common stock (as defined in the Separation and Distribution Agreement) as of immediately prior to such adjustment, divided by (ii) the sum of (A) the number of fully diluted outstanding shares of Newmark common stock as of immediately prior to such adjustment, plus (B) the Adjustment Factor (as defined below) for such fiscal quarter plus (C) the sum of the aggregate Adjustment Factors for all prior fiscal quarters following the initial public offering of Newmark Class A common stock, where:

•

the Adjustment Factor shall be equal to the Reinvestment Cash divided by the Newmark Current Market Price (as defined in the Separation and Distribution Agreement) as of the day prior to the date on which the adjustment to the Exchange Ratio is made for such fiscal quarter; provided that

•

if, in any subsequent fiscal quarter, the Exchange Ratio shall be further adjusted and the Newmark Current Market Price as of the day prior to the date on which such further adjustment is made is greater than the Newmark Current Market Price used in the bullet above, then the Adjustment Factor for such prior fiscal quarter shall be re-calculated using such greater Newmark Current Market Price.

BGC U.S. Opco and BGC Global Opco, on the one hand, and Newmark Opco, on the other hand, shall each be responsible to issue an appropriate number of units to BGC Partners in connection with potential issuance of a share of BGC Partners common stock by BGC Partners prior to the Spin- Off, where such share of BGC Partners common stock was included in the fully diluted share count of BGC Partners as of the Partnership Divisions (as defined in the Separation and Distribution Agreement).

Use of Reinvestment Cash

We receive significant tax benefits from the partnership structure of Newmark OpCo and Newmark Holdings. Specifically, in connection with an exchange of an exchangeable Newmark Holdings limited partnership interest with Newmark for shares of Newmark common stock, Newmark OpCo receives a tax deduction. We, in turn, benefit from the majority of this tax deduction as a result of our ownership interest in Newmark OpCo. In a typical up-C structure, we would normally receive a much smaller portion of these tax benefits.

In light of these tax benefits and the fact that the exchange ratio is adjusted downward if there is any reinvestment cash, and in order to induce the holder of a majority of the Newmark exchangeable limited partnership interest to consent to the partnership structure, we have agreed in the Separation and Distribution Agreement that, to the extent that there is any reinvestment cash, we will contribute such cash to Newmark OpCo as an additional capital contribution with respect to our existing limited partnership interest in Newmark OpCo, unless we and the holder of a majority of the Newmark exchangeable limited partnership interests agree otherwise.

Reinvestments in Newmark OpCo by Newmark; Co-Investment Rights; Distributions to Holders of Our Common Stock and to Newmark Holdings Limited Partners

In order to maintain our economic interest in Newmark OpCo, the Separation and Distribution Agreement provides that any net proceeds received by us from any subsequent issuances of our common stock (other than upon exchange of Newmark Holdings exchangeable limited partnership interests) will be, unless otherwise determined by our Board of Directors, contributed to Newmark OpCo in exchange for Newmark OpCo limited partnership interests consisting of a number of Newmark OpCo units that will equal the number of shares of our common stock issued divided by the exchange ratio as of immediately prior to the issuance of such shares.

In addition, we may elect to purchase from Newmark OpCo a number of Newmark OpCo units through cash or non-cash consideration. The investment price will be based on the then-applicable market price for shares of our Class A common stock. In the future, from time to time, we also may use cash on hand and funds received from distributions, loans or other payments from Newmark OpCo to purchase shares of common stock or Newmark Holdings exchangeable limited partnership interests.

In the event that we acquire any additional Newmark OpCo limited partnership interests from Newmark OpCo, Cantor would have the right to cause Newmark Holdings to acquire additional Newmark OpCo limited partnership interests from Newmark OpCo up to the number of Newmark OpCo units that would preserve Cantor’s relative indirect economic percentage interest in Newmark OpCo compared to our and BGC’s aggregate interests immediately prior to the acquisition of such additional Newmark OpCo units by us or BGC, and Cantor would acquire an equivalent number of additional Newmark Holdings limited partnership interests to reflect such relative indirect interest. The purchase price per Newmark OpCo unit for any such Newmark OpCo limited partnership interests issued indirectly to Cantor pursuant to its co-investment rights will be equal to the price paid by us per Newmark OpCo unit. Any such Newmark Holdings limited partnership interests issued to Cantor will be designated as exchangeable limited partnership interests.

Cantor will have 10 days after the related issuance of Newmark OpCo limited partnership interests to elect such reinvestment and will have to close such election no later than 120 days following such election.

In addition, the Participation Plan provides for issuances, in the discretion of our Compensation Committee or its designee, of Newmark Holdings limited partnership interests to current or prospective working partners and executive officers of Newmark. Any net proceeds received by Newmark Holdings for such issuances generally will be contributed to Newmark OpCo in exchange for Newmark OpCo limited partnership interests consisting of a number of Newmark OpCo units equal to the number of Newmark Holdings limited partnership interests being issued so that the cost of such compensation award, if any, is borne pro rata by all holders of the Newmark OpCo units, including by us. Any Newmark Holdings limited partnership interests acquired by the working partners, including any such interests acquired at preferential or historical prices that are less than the prevailing fair market value of our Class A common stock, will be designated as Newmark Holdings working partner interests and will generally receive distributions from Newmark OpCo on an equal basis with all other limited partnership interests.

Newmark Holdings will not have the right to acquire limited partnership interests in Newmark OpCo other than in connection with an investment by Cantor as described above or in connection with issuances of Newmark Holdings interests to the working partners and executive officers under the Participation Plan.

Amendment No. 1 to Newmark OpCo Limited Partnership Agreement

The Newmark OpCo limited partnership agreement was amended, effective as of December 13, 2017, on March 14, 2018 to adjust certain allocations to certain partnership-owned entities.

Second Amendment and Restatement of Newmark OpCo Limited Partnership Agreement

On June 19, 2018, Newmark OpCo amended and restated its limited partnership agreement in connection with certain transactions described under “Nasdaq Monetization Transaction” below.

Third Amendment and Restatement of Newmark OpCo Limited Partnership Agreement

On September 26, 2018, Newmark OpCo amended and restated its limited partnership agreement in connection with certain transactions described under “Nasdaq Monetization Transaction” below.

Administrative Services Agreement

On December 13, 2017, we entered into an administrative services agreement with Cantor which is described below.

The administrative services agreement has an initial term of three years, starting on the date of the Separation. Thereafter, the administrative services agreement renews automatically for successive one-year terms, unless any party provides written notice to the other parties of its desire to terminate the agreement at least 120 days before the end of any such year ending during the initial or extended term, in which event the administrative services agreement will end with respect to the terminating party on the last day of such term. In addition, any particular service provided under the administrative services agreement may be cancelled by the receiving party, with at least 90 days’ prior written notice to the providing party, with no effect on the other services. The terminating party will be charged a termination fee equal to the costs incurred by the party providing services as a result of such termination, including any severance or cancellation fees.

Cantor is entitled to continued use of hardware and equipment it used prior to the date of the administrative services agreement on the terms and conditions provided, even in the event we terminate the administrative services agreement, although there is no requirement to repair or replace such hardware or equipment.

During the term of the administrative services agreement, the parties will provide administrative and technical support services to each other, including:

•	administration and benefits services;

•	employee benefits, human resources and payroll services;

•	financial and operations services;

•	internal auditing services;

•	legal related services;

•	risk and credit services;

•	accounting and general tax services;

•	office space;

•	personnel, hardware and equipment services

•	communication and data facilities;

•	facilities management services;

•	promotional, sales and marketing services;

•	procuring of insurance coverage; and

•	any miscellaneous services to which the parties reasonably agree.

The administrative services agreement includes provisions for allowing a provider or affiliate to arrange for a third-party to provide for the services.

In consideration for the services provided, the providing party generally charges the other party an amount (including any applicable taxes) equal to (1) the direct cost that the providing party incurs in performing those services, including third-party charges incurred in providing services, plus (2) a reasonable allocation of other costs determined in a consistent and fair manner so as to cover the providing party’s appropriate costs or in such other manner as the parties agree. For the six months ended June 30, 2021 and the year ended December 31, 2020, allocated expenses were $12.0 million and $22.6 million, respectively, for these services.

The administrative services agreement provides that the services recipient generally indemnifies the services provider for liabilities that it incurs arising from the provision of services other than liabilities arising from fraud or willful misconduct of the service provider.

Transition Services Agreement

On December 13, 2017, we entered into a transition services agreement with BGC Partners which is described below.

The transition services agreement had a term of two years following the Spin-Off, starting on the date of the Separation. This agreement has expired by its terms.

Any particular service provided under the transition services agreement may have been cancelled by the receiving party, with at least 90 days’ prior written notice to the providing party, with no effect on the other services. The terminating party would be charged a termination fee equal to the costs incurred by the party providing services as a result of such termination, including any severance or cancellation fees.

BGC Partners was entitled to continued use of hardware and equipment it used prior to the date of the transition services agreement on the terms and conditions provided until two years following the Spin-Off, even in the event we terminated the transition services agreement, although there was no requirement to repair or replace such hardware or equipment.

During the term of the transition services agreement, the parties provided transition services to each other, including, among others, office space, personnel, hardware and equipment services; communication and data facilities; and any miscellaneous services to which the parties reasonably agreed.

The transition services agreement included provisions for allowing a provider or affiliate to arrange for a third-party to provide for the services.

In consideration for the services provided, the providing party generally charged the other party an amount (including any applicable taxes) equal to (1) the direct cost that the providing party incurred in performing those services, including third-party charges incurred in providing services, plus (2) a reasonable allocation of other costs determined in a consistent and fair manner so as to cover the providing party’s appropriate costs or in such other manner as the parties agreed.

The transition services agreement provided that the services recipient generally indemnified the services provider for liabilities that it incurred arising from the provision of services other than liabilities arising from fraud or willful misconduct of the service provider.

Tax Matters Agreement

On December 13, 2017, BGC Partners, BGC Holdings, BGC U.S. OpCo, Newmark, Newmark Holdings and Newmark OpCo entered into a tax matters agreement in connection with the Separation that governs the parties’ respective rights, responsibilities and obligations after the Separation with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the Spin-Off and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes and tax benefits, the preparation and filing of tax returns, the control of audits and other tax proceedings, tax elections, assistance and cooperation in respect of tax matters, procedures and restrictions relating to the Spin-Off, if any, and certain other tax matters.

In addition, the tax matters agreement imposes certain restrictions on Newmark and its subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that will be designed to preserve the tax-free status of the Spin-Off and certain related transactions. The tax matters agreement provides special rules to allocate tax liabilities in the event the Spin-Off, together with certain related transactions, is not tax-free, as well as any tax liabilities incurred in connection with the Separation. In general, under the tax matters agreement, each party is expected to be responsible for any taxes imposed on BGC Partners or Newmark that arise from the failure of the Spin-Off, together with certain related transactions, to qualify as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code, to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the tax matters agreement.

Tax Receivable Agreement

On December 13, 2017, Cantor and Newmark entered into a tax receivable agreement which is described below.

Certain interests in Newmark Holdings may be exchanged in the future for a number of shares of Newmark Class A common stock or shares of Newmark Class B common stock equal to the exchange ratio (which is currently one, but is subject to adjustments as set forth in the Separation and Distribution Agreement). See above under “—Adjustment to Exchange Ratio.” In addition, prior to the Spin-Off, certain interests in Newmark Holdings may, together with certain interests in BGC Holdings, be exchanged for shares of BGC Partners common stock. Certain of these exchanges may result in increases to our share of the tax basis of the tangible and intangible assets of Newmark OpCo that otherwise would not have been available, although the IRS may challenge all or part of that tax basis increase, and a court could sustain such a challenge by the IRS. These increases in tax basis, if sustained, may reduce the amount of tax that we would otherwise be required to pay in the future.

Our tax receivable agreement with Cantor also provides for the payment by us to Cantor of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to its entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. It is expected that we will benefit from the remaining 15% of cash savings, if any, in income tax that we realize. Pursuant to the tax receivable agreement, we will determine, after consultation with Cantor, the extent to which we are permitted to claim any such tax benefits, and such tax benefits will be taken into account in computing any cash savings so long as our accountants agree that it is at least more likely than not that such tax benefit is available.

Pursuant to the tax receivable agreement, 20% of each payment that would otherwise be made by us will be deposited into an escrow account until the expiration of the statute of limitations for the tax year to which the payment relates. If the IRS successfully challenges the availability of any tax benefit and determines that a tax benefit is not available, we will be entitled to receive reimbursements from Cantor for amounts we previously paid under the tax receivable agreement and Cantor will indemnify us and hold us harmless with respect to any interest or penalties and any other losses in respect of the disallowance of any deductions which gave rise to the payment under the tax receivable agreement (together with reasonable attorneys’ and accountants’ fees incurred in connection with any related tax contest, but the indemnity for such reasonable attorneys’ and accountants’ fees shall only apply to the extent Cantor is permitted to control such contest). Any such reimbursement or indemnification payment will be satisfied first from the escrow account (to the extent funded in respect of such payments under the tax receivable agreement).

For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no depreciation or amortization deductions available to us that were attributable to an increase in tax basis (or any imputed interest) as a result of an exchange. The tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless we (with the approval by a majority of our independent directors) exercise our right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement, provided that if Cantor and we cannot agree upon a value, the agreement will remain in full force and effect. The actual amount and timing of any payment under the tax receivable agreement will vary depending on a number of factors, including the nature of the interests exchanged, the timing of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income.

Any amendment to the tax receivable agreement will be subject to approval by a majority of our independent directors.

Registration Rights Agreement

In connection with the Separation and distribution, on December 13, 2017, we entered into a registration rights agreement with BGC Partners and Cantor which provided Cantor, BGC Partners and their respective affiliates (prior to the Spin-Off) and Cantor and its affiliates (after the Spin-Off) registration rights with respect to shares of our Class A common stock, including shares issued or to be issued upon exchange of the Newmark

Holdings exchangeable limited partnership interests held by Cantor, shares of our Class A common stock issued or issuable in respect of or in exchange for any shares of our Class B common stock and any other shares of our Class A common stock that may be acquired by Cantor, or its respective affiliates. We refer to these shares as “registrable securities,” and we refer to the holders of these registrable securities as “holders.”

The registration rights agreement provides that each holder is entitled to unlimited piggyback registration rights with respect to its registrable securities, meaning that each holder can include its registrable securities in registration statements filed by us, including registration effected by us for security holders other than holders, subject to certain limitations. The registration rights agreement also grants Cantor unlimited demand registration rights requiring that we register registrable securities held by Cantor and take all actions reasonably necessary or desirable to expedite or facilitate the disposition of registrable securities. Our obligation to effect demand registration rights will not be relieved to the extent we effect piggyback registration rights.

We will pay the costs incident to our compliance with the registration rights agreement but the holders will pay for any underwriting discounts or commissions or transfer taxes associated with all such registrations.

We have agreed to indemnify the holders (and their directors, officers, agents and each other person who controls a holder under Section 15 of the Securities Act) registering shares pursuant to the registration rights agreement against certain losses, expenses and liabilities under the Securities Act, common law or otherwise. Holders will similarly indemnify us but such indemnification will be limited to an amount equal to the net proceeds received by such holder under the sale of registrable securities giving rise to the indemnification obligation.

Leases

We currently occupy concurrent computing centers in Weehawken, New Jersey, Secaucus, New Jersey and Trumbull, Connecticut, maintained by Cantor. Under the administrative services agreement, we are obligated to Cantor for our pro rata portion (based on square footage used) of rental expense during the terms of the leases for such spaces.

Potential Conflicts of Interest and Competition with BGC Partners and Cantor

Various conflicts of interest between and among us, BGC Partners and Cantor may arise in the future in a number of areas relating to our past and ongoing relationships, including potential acquisitions of businesses or properties, the election of new directors, payment of dividends, incurrence of indebtedness, tax matters, financial commitments, marketing functions, indemnity arrangements, service arrangements, issuances of capital stock, sales or distributions of shares of our common stock and the exercise by Cantor of control over our management and affairs.

Cantor, directly through its ownership of shares of our Class A common stock and Class B common stock, and Mr. Lutnick, indirectly through his control of Cantor, are each able to exercise control over our management and affairs and all matters requiring stockholder approval, including the election of our directors and determinations with respect to acquisitions and dispositions, as well as material expansions or contractions of our business, entry into new lines of business and borrowings and issuances of our Class A common stock and Class B common stock or other securities. Cantor’s voting power may also have the effect of delaying or preventing a change of control of us. This control will also be exercised because Cantor is, controlled by CFGM, its managing general partner, and, ultimately, by Mr. Lutnick, who serves as our Chairman. Mr. Lutnick is also the Chairman of the Board of Directors and Chief Executive Officer of BGC Partners and Cantor and the Chairman and Chief Executive Officer of CFGM as well as the trustee of an entity that is the sole shareholder of CFGM.

Cantor’s and Mr. Lutnick’s ability to exercise control over us could create or appear to create potential conflicts of interest. Conflicts of interest may arise between us and Cantor in a number of areas relating to our past and ongoing relationships, including:

•	potential acquisitions and dispositions of businesses;

•	the issuance, acquisition or disposition of securities by us;

•	the election of new or additional directors to our Board of Directors;

•

the payment of dividends by us (if any), distribution of profits by Newmark OpCo and/or Newmark Holdings and repurchases of shares of our Class A common stock or purchases of Newmark Holdings limited partnership interests or other equity interests in our subsidiaries, including from Cantor or our executive officers, other employees, partners and others;

•	any loans to or from us or Cantor

•	business operations or business opportunities of ours and Cantor’s that would compete with the other party’s business opportunities;

•	intellectual property matters;

•	business combinations involving us; and

•	the nature, quality and pricing of administrative services and transition services to be provided to or by BGC Partners or Cantor or their respective affiliates.

Potential conflicts of interest could also arise if we decide to enter into any new commercial arrangements with Cantor in the future or in connection with Cantor’s desire to enter into new commercial arrangements with third parties.

We also expect Cantor to manage its ownership of us so that it will not be deemed to be an investment company under the Investment Company Act, including by maintaining its voting power in us above a majority absent an applicable exemption from the Investment Company Act. This may result in conflicts with us, including those relating to acquisitions or offerings by us involving issuances of shares of our Class A common stock, or securities convertible or exchangeable into shares of Class A common stock, that would dilute Cantor’s voting power in us.

In addition, Cantor has from time to time in the past and may in the future consider possible strategic realignments of its own businesses and/or of the relationships that exist between and among Cantor and its other affiliates and us. Any future material related-party transaction or arrangement between Cantor and its other affiliates and us is subject to the prior approval by our Audit Committee, but generally does not require the separate approval of our stockholders, and if such stockholder approval is required, Cantor may retain sufficient voting power to provide any such requisite approval without the affirmative consent of our other stockholders. Further, our regulators may require the consolidation, for regulatory purposes, of Cantor and/or its other affiliates and us or require other restructuring of the group. There is no assurance that such consolidation or restructuring would not result in a material expense or disruption to our business.

Cantor has existing real estate-related businesses, and Newmark and Cantor are partners in a real estate-related joint venture, CF Real Estate Finance Holdings, L.P. (“Real Estate LP”). While these businesses do not currently compete with Newmark, it is possible that, in the future, real estate- related opportunities in which Newmark would be interested may also be pursued by Cantor and/or Real Estate LP, and Real Estate LP may conduct activities in any real estate-related business or asset-backed securities-related business or any extensions thereof and ancillary activities thereto. For example, Cantor’s commercial lending business has historically offered conduit loans to the multifamily market. While conduit loans have certain key differences versus multifamily agency loans, such as those offered by our real estate capital markets business, there can be no assurance that Cantor’s and/or Real Estate LP’s lending businesses will not seek to offer multifamily loans to our existing and potential multifamily customer base.

Moreover, the service of officers or partners of Cantor as our executive officers and directors, and those persons’ ownership interests in and payments from Cantor and its affiliates, could create conflicts of interest when we and those directors or executive officers are faced with decisions that could have different implications for us and them.

We also have entered into agreements that provide certain rights to the holder of a majority of the Newmark Holdings exchangeable limited partnership interest, which is currently Cantor. For example, the Separation and Distribution Agreement provides that dividends for a year to our common stockholders that are 25% or more of our post-tax Adjusted Earnings per fully diluted share for such year shall require the consent of the holder of a majority of the Newmark Holdings exchangeable limited partnership interests. In addition, the Separation and Distribution Agreement requires Newmark to contribute any reinvestment cash (i.e., any cash that Newmark retains, after the payment of taxes, as a result of distributing a smaller percentage than Newmark Holdings from the distributions they receive from Newmark OpCo), as an additional capital contribution with respect to its existing limited partnership interest in Newmark OpCo, unless Newmark and the holder of a majority of the Newmark Holdings exchangeable limited partnership interests agree otherwise. It is possible that Cantor, as the holder of a majority of the Newmark Holdings exchangeable limited partnership interest, will not agree to a higher dividend percentage or a different use of reinvestment cash, even if doing so might be more advantageous to the Newmark stockholders.

Our agreements and other arrangements with BGC Partners and Cantor, including the Separation and Distribution Agreement, may be amended upon agreement of the parties to those agreements and approval of our audit committee. During the time that we are controlled by Cantor, Cantor may be able to require us to agree to amendments to these agreements. We may not be able to resolve any potential conflicts, and, even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated party.

In order to address potential conflicts of interest between or among BGC Partners, Cantor and their respective representatives and us, our amended and restated certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve BGC Partners and/or Cantor and their respective representatives, and our powers, rights, duties and liabilities and those of our representatives in connection therewith. Our certificate of incorporation provides that, to the greatest extent permitted by law, no Cantor Company or BGC Partners Company, each as defined in our certificate of incorporation, or any of the representatives, as defined in our certificate of incorporation, of a Cantor Company or BGC Partners Company will, in its capacity as our stockholder or affiliate, owe or be liable for breach of any fiduciary duty to us or any of our stockholders. In addition, to the greatest extent permitted by law, none of any Cantor Company, BGC Partners Company or any of their respective representatives will owe any duty to refrain from engaging in the same or similar activities or lines of business as us or our representatives or doing business with any of our or our representatives’ clients or customers. If any Cantor Company, BGC Partners Company or any of their respective representatives acquires knowledge of a potential transaction or matter that may be a corporate opportunity (as defined in our certificate of incorporation) for any such person, on the one hand, and us or any of our representatives, on the other hand, such person will have no duty to communicate or offer such corporate opportunity to us or any of our representatives, and will not be liable to us, any of our stockholders or any of our representatives for breach of any fiduciary duty by reason of the fact that they pursue or acquire such corporate opportunity for themselves, direct such corporate opportunity to another person or do not present such corporate opportunity to us or any of our representatives, subject to the requirement described in the following sentence. If a third-party presents a corporate opportunity to a person who is both our representative and a representative of a BGC Partners Company and/or a Cantor Company, expressly and solely in such person’s capacity as our representative, and such person acts in good faith in a manner consistent with the policy that such corporate opportunity belongs to us, then such person will be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to us as our representative with respect to such corporate opportunity, provided that any BGC Partners Company, any Cantor Company or any of their respective representatives may pursue such corporate opportunity if we decide not to pursue such corporate opportunity.

No contract, agreement, arrangement or transaction between any BGC Partners Company, any Cantor Company or any of their respective representatives, on the one hand, and us or any of our representatives, on the other hand, will be void or voidable solely because any BGC Partners Company, any Cantor Company or any of their respective representatives has a direct or indirect interest in such contract, agreement, arrangement or transaction, and any BGC Partners Company, any Cantor Company or any of their respective representatives (i) shall have fully satisfied and fulfilled its duties and obligations to us and our stockholders with respect thereto; and (ii) shall not be liable to us or our stockholders for any breach of any duty or obligation by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction, if:

•

such contract, agreement, arrangement or transaction is approved by our Board of Directors or any committee thereof by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•

such contract, agreement, arrangement or transaction is approved by our stockholders by the affirmative vote of a majority of the voting power of all of our outstanding shares of capital stock entitled to vote thereon, excluding from such calculation shares of capital stock that are beneficially owned (as such term is defined in Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act) by a BGC Partners Company or a Cantor Company, respectively; or

•	such contract, agreement, arrangement or transaction, judged according to the circumstances at the time of the commitment, is fair to us.

While the satisfaction of the foregoing conditions shall be sufficient to show that any BGC Partners Company, any Cantor Company or any of their respective representatives (i) shall have fully satisfied and fulfilled its duties and obligations to us and our stockholders with respect thereto; and (ii) shall not be liable to us or our stockholders for any breach of any duty or obligation by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction, none of the foregoing conditions shall be required to be satisfied for such showing.

Our directors who are also directors or officers of any BGC Partners Company, any Cantor Company or any of their respective representatives may be counted in determining the presence of a quorum at a meeting of our Board of Directors or of a committee that authorizes such contract, agreement, arrangement or transaction. Shares of our common stock owned by any BGC Partners Company, any Cantor Company or any of their respective representatives may be counted in determining the presence of a quorum at a meeting of stockholders called to authorize such contract, agreement, arrangement or transaction. Our directors who are also directors or officers of any BGC Partners Company, any Cantor Company or any of their respective representatives shall not owe or be liable for breach of any fiduciary duty to us or any of our stockholders for any action taken by any BGC Partners Company, any Cantor Company or their respective representatives, in their capacity as our stockholder or affiliate.

For purposes of the above:

•	“BGC Partners Company” means BGC Partners or any of its affiliates (other than us and our subsidiaries);

•	“Cantor Company” means Cantor or any of its affiliates (other than us and our subsidiaries);

•	“representatives” means, with respect to any person, the directors, officers, employees, general partners or managing member of such person; and

•

“corporate opportunity” means any business opportunity that we are financially able to undertake, that is, from its nature, in our lines of business, is of practical advantage to us and is one in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of a BGC Partners Company or a Cantor Company or any of their respective representatives, as the case may be, will be brought into conflict with our self-interest.

Transactions by Cantor with Newmark in Equity Securities

Our Board of Directors has determined that Cantor is a “deputized” director of the Company for purposes of Rule 16b-3 under the Exchange Act with respect to the transactions contemplated by the Separation and the Spin-Off. Rule 16b-3 exempts from the short-swing profits liability provisions of Section 16(b) of the Exchange Act certain transactions in an issuer’s securities between the issuer or its majority-owned subsidiaries and its officers and directors if, among other things, the transaction is approved in advance by the issuer’s board of directors or a disinterested committee of the issuer’s board of directors. The Rule 16b-3 exemption extends to any such transactions by an entity beneficially owning more than 10% of a class of an issuer’s equity securities if the entity is a “deputized” director because it has a representative on the issuer’s board of directors. Our Board of Directors’ intent in determining that Cantor is a “deputized” director is that acquisitions or dispositions by Cantor of shares of our common stock or interests in our common stock from or to us or its majority- owned subsidiaries will be eligible for the Rule 16b-3 exemption from the short-swing profits liability provisions of Section 16(b) of the Exchange Act.

Transactions with Cantor Commercial Real Estate Company, L.P.

We have a referral agreement in place with CCRE, in which our brokers are incentivized to refer business to CCRE through a revenue-share agreement. In connection with this revenue-share agreement, Newmark recognized $1.0 million and $0.6 million for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively.

We have an additional revenue-share agreement with CCRE, in which we pay CCRE for referrals for leasing or other services. In connection with this agreement, we did not make any payments under this agreement to CCRE for the six months ended June 30, 2021 and the year ended December 31, 2020.

We also have a loan referral agreement in place with CCRE, in which either party can refer a loan to the other. We did not have any revenues from these referrals for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively.

We did not purchase any primary servicing rights during the six months ended June 30, 2021. For the year ended December 31, 2020, we purchased the primary servicing rights for $227.0 million of loans originated by CCRE for $0.2 million. We also service loans for CCRE on a “fee for service” basis, generally prior to a loan’s sale or securitization, and for which no MSR is recognized. We recognized servicing revenues (excluding interest and placement fees) from servicing rights purchased from CCRE on a “fee for service” basis of $1.8 million and $3.8 million for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively.

Berkeley Point and Real Estate LP

On September 8, 2017, pursuant to a transaction agreement (which we refer to as the “BP transaction agreement”) with Cantor, CCRE, the general partner of CCRE, Real Estate LP and CF Real Estate Holdings GP, LLC, the general partner of Real Estate LP (which we refer to as the “Real Estate LP general partner”), BGC Partners purchased from CCRE all of the outstanding membership interests of Berkeley Point Financial (“Berkeley Point” or “BPF”). The total consideration for the acquisition of Berkeley Point was $875 million, subject to certain adjustments. Concurrently with the acquisition of Berkeley Point, (i) BGC Partners invested $100 million of cash in Real Estate LP for approximately 27% of the capital of Real Estate LP, and (ii) Cantor contributed approximately $267 million of cash for approximately 73% of the capital of Real Estate LP. We refer to these transactions, collectively, as the “BP Transaction.” As part of the Separation prior to the completion of the IPO, the BGC group contributed its interests in Berkeley Point and Real Estate LP to Newmark. Newmark accounted for its minority interest in Real Estate LP as an equity investment, and it is not consolidated in Newmark’s financial statements.

Investment in Real Estate LP

Concurrently with the Berkeley Point Acquisition, (i) BGC Partners invested $100 million of cash in Real Estate LP for approximately 27% of the capital of Real Estate LP, and (ii) Cantor contributed approximately $267 million of cash for approximately 73% of the capital of Real Estate LP. As part of the Separation prior to the completion of the IPO, the BGC group contributed its interests in Real Estate LP to Newmark. Real Estate LP may conduct activities in any real estate-related business or asset-backed securities-related business or any extensions thereof and ancillary activities thereto. Real Estate LP is operated and managed by Real Estate LP General Partner, which is controlled by Cantor.

Pursuant to the Amended and Restated Agreement of Limited Partnership of Real Estate LP (which we refer to as the “Real Estate LP limited partnership agreement”), Newmark is entitled to a cumulative annual preferred return of five percent of its capital account balance (which we refer to as the “Preferred Return”). After the Preferred Return is allocated, Cantor is then entitled to a cumulative annual preferred return of five percent of its capital account balance. Thereafter, Newmark is entitled to 60% of the gross percentage return on capital of Real Estate LP, multiplied by Newmark’s capital account balance in Real Estate LP (less any amounts previously allocated to Newmark pursuant to the Preferred Return), with the remainder of the net income of Real Estate LP allocated to Cantor. Cantor will bear initial net losses of Real Estate LP, if any, up to an aggregate amount of approximately $37 million per year. These allocations of net income and net loss are subject to certain adjustments.

At the option of Newmark, and upon one-year’s written notice to Real Estate LP delivered any time on or after the fourth anniversary of the closing of the BP Transaction, Real Estate LP will redeem in full Newmark’s investment in Real Estate LP in exchange for Newmark’s capital account balance in Real Estate LP as of such time. At the option of Cantor, at any time on or after the fifth anniversary of the closing of the BP Transaction, Real Estate LP will redeem in full Newmark’s investment in Real Estate LP in exchange for Newmark’s capital account balance in Real Estate LP as of such time. At the option of Cantor, at any time prior to the fifth anniversary of the closing of the BP Transaction, Real Estate LP will redeem in full Newmark’s investment in Real Estate LP in exchange for (i) Newmark’s capital account balance in Real Estate LP as of such time plus (ii) the sum of the Preferred Return amounts for any prior taxable periods, less (iii) any net income allocated to Newmark in any prior taxable periods.

On July 22, 2019, Cantor Commercial Real Estate Lending, L.P. (“CCRE Lending”), a wholly-owned subsidiary of Real Estate LP, made a $146.6 million commercial real estate loan (the “Loan”) to a single-purpose company (the “Borrower”) in which Barry Gosin, owns a 19% interest. The Loan is secured by the Borrower’s interest in property in Pennsylvania that is subject to a ground lease. While CCRE Lending initially provided the full loan amount, on August 16, 2019, a third-party bank purchased approximately 80% of the Loan value from CCRE Lending, with CCRE Lending retaining approximately 20%. The Loan matures on August 6, 2029 and is payable monthly at a fixed interest rate of 4.38% per annum. Newmark provided certain commercial loan brokerage services to the Borrower in the ordinary course of its business, and the Borrower paid Newmark a fee, as the broker of the Loan, of $0.7 million. The Audit Committee approved the commercial loan brokerage services and the related fee amount received.

Additional Terms of the BP Transaction Agreement

The BP transaction agreement includes customary representations, warranties and covenants, including covenants related to intercompany referral arrangements among Cantor, Newmark and their respective subsidiaries. These referral arrangements provide for profit-sharing and fee-sharing arrangements at various rates depending on the nature of a particular referral. The parties have further agreed that, subject to limited exceptions, for so long as a member of the Newmark group maintains an investment in Real Estate LP, Real Estate LP and the Cantor group will seek certain government- sponsored and government-funded loan financing exclusively through Berkeley Point.

Grubb & Ellis Transaction

On April 13, 2012, we completed the acquisition of substantially all of the assets of Grubb & Ellis (which we refer to as “Grubb”). Grubb filed for protection under the U.S. Bankruptcy Code in February 2012 and sold most of its assets to us for a total consideration of approximately $47.1 million. This amount included the extinguishment of approximately $30.0 million (principal amount) pre-bankruptcy senior secured debt, which was purchased at a discount, and which had a fair value of approximately $25.6 million as of the acquisition date. The consideration transferred also included approximately $5.5 million under debtor-in-possession loans and $16.0 million in cash to the bankruptcy estate for the benefit of Grubb’s unsecured creditors. Our Chief Financial Officer, Michael Rispoli, was the Chief Financial Officer of Grubb during this period and joined us in April 2012.

Related Party Receivables and Payables

As of June 30, 2021, the current portion of payables to related parties was $0.5 million.

Nasdaq Monetization Transaction

On June 18, 2018 and September 26, 2018, we entered into certain transactions related to the monetization of certain shares of Nasdaq common stock we expected to receive in 2019, 2020, 2021 and 2022. Newmark OpCo issued approximately $175 million and $150 million of exchangeable preferred limited partnership units (“EPUs”), respectively, in private transactions to the Royal Bank of Canada (“RBC”) (the “Newmark OpCo Preferred Investment”). Newmark received $152.9 million and $113.2 million of cash in the second and third quarter, respectively, of 2018 with respect to these transactions. The EPUs were issued in four tranches and were separately convertible by either RBC or Newmark into a fixed number of shares of Newmark Class A common stock, subject to a revenue hurdle in each of the fourth quarters of 2019 through 2022 for each of the respective four tranches. As the EPUs represented equity ownership of a consolidated subsidiary of Newmark, they have been included in “Noncontrolling interests” on our accompanying consolidated balance sheets and consolidated statements of changes in equity. The EPUs were entitled to a preferred payable-in-kind dividend, which was recorded as accretion to the carrying amount of the EPUs through “Retained earnings” on our accompanying consolidated statements of changes in equity and are reductions to “Net income (loss) available to common stockholders” for the purpose of calculating earnings per share.

Contemporaneously with the issuance of the EPUs, the special purpose vehicle (the “SPV”) that is a consolidated subsidiary of Newmark entered into four variable postpaid forward contracts with RBC (together, the “Nasdaq Forwards”). The SPV is an indirect subsidiary of Newmark whose sole assets were the Nasdaq Earn-outs for 2019 through 2022. The Nasdaq Forwards provided the SPV the option to settle using up to 992,247 shares of Nasdaq common stock, to be received by the SPV pursuant to the Nasdaq Earn-out, or Newmark Class A common stock, in exchange for either cash or redemption of the EPUs, notice of which had to be provided to RBC prior to November 1 of each year from 2019 through 2022.

In September 2019, the SPV notified RBC of its decision to settle the first Nasdaq Forward using the Nasdaq shares the SPV received in November 2019 in exchange for the first tranche of the EPUs, which resulted in a payable to RBC that was settled upon receipt of Nasdaq Earn-out shares. The fair value of the Nasdaq shares that Newmark received was $98.6 million. On December 2, 2019, Newmark settled the first Nasdaq Forward with 898,685 Nasdaq shares, with a fair value of $93.5 million and Newmark retained 93,562 Nasdaq shares. These remaining Nasdaq shares were sold during the three months ended March 31, 2020.

In September 2020, the SPV notified RBC of its decision to settle the second Nasdaq Forward using the Nasdaq shares the SPV received in November 2020 in exchange for the second tranche of the EPUs, which resulted in a payable to RBC that was settled upon receipt of Nasdaq Earn-out shares. The fair value of the Nasdaq shares that Newmark received was $121.9 million. On November 30, 2020, Newmark settled the second Nasdaq Forward with 741,505 Nasdaq shares, with a fair value of $93.5 million and Newmark retained 250,742 Nasdaq shares.

On February 2, 2021, Nasdaq announced that it entered into a definitive agreement to sell its U.S. fixed income business to Tradeweb Markets, Inc (“Tradeweb:). On June 25, 2021, Nasdaq announced the closing of the sale of its U.S. fixed income business, which accelerated Newmark’s receipt of Nasdaq shares. Newmark received 6,222,340 Nasdaq shares, with a fair value of $1,093.9 million based on the closing price on June 30, 2021, included in “Other (loss) income, net” on the accompanying unaudited condensed consolidated statement of operations.

On June 25, 2021, the SPV notified RBC of its decision to settle the third and fourth Nasdaq Forwards using certain of the Nasdaq shares the SPV received on June 25, 2021. On July 2, 2021, Newmark settled the third and the fourth Nasdaq Forwards with 944,329 Nasdaq shares, with a fair value of $166.0 million based on the closing price of June 30, 2021. Newmark recorded a payable to RBC for this amount as of June 30, 2021.

Notes Payable, Other and Short-term Borrowings

6.125% Senior Notes due 2023

On November 6, 2018, we issued an aggregate of $550.0 million principal amount of 6.125% Senior Notes due 2023 (the “6.125% Senior Notes”). In connection with this issuance of 6.125% Senior Notes, we recorded approximately $0.8 million in underwriting fees payable to Cantor Fitzgerald & Co. (“CF&Co”) and $0.1million to CastleOak Securities, L.P.

Market-Making Transactions

On March 28, 2019, we filed a registration statement on Form S-3 pursuant to which CF&Co may make offers and sales of our 6.125% Senior Notes in connection with ongoing market-making transactions which may occur from time to time. Such market-making transactions in these securities may occur in the open market or may be privately negotiated at prevailing market prices at a time of resale or at related or negotiated prices. Neither CF&Co, nor any other of our affiliates, has any obligation to make a market in our securities, and CF&Co or any such other affiliate may discontinue market-making activities at any time without notice. BGC does not receive any proceeds from market making activities in these securities by CF&Co. (or any of its affiliates).

CF Secured Borrowing Facility

On August 2, 2021, Newmark OpCo, entered into a Master Repurchase Agreement (the “Repurchase Agreement”) with CF Secured, LLC (“CF Secured”), an affiliate of Cantor, pursuant to which Newmark may seek, from time-to-time, to execute short-term secured financing transactions. Repurchase agreements effect equity financing. The Company, under the Repurchase Agreement, may seek to sell securities, in this case common shares of Nasdaq, owned by the Company, to CF Secured, under the Repurchase Agreement, and agrees to repurchase those securities on a date certain at a repurchase price generally equal to the original purchase price plus interest.

Pursuant to the Repurchase Agreement, the Company and CF Secured agreed to enter into a repurchase transaction, wherein CF Secured will deliver the cash of such repurchase transaction to the Company on an overnight basis at an initial rate of 0.95% per annum (approximately 1.00% less expensive than Newmark’s revolving credit facility), and the Company will deliver to CF Secured the number of shares of Nasdaq as collateral so that the market value of such shares equals 130% of such cash proceeds. The Nasdaq shares will be marked to market daily, and the minimum maintenance margin requirement, should the share price decline, will be 120% of such cash proceeds. The Company will be required to transfer additional collateral (securities and/or cash) in the event of a margin percentage decline below 120%.

The initial repurchase or financing transaction was executed on August 2, 2021 and consisted of Newmark receiving $260 million in cash and delivering 1,818,000 Nasdaq shares as collateral. The repurchase transaction may be rolled over daily (or for a term greater than one day at a time), subject to terms mutually acceptable to the Company and CF Secured, including the rate and minimum margin requirement, both of which can fluctuate based upon general funding rates and other factors in the repurchase funding market.

The Repurchase Agreement is subject to ongoing compliance with various covenants and contains customary events of default. If an event of default occurs, the repurchase date for each transaction under the Repurchase Agreement may be accelerated to the date of default. For events of default relating to insolvency and receivership, the repurchase date for each transaction under the Repurchase Agreement is automatically accelerated to the date of default.

Newmark still receives dividends on the common shares of Nasdaq it owns, including those shares used as collateral.

The Repurchase Agreement and related initial repurchase transaction are on market terms and rates and were approved by Newmark’s Audit Committee.

Cantor Credit Agreement

On November 30, 2018 Newmark entered into an unsecured credit agreement with Cantor (the “Cantor Credit Agreement”). The Cantor Credit Agreement provides for each party to issue loans to the other party in the lender’s discretion. Pursuant to the Cantor Credit Agreement, the parties and their respective subsidiaries (with respect to CFLP, other than BGC and its subsidiaries) may borrow up to an aggregate principal amount of $250.0 million from each other from time to time at an interest rate which is the higher of CFLP’s or Newmark’s short-term borrowing rate then in effect, plus 1.0%. As of June 30, 2021, there were no borrowings outstanding under the Cantor Credit Agreement.

Transfer of Employees to Newmark

In connection with the expansion of our mortgage brokerage and lending activities, Newmark entered into an agreement with Cantor pursuant to which five former employees of its affiliate, CCRE, transferred to Newmark, effective as of May 1, 2018. In connection with this transfer of employees, Cantor paid $6.9 million to Newmark in October 2018 and Newmark Holdings issued $6.7 million of limited partnership units and $0.2 million of cash in the form of a cash distribution agreement to the employees. In addition, Newmark Holdings issued $2.2 million of Newmark Holdings partnership units with a capital account and $0.5 million of limited partnership units in exchange for the cash payment from Cantor to Newmark of $2.2 million. In consideration for the Cantor payment, Newmark has agreed to return up to a maximum of $3.3 million to Cantor based on the employees’ production during their first two years of employment with Newmark. In July 2020, Newmark paid Cantor $3.3 million based on the employees’ production. Newmark has agreed to allow certain of these employees to continue to provide consulting services to Cantor in exchange for a forgivable loan which was directly paid by Cantor to these employees.

Financial Advisor Agreement

In November 2018, the Audit Committee authorized Newmark to enter into an engagement agreement with CF&Co. and its affiliates to act as financial advisor in connection with one or more third-party business combination transactions as requested by Newmark on behalf of its affiliates from time to time on specified terms, conditions and fees.

GSE Loan and Related Party Limits

In February 2019, the Audit Committee of the Company authorized Newmark and its subsidiaries to originate and service GSE loans to Cantor and its affiliates (other than BGC) and service loans originated by

Cantor and its affiliates (other than BGC) on prices, rates and terms no less favorable to Newmark and its subsidiaries than those charged by third parties. The authorization is subject to certain terms and conditions, including but not limited to: (i) a maximum amount up to $100.0 million per loan, (ii) a $250.0 million limit on loans that have not yet been acquired or sold to a GSE at any given time, and (iii) a separate $250.0 million limit on originated Fannie Mae loans outstanding to Cantor at any given time.

Services Agreement with CFE Dubai

As the Company does not yet have a presence in Dubai, in May 2020, the Audit Committee of the Company authorized Newmark & Company Real Estate, Inc. (“Newmark & Co.”), a subsidiary of Newmark, to enter into an agreement with Cantor Fitzgerald Europe (DIFC Branch) (“CFE Dubai”) pursuant to which CFE Dubai will employ and support an individual who is a resident of Dubai in order to enhance Newmark’s capital markets platform, in exchange for a fee. CFE Dubai and Newmark & Co. negotiated a Services Agreement memorializing the arrangement between the parties (the “Services Agreement”). The Services Agreement provides that Newmark & Co. will reimburse CFE Dubai for the individual’s fully allocated costs, plus a mark-up of seven percent (7%). In addition, the Audit Committee of the Company authorized the Company and its subsidiaries to enter into similar arrangements in respect of any jurisdiction, in the future, with Cantor and its subsidiaries, provided that the applicable agreements contain customary terms for arrangements of this type and that the mark-up charged by the party employing one or more individuals for the benefit of the other is between 3% and 7.5%, depending on the level of support required for the employed individual(s).

Sublease to BGC

In May 2020, RKF Retail Holdings LLC, a subsidiary of the Company, entered into a one-year sublease to BGC U.S. OpCo of approximately 21,000 rentable square feet of excess space in New York City. Under the terms of the sublease, BGC U.S. OpCo paid a fixed rent amount of $1.1 million in addition to all operating and tax expenses attributable to the lease. In May 2021, the sublease was amended and Poten & Partners Group, Inc., a wholly owned subsidiary of BGC, took over use of the space at a rate of $15 thousand per month, with terms extending on a month-to-month basis. In connection with this agreement, the Company received $0.4 million and $0.8 million from BGC for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively.

Transactions Related to Ordinary Course Real Estate Services

On November 4, 2020, the Audit Committee of the Board of Directors authorized entities in which executive officers have a non-controlling interest to engage Newmark to provide ordinary course real estate services to them as long as Newmark’s fees are consistent with the fees that Newmark ordinarily charges for these services.

Arrangement with View

On November 30, 2020, we entered into an arrangement to assist View, Inc. (“View”) in the sale of its products and services to real estate clients in exchange for commissions. View is a Silicon Valley-based producer of high-efficiency dynamic glass that controls light, heat, and glare, providing unobstructed views and privacy using a low voltage control system. In connection with the arrangement, View also agreed to engage us as its exclusive provider of real estate services for a period of at least five years. While View is not under common control with us, it was, at the time that the agreement was executed, the target of a merger with CF Finance Acquisition Corp. II, a special purpose acquisition company sponsored by Cantor.

Special Purpose Acquisition Company

As previously reported, in April 2021, Newmark OpCo and Cantor entered into various arrangements pursuant to which they agreed to co-sponsor a special purpose acquisition company, named Newmark Acquisition Corp. (the “SPAC”), in which certain of our executive officers are executive officers and are expected to be directors. Pursuant to a purchase agreement, Newmark OpCo purchased from Cantor a 75% equity interest in an entity now known as Newmark Acquisition Holdings, LLC, the sponsor of the SPAC (the “Sponsor”), for $18.8 thousand, with Cantor retaining the remaining 25% equity interest in the Sponsor. Pursuant to an amended and restated limited liability company agreement of the Sponsor, Newmark OpCo is the managing member of the Sponsor, and Newmark OpCo and Cantor have agreed to make additional equity contributions to the Sponsor in order to fund the obligations of the Sponsor with respect to the SPAC in proportion to their equity ownership in the Sponsor. Also, in April 2021, the Sponsor agreed to lend to the SPAC up to $0.3 million without interest in order to cover expenses related to any initial public offering of the SPAC; the maturity date of the loans is the earlier of the consummation of the initial public offering of the SPAC and December 31, 2021.

Retirement Fund Purchase

On April 27, 2021, a Keough retirement account held by Mr. Lutnick purchased 5,154 shares of our Class A common stock from us at the closing price of our Class A common stock on that date of $10.67 per share. The transaction was approved by our Audit Committee.

Debt Repurchase Program

On June 16, 2020, the Board of Directors and the Audit Committee authorized a debt repurchase program for the repurchase by the Company of up to $50.0 million of the Company’s 6.125% Senior Notes and any future debt securities issued by the Company hereafter (collectively, “Company debt securities”). Repurchases of Company debt securities, if any, are expected to reduce future cash interest payments, as well as future amounts due at maturity or upon redemption.

Under the authorization, the Company may make repurchases of Company debt securities for cash from time to time in the open market or in privately negotiated transactions upon such terms and at such prices as management may determine. Additionally, the Company is authorized to make any such repurchases of Company debt securities through CF&Co (or its affiliates), in its capacity as agent or principal, or such other broker-dealers as management shall determine to utilize from time to time upon customary market terms or commissions.

The timing and amount of Company debt securities repurchased under the program, if any, will be at the discretion of management, and will depend on the optimal uses of capital as determined by management, available cash, market conditions, the cost to repurchase such securities as compared to other forms of debt repayment (including debt under the Company’s revolving credit facility), and other considerations. Therefore, there can be no assurance as to the aggregate principal amount of Company debt securities, if any, repurchased. The Company may discontinue the repurchase program at any time. As of June 30, 2021, there was $50.0 million remaining under the debt repurchase program.

Share Repurchase Program

On February 17, 2021, our Board increased its authorized share repurchases of Newmark Class A Common stock and purchases of limited partnership interests in Newmark’s subsidiaries to $400.0 million. This authorization includes repurchases of shares or purchase of units from executive officers, other employees and partners, including of BGC and Cantor, as well as other affiliated persons or entities. On August 5, 2021, the Board and Audit Committee reauthorized the $400 million Newmark share repurchase and unit redemption authorization.

On May 10, 2021, the Audit Committee of the Board of Directors authorized the Company to make any such share repurchases under the program through Cantor or its affiliates, in its capacity as agent.

Knotel

On March 24, 2021, Newmark acquired the business of Knotel, Inc (“Knotel”), a global flexible workspace provider. As part of the Knotel acquisition, Newmark assigned the rights to acquire certain Knotel assets to a subsidiary of Cantor, on the terms that if the subsidiary monetized the sale of these assets, Newmark would receive 10% of the proceeds of the sale after the subsidiary recoups its investment in the assets.

On June 28, 2021, the Audit Committee authorized the Company to hire a son of its Chairman as a full-time employee of its Knotel business with an annual base salary of $125,000 and an annual discretionary bonus of up to 30%. The arrangement includes a potential profit participation consistent with other entrepreneurial arrangements in the event of certain liquidity events related to businesses developed by him.

Referral Fees to Cantor

In September 2021, the Audit Committee approved the payment of a referral fee from Newmark to Cantor Realty Capital Advisors, L.P. (“CRCA”), a subsidiary of Cantor, in relation to CRCA’s referral to Newmark of a sale and lease back transaction for a portfolio of medical office properties. Newmark paid CRCA approximately $0.3 million for the referral of the portfolio sale. Newmark management negotiated the referral arrangement with CRCA on an arm’s-length basis and the arrangement is reasonable and consistent with referral arrangements of its type between unrelated parties.

Additionally, in September 2021, the Audit Committee authorized Newmark and its subsidiaries to pay referral fees to Cantor and its subsidiaries (other than Newmark and its subsidiaries) in respect of referred business, pursuant to ordinary course arrangements in circumstances where Newmark would customarily pay referral fees to unrelated third parties and where Newmark is paying a referral fee to Cantor in an amount that is no more than the applicable percentage rate set forth in Newmark’s intra-company referral policies, as then in effect, with such fees to be at referral rates no less favorable to Newmark than would be paid to unrelated third parties.

EXPENSES OF SOLICITATION

The total cost of the proxy solicitation will be borne by us. In addition to the mails, proxies may be solicited by our directors and officers by personal interviews, telephone, or e-mail. It is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to the beneficial owners of shares of Common Equity entitled to vote at the Annual Meeting and that such persons will be reimbursed for their out-of-pocket expenses incurred in this connection. If you choose to access the proxy materials and/or vote on the Internet, you are responsible for Internet access charges you may incur.

2022 STOCKHOLDER PROPOSALS

If a stockholder desires to present a proposal for inclusion in next year’s proxy statement for our 2022 annual meeting of stockholders (assuming such meeting were to take place on approximately the same date as the 2021 meeting), the proposal must be submitted in writing to us for receipt not later than August 19, 2022. Additionally, to be included in the 2022 proxy materials, proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act. Stockholders who wish to raise a proposal for consideration at our 2022 annual meeting of stockholders, but who do not wish to submit the proposal for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, should comply with our Bylaws and deliver to us a copy of their proposal no later than August 19, 2022. If a stockholder fails to provide such notice, the respective proposal need not be addressed in the proxy materials and the proxies may exercise their discretionary voting authority if the proposal is raised at the annual meeting. In all cases, proposals should be sent to Newmark Group, Inc., 125 Park Avenue, New York, NY 10017, Attention: Corporate Secretary.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

The Company may satisfy SEC rules regarding delivery of Notices of Internet Availability of Proxy Materials, proxy statements and annual reports by delivering a single copy of these materials to an address shared by two or more Company stockholders. This delivery method is referred to as “householding” and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company will deliver only one Notice of Internet Availability of Proxy Materials to multiple stockholders who share an address and one proxy statement and annual report to multiple stockholders who share an address, and who do not participate in electronic delivery of proxy materials, unless contrary instructions are received from impacted stockholders prior to the mailing date.

We undertake to deliver promptly upon written or oral request a separate copy of the Proxy Statement and/or the 2020 Annual Report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered stockholder and prefer to receive separate copies of proxy statements or annual reports either now or in the future, please contact the Company via the contact page at ir.nmrk.com/investors/contact-us/contact-us/default.aspx or via phone at (212) 610-2426. If your stock is held through a broker or bank and you prefer to receive separate copies of proxy statements or annual reports either now or in the future, please contact such broker or bank.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any person holding more than 10% of our Class A common stock are required to file initial forms of ownership of our Class A common stock and reports of changes in that ownership with the SEC. Based solely on our review of the copies of such forms received by us with respect to 2020 and 2021 through the date hereof, the Company believes that all reports were filed on a timely basis with respect to transactions in 2020 and 2021 through the date hereof, except that (i) Mr. Merkel (a) filed a late Form 4 on March 5, 2021 to report his spouse’s disposition of shares of Class A common stock on November 9, 2020, and (b) a late Form 4 on April 29, 2021 to report his acquisition of shares of Class A common stock from the Company on March 16, 2021 and his disposition of such shares to the Company on that same day and (ii) Mr. Lutnick filed a one-day late Form 4 on July 1, 2021 to report (a) the exchange of exchangeable Newmark Holdings units into Class A common stock, (b) the grant of Class A common stock following the redemption of non-exchangeable Newmark Holdings units and (c) the grant of Class A common stock on June 28, 2021.

CODE OF ETHICS AND WHISTLEBLOWER PROCEDURES

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to members of our Board of Directors, our executive officers, other officers and our covered employees globally. The Code of Business Conduct and Ethics is publicly available on our website at www.nmrk.com/esg/governance under the heading “Code of Business Conduct & Ethics.” If we amend or grant any waiver from a provision of our Code of Business Conduct and Ethics that applies to our executive officers, we intend to publicly disclose such amendment or waiver by posting information about such amendment or waiver on our website.

In accordance with the requirements of the Sarbanes-Oxley Act, the Audit Committee has established our whistleblower policy, which sets forth procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls, or auditing matters, and for the confidential, anonymous reporting of employee concerns regarding questionable accounting or auditing matters. The Chief Legal Officer and the Corporate Secretary, and his, her or their designees and the Chair of the Audit Committee will direct the investigation of any such complaints in accordance with the procedures. Our whistleblower policy is publicly available on our website at www.nmrk.com/esg/governance under the heading “Whistleblower Complaint and Investigation Procedures for Accounting, Internal Controls, Auditing Matters and Employment and Labor Practices.” Information available on our website is not incorporated herein by reference.

MISCELLANEOUS

Our Board knows of no other business to be presented at the Annual Meeting. If, however, other matters properly do come before the Annual Meeting, it is intended that the proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons holding such proxies.

YOU ARE URGED TO CAST YOUR VOTE AS INDICATED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED.

By Order of the Board of Directors, CAROLINE A. KOSTER Corporate Secretary

New York, NY

November 5, 2021

NEWMARK GROUP, INC. 125 PARK AVENUE NEW YORK, NY 10017

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on December 16, 2021 for shares held directly and by 11:59 P.M. Eastern Time on December 14, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/nmrk2021

You may participate in the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. There will be NO physical location at which stockholders may attend the meeting.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on December 16, 2021 for shares held directly and by 11:59 P.M. Eastern Time on December 14, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D62273-Z81304 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEWMARK GROUP, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following nominees:
		☐	☐	☐
1. Election of Directors
Nominees:
01) Howard W. Lutnick 02) Michael Snow 03) Virginia S. Bauer 04) Kenneth A. McIntyre
	The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
	2. Approval of the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2021.						☐	☐	☐
	The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
	3. Approval, on an advisory basis, of executive compensation.						☐	☐	☐

NOTE: To vote by mail, please sign, date and return a proxy card using the enclosed envelope. To vote by Internet before the meeting date, please visit www.proxyvote.com, and follow the instructions. To vote via the Internet during the meeting, please visit www.virtualshareholdermeeting.com/nmrk2021, and follow the instructions. To vote by telephone, call 1-800-690-6903 and then follow the instructions. In addition, the proxy holders may vote in their discretion on such other business as may properly come before the meeting or any adjournment or postponement thereof.

		Yes	No
	HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐		Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D62274-Z81304

Newmark Group, Inc. 2021 Annual Meeting of Stockholders – December 17, 2021

The undersigned hereby appoints Howard W. Lutnick and Stephen M. Merkel, and each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Class A common stock (par value $0.01 per share) and Class B common stock (par value $0.01 per share) of Newmark Group, Inc. (the “Company”) that the undersigned is entitled to vote at the 2021 Annual Meeting of Stockholders of the Company to be held online on December 17, 2021, commencing at 11:00 a.m. (local time), and at any adjournment or postponement thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL LISTED NOMINEES AS DIRECTORS, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3.

Continued and to be signed on reverse side